                                                                    EXHIBIT 10.1

                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                                SAKS INCORPORATED

                                       AND

                                   BELK, INC.

                           DATED AS OF AUGUST 1, 2006

                                TABLE OF CONTENTS

                                                                                                            Page
                                                                                                            ----
ARTICLE I  DEFINITIONS..................................................................................       1
     Section 1.1   Definitions...........................................................................      1
     Section 1.2   Interpretation........................................................................     12

ARTICLE II  PURCHASE AND SALE...........................................................................      12
     Section 2.1   Purchase and Sale of the Shares.......................................................     12
     Section 2.2   Determination of Preliminary Working Capital..........................................     12
     Section 2.3   Purchase Price........................................................................     13
     Section 2.4   Adjustment of Purchase Price..........................................................     13
     Section 2.5   Certain Enterprise Agreements.........................................................     15
     Section 2.6   Assignment of Certain Contracts.......................................................     15

ARTICLE III  CLOSING....................................................................................      16
     Section 3.1   Closing Date..........................................................................     16
     Section 3.2   Payment on the Closing Date...........................................................     16
     Section 3.3   Buyer's Additional Closing Date Deliveries............................................     16
     Section 3.4   Seller's Closing Date Deliveries......................................................     17

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF SELLER....................................................      18
     Section 4.1   Organization of Seller; Power and Authority of Seller; Ownership of the Companies.....     18
     Section 4.2   Organization; Power and Authority; Capital Structure of the Companies.................     18
     Section 4.3   Investments...........................................................................     19
     Section 4.4   Authority of Seller; Conflicts........................................................     19
     Section 4.5   Financial Statements..................................................................     20
     Section 4.6   Operations Since Financial Statements Date............................................     20
     Section 4.7   Taxes.................................................................................     22
     Section 4.8   Governmental Permits..................................................................     23
     Section 4.9   Real Property.........................................................................     23
     Section 4.10  Personal Property Leases.............................................................      24
     Section 4.11  Intellectual Property................................................................      24
     Section 4.12  Title to Property....................................................................      25
     Section 4.13  No Violation, Litigation or Regulatory Action........................................      25
     Section 4.14  Contracts............................................................................      26
     Section 4.15  Status of Contracts..................................................................      27
     Section 4.16  ERISA................................................................................      27
     Section 4.17  Environmental Compliance.............................................................      29
     Section 4.18  Employee Relations and Agreements....................................................      29
     Section 4.19  Insurance............................................................................      31
     Section 4.20  Sufficiency of Assets................................................................      31
     Section 4.21  No Brokers...........................................................................      31
     Section 4.22  Condition of Assets..................................................................      31

     Section 4.23  No Undisclosed Liabilities...................................................      32
     Section 4.24  Industrial Development Bonds.................................................      32

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF BUYER..............................................      32
     Section 5.1   Organization of Buyer.........................................................     32
     Section 5.2   Authority of Buyer; Conflicts.................................................     32
     Section 5.3   No Violation, Litigation or Regulatory Action.................................     33
     Section 5.4   Financing.....................................................................     34
     Section 5.5   Investment Intent.............................................................     34
     Section 5.6   No Brokers....................................................................     34

ARTICLE VI  ACTION PRIOR TO THE CLOSING DATE....................................................      34
     Section 6.1   Access to Information.........................................................     34
     Section 6.2   Notifications.................................................................     35
     Section 6.3   Consents of Third Parties; Governmental Approvals.............................     35
     Section 6.4   Operations Prior to the Closing Date..........................................     37
     Section 6.5   Antitrust Law Compliance......................................................     39
     Section 6.6   Termination of Certain Intercompany Accounts; Intercompany Agreements.........     39
     Section 6.7   Indebtedness; Release of Guaranties...........................................     40
     Section 6.8   Ancillary Agreements..........................................................     40
     Section 6.9   HSBC..........................................................................     41
     Section 6.10  Treatment of Specified Assets and Liabilities................................      41
     Section 6.11  Capital Expenditures Prior to Closing........................................      42
     Section 6.12  Private Brands...............................................................      42
     Section 6.13  No Solicitation..............................................................      43

ARTICLE VII  ADDITIONAL AGREEMENTS..............................................................      43
     Section 7.1   Use of Names..................................................................     43
     Section 7.2   Tax Matters...................................................................     44
     Section 7.3   Employees and Employee Benefits...............................................     49
     Section 7.4   Securities Law Legends........................................................     54
     Section 7.5   Insurance; Risk of Loss.......................................................     54
     Section 7.6   Consents......................................................................     55
     Section 7.7   Fees and Expenses.............................................................     55
     Section 7.8   Gift Cards, Etc; Return Policies..............................................     55
     Section 7.9   HIPAA Confidentiality.........................................................     56
     Section 7.10  Non-Solicitation of Employees................................................      56
     Section 7.11  Certain Litigation...........................................................      57
     Section 7.12  Supplemental Quarterly Financial Statements..................................      57

ARTICLE VIII  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER......................................      57
     Section 8.1   HSR Act.......................................................................     57
     Section 8.2   No Order......................................................................     57
     Section 8.3   Representations and Warranties................................................     57
     Section 8.4   Performance of Obligations....................................................     58

     Section 8.5   Closing Certificate.................................     58
     Section 8.6   Release of Encumbrances and Guaranties..............     58

ARTICLE IX  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.............      58
     Section 9.1   HSR Act.............................................     58
     Section 9.2   No Order............................................     58
     Section 9.3   Representations and Warranties......................     58
     Section 9.4   Performance of Obligations..........................     58
     Section 9.5   Closing Certificate.................................     58

ARTICLE X  INDEMNIFICATION............................................      59
     Section 10.1   Indemnification by Seller..........................     59
     Section 10.2   Indemnification by Buyer...........................     60
     Section 10.3   Notice of Claims...................................     61
     Section 10.4   Determination of Amount............................     62
     Section 10.5   Third Person Claims................................     62
     Section 10.6   Limitations........................................     63
     Section 10.7   Mitigation.........................................     64

ARTICLE XI  TERMINATION...............................................      64
     Section 11.1   Termination........................................     64
     Section 11.2   Notice of Termination..............................     65
     Section 11.3   Effect of Termination..............................     65

ARTICLE XII  MISCELLANEOUS............................................      65
     Section 12.1   Survival of Representations and Warranties.........     65
     Section 12.2   Governing Law......................................     65
     Section 12.3   No Public Announcement.............................     65
     Section 12.4   Notices............................................     66
     Section 12.5   Successors and Assigns.............................     67
     Section 12.6   Access to Records after Closing....................     67
     Section 12.7   Entire Agreement; Amendments.......................     67
     Section 12.8   Interpretation.....................................     68
     Section 12.9   Waivers............................................     68
     Section 12.10  Partial Invalidity................................      68
     Section 12.11  Execution in Counterparts.........................      69
     Section 12.12  Further Assurances................................      69
     Section 12.13  Disclaimer of Warranties..........................      69
     Section 12.14  Specific Performance..............................      69
     Section 12.15  Waiver of Jury Trial..............................      70

                                    EXHIBITS

Exhibit A        Transition Services Agreement
Exhibit B        Software License Agreement
Exhibit C        CLL Licensed Departments Agreement
Exhibit D        Birmingham Sublease
Exhibit E        Private Brands Agreement
Exhibit F        Assigned Contracts
Exhibit G        Register Cash by Store
Exhibit H        Certain Enterprise Agreements
Exhibit I        Certain Business Employees
Exhibit J        Excluded Corporate Employees
Exhibit K        Third Party Brands

                                LIST OF SCHEDULES

Seller Disclosure Schedules

1.1(a)       Title Policies and Commitments
1.1(b)       Reference Working Capital Statement
4.4          No Conflicts
4.5          Financial Statements
4.6          Operations Since Financial Statements Date
4.7          Taxes
4.8          Governmental Permits
4.9(a)(i)    Leased Real Estate
4.9(a)(ii)   Owned Real Estate
4.9(b)       Zoning and Condemnation
4.9(c)       Real Estate Defaults
4.10         Personal Property Leases
4.11(a)      Registered Intellectual Property
4.11(b)      Software
4.11(c)      Right, Title and Interest in Registered Intellectual Property and Software
4.11(d)      Registrations of Registered Intellectual Property and Software
4.11(e)      Infringement of Intellectual Property
4.11(f)      Challenge to Registered Intellectual Property
4.13         Violation, Litigation or Regulatory Action of Seller
4.14         Contracts
4.15         Status of Contracts
4.16(a)      Welfare Plans and Pension Plans
4.16(b)      Compliance of Welfare Plans and Pension Plans
4.16(c)      Determination Letters for Qualified Plans
4.16(e)      Other Employee Benefits
4.16(f)      Severance Pay Plan and Severance Guidelines
4.17         Environmental Compliance

4.18(a)      Business Employees
4.18(b)      Compensation of Employees
4.18(c)      Employee Relations and Agreements
4.18(d)      Unions
4.18(e)      Employment Agreements
4.20         Excluded Items
4.23         No Undisclosed Liabilities
6.1          Access Contacts
6.4          Operations Prior to the Closing Date
6.7          Letters of Credit
6.11         Pre-Approved Capital Expenditures
7.3(c)(ii)   Seller Plans

Buyer Disclosure Schedule

5.3          Violation, Litigation or Regulatory Action of Buyer

                            STOCK PURCHASE AGREEMENT

            STOCK PURCHASE AGREEMENT, dated as of August 1, 2006 (this "Agreement"), by and between Saks Incorporated, a Tennessee corporation ("Seller"), and Belk, Inc., a Delaware corporation ("Buyer").

                             PRELIMINARY STATEMENT:

            WHEREAS, Seller is the owner of all of the outstanding capital stock of Parisian Stores, Inc., an Alabama corporation, Parisian Wholesalers, Inc., an Alabama corporation, and Parisian Alabama, Inc., a Delaware corporation (each, a "Company" and, collectively, the "Companies"); and

            WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the capital stock of the Companies, all on the terms and subject to the conditions set forth herein.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between Seller and Buyer as follows:

                                    ARTICLE I
                                   DEFINITIONS

            Section 1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1.

            "ALTERNATIVE PROPOSAL" means any proposal with respect to any purchase of all or substantially all of the assets used in the Business, whether by merger, consolidation, acquisition of equity securities or assets, or otherwise (other than any transaction with Buyer or its Affiliates); provided, however, that, for the avoidance of doubt, any Seller Acquisition Proposal and any proposal or offer relating exclusively to assets and properties of Seller and/or its Affiliates not being sold pursuant to this Agreement shall in no event be deemed to be an Alternative Proposal.

            "ADJUSTED PURCHASE PRICE" has the meaning specified in Section 2.4(f)(i).

            "AFFILIATE" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. As used herein, "control" means the power to direct the management or affairs of a Person and "ownership" means the beneficial ownership of more than 50% of the equity securities of the Person.

            "AFFILIATED GROUP" means any affiliated group within the meaning of
Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or non-U.S. law.

            "AGGREGATE FLEX PLAN BALANCES" has the meaning specified in Section 7.3(i).

            "AGREED RATE" means an annual rate equal to the three-month LIBOR rate in effect as of the third business day prior to the date such payment is made.

            "ALLOCATION SCHEDULE" has the meaning specified in Section 7.2(e)(iii).

            "APPRAISAL" has the meaning specified in Section 7.2(e)(ii).

            "APPRAISER" has the meaning specified in Section 7.2(e)(ii).

            "APPROVED CAPITAL EXPENDITURES" means all Capital Expenditures approved by Buyer that are not contemplated by the fiscal 2006 capital budget for the Business made available to Buyer, which approval shall not be unreasonably withheld, conditioned or delayed.

            "ARBITRATOR" has the meaning specified in Section 2.4(c).

            "ASSIGNED CONTRACTS" has the meaning specified in Section 2.6.

            "ASSUMED CONTRACT LIABILITIES" has the meaning specified in Section 2.6.

            "BIRMINGHAM SUBLEASE" has the meaning specified in Section 6.8(d).

            "BUSINESS" means the retail store business conducted under the trade name of Parisian, together with all administrative and distribution activities associated therewith.

            "BUSINESS AGREEMENTS" has the meaning specified in Section 4.15.

            "BUSINESS EMPLOYEES" means all employees (whether full-time, part-time or otherwise) located at the stores of the Business, the distribution facility in Steele, Alabama and the corporate headquarters in Birmingham, Alabama, those employees associated with corporate offices located at the stores of the Business and all employees engaged in the Business listed on Exhibit I (which exhibit excludes the names and any other personally identifying information), excluding (a) those employees located at the corporate headquarters in Birmingham, Alabama and identified on Exhibit J and (b) all employees of the Club Libby Lu business.

            "BUYER" has the meaning specified in the first paragraph of this Agreement.

            "BUYER ANCILLARY AGREEMENTS" means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

            "BUYER DISCLOSURE SCHEDULE" has the meaning specified in Section
5.3.

            "BUYER GROUP MEMBER" means (a) Buyer and its Affiliates, (b) directors, officers and employees of Buyer and its Affiliates and (c) the successors and assigns of the foregoing.

            "BUYER'S DC PLAN" has the meaning specified in Section 7.3(j)(ii).

            "BUYER'S FLEX PLANS" has the meaning specified in Section 7.3(i).

            "BUYER'S PLANS" has the meaning specified in Section 7.3(c)(iii).

            "BUYER'S WELFARE PLANS" has the meaning specified in Section 7.3(c)(iii).

            "CAPITAL EXPENDITURES" means (i) any additions to or replacements of property, plant and/or equipment and (ii) any other expenditures that would be capitalized on Seller's balance sheet in accordance with Seller's capitalization policy.

            "CHANGE IN LAW" means the adoption, promulgation, modification or reinterpretation of any law, rule, regulation, ordinance or order or any other Requirements of Law of any Governmental Body which occurs subsequent to the date of this Agreement.

            "CLAIM NOTICE" has the meaning specified in Section 10.3.

            "CLL LICENSED DEPARTMENTS AGREEMENT" has the meaning specified in
Section 6.8(c).

            "CLOSING" means the closing of the transfer of the Shares from Seller to Buyer.

            "CLOSING DATE" has the meaning specified in Section 3.1.

            "CLOSING DATE INTEREST" has the meaning specified in Section 2.3.

            "COBRA" has the meaning specified in Section 7.3(h).

            "CODE" means the Internal Revenue Code of 1986, as amended.

            "COMPANIES" has the meaning specified in the Preliminary Statement to this Agreement.

            "COMPANY PLAN" means any Pension Plan or Welfare Plan that is sponsored by any Company in which only Business Employees are participating or under which only current or former employees of the Business have accrued any benefits while employed by the Companies to which they remain entitled and with respect to which any Company has any liability.

            "CONFIDENTIALITY AGREEMENT" means that certain letter agreement dated January 17, 2006 between Seller and Buyer.

            "CONTRACTS" means all contracts, guarantees, leases, licenses (including those relating to concessions or licensed departments), Software licenses, commitments (including purchase orders) and other agreements (exclusive of Lease Agreements and Real Estate Agreements).

            "COURT ORDER" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal, and any award in any arbitration proceeding.

            "COVERED PERSONS" has the meaning specified in Section 7.3(c)(ii).

            "CREDIT AGREEMENT" means the Amended and Restated Credit Agreement dated as of November 26, 2003, as amended, among Seller, as borrower, Fleet Retail Group, Inc., as Agent, and the other financial institutions party thereto, as lenders.

            "CUT-OFF DATE" has the meaning specified in Section 3.1.

            "CUT-OFF DATE WORKING CAPITAL STATEMENT" has the meaning specified in Section 2.4(a).

            "DOJ" has the meaning specified in Section 6.5.

            "EFFECTIVE TIME" has the meaning specified in Section 3.1.

            "EMPLOYMENT AGREEMENT" means any employment contract, termination or severance agreement, change of control agreement or any other agreement respecting the terms and conditions of employment or payment of compensation in respect to any current or former officer or employee of the Business.

            "ENCUMBRANCE" means any lien, charge, security interest, encumbrance, mortgage, pledge, easement, conditional sale or other title retention agreement, title exception, defect in title or other restrictions of a similar kind.

            "ENVIRONMENTAL LAW" means all Requirements of Law relating to or addressing pollution or protection of the environment, or the handling, storage or disposal of hazardous substances as defined in such Environmental Laws.

            "ENVIRONMENTAL PERMITS" means all permits, licenses or authorizations required pursuant to any Environmental Law.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

            "EXCLUDED TAXES" has the meaning specified in Section 7.2(a)(i).

            "EXPENSES" means any and all reasonable out-of-pocket expenses incurred in connection with defending or asserting any claim, action, suit or proceeding hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, expert witnesses, accountants and other professionals).

            "FINAL WORKING CAPITAL" has the meaning specified in Section 2.4(a).

            "FINANCIAL STATEMENTS" has the meaning specified in Section 4.5.

            "FINANCIAL STATEMENTS DATE" means April 29, 2006.

            "FLSA" means the United States Fair Labor Standards Act, as amended, and the rules and regulations promulgated thereunder.

            "FTC" has the meaning specified in Section 6.5.

            "GAAP" means United States generally accepted accounting principles, consistently applied by Seller, in effect at the date of the financial statement to which it refers.

            "GOVERNMENTAL BODY" means any foreign, federal, state, local or other governmental authority or regulatory body.

            "GOVERNMENTAL PERMITS" has the meaning specified in Section 4.8.

            "HIPAA" has the meaning specified in Section 7.9.

            "HSBC" has the meaning specified in Section 6.9.

            "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "IDB LEASE" has the meaning specified in Section 4.24.

            "IDENTIFIED GUARANTIES" has the meaning specified in Section 6.7.

            "INCOME TAXES" means Taxes imposed upon or based upon net income.

            "INDEMNIFIED PARTY" has the meaning specified in Section 10.3.

            "INDEMNITOR" has the meaning specified in Section 10.3.

            "INDENTURES" means the (a) Indenture, dated as of November 9, 1998, among Seller, the Subsidiary Guarantors and The Bank of New York (successor to JPMorgan Chase Bank, N.A.), (b) Indenture, dated as of December 2, 1998, among Seller, the Subsidiary Guarantors and The Bank of New York (successor to JPMorgan Chase Bank, N.A.), (c) Indenture, dated as of February 17, 1999, among Seller, the Subsidiary Guarantors and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), (d) Indenture, dated as of October 4, 2001, among Seller, the Subsidiary Guarantors and The Bank of New York (successor to JPMorgan Chase Bank, N.A.), (e) Indenture, dated as of December 8, 2003, among Seller, the Subsidiary Guarantors and the Bank of New York, and (f) Indenture, dated as of March 23, 2004, among Seller, the Subsidiary Guarantors and The Bank of New York Trust Company, N.A.

            "INTELLECTUAL PROPERTY" means any or all of the following and all rights, arising out of or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), improvements, technical data, Trade Secrets, and all documentation relating to any of the foregoing throughout the world; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; and (vii) any similar or equivalent rights to any of the foregoing anywhere in the world.

            "INTERCOMPANY AGREEMENTS" has the meaning specified in Section
6.6(b).

            "INTERIM BALANCE SHEET" has the meaning specified in Section 4.5.

            "INTERIM FINANCIAL STATEMENTS" has the meaning specified in Section 4.5.

            "INVENTORY SCHEDULE" has the meaning specified in Section 2.4(h).

            "KEY EMPLOYEES" means all Business Employees whose annual base salaries exceed $150,000.

            "KNOWLEDGE OF BUYER" means, as to a particular matter, the current actual knowledge of the executive officers of Buyer (as the term "executive officer" is defined in Rule 3b-7 under the Exchange Act).

            "KNOWLEDGE OF SELLER" means, as to a particular matter, the current actual knowledge of the executive officers of Seller (as the term "executive officer" is defined in Rule 3b-7 under the Exchange Act), the Chief Executive Officer of the Business and the Senior Vice President - Real Estate with responsibilities for the Business.

            "LABOR LAWS" means all Requirements of Law concerning labor relations, unions, and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours, or occupational safety and health, including ERISA, the United States Immigration Reform and Control Act of 1986, the United States National Labor Relations Act, the United States Civil Rights Acts of 1866 and 1964, the United States Equal Pay Act, the United States Age Discrimination in Employment Act, the United States Americans with Disabilities Act, the United States Family Medical Leave Act, the United States Worker Adjustment and Retraining Notification Act, the United States Occupational Safety and Health Adjustment and Retraining Notification Act, the United States Occupational Safety and Health Act, the United States Davis Bacon Act, the United States Walsh-Healy Act, the United States Service Contract Act, United States Executive Order 11246, the United States Fair Labor Standards Act and the United States Rehabilitation Act of 1973, as each such act is amended, and all rules and regulations promulgated under such acts.

            "LEASE AGREEMENTS" has the meaning specified in Section 4.9(c).

            "LEASED REAL ESTATE" means the leasehold and subleasehold interests of the Companies in all real property listed on Schedule 4.9(a)(i) of the Seller Disclosure Schedule.

            "LOSSES" means any and all out-of-pocket losses, costs, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

            "MATERIAL ADVERSE EFFECT" means any change or effect that, when taken together with all other changes or effects, has or is reasonably likely to have a material adverse effect on the assets, results of operations or financial condition of the Business taken as a whole, other than any change or effect resulting from or relating to (a) economic conditions, (b) global financial or capital markets, (c) the retail department store industry, (d) the public disclosure of the transactions contemplated by this Agreement, (e) the consummation of the transactions contemplated by this Agreement or compliance with the terms of this Agreement, (f) any Change In Law or (g) acts of terrorism or war (whether or not declared).

            "NON-PREVAILING PARTY" has the meaning specified in Section 2.4(d).

            "NOTICE OF DISAGREEMENT" has the meaning specified in Section
2.4(b).

            "OTHER GUARANTIES" has the meaning specified in Section 6.7.

            "OWNED REAL ESTATE" means the real property listed on Schedule 4.9(a)(ii) of the Seller Disclosure Schedule, together with all interests of the Companies in the buildings, structures, installations, fixtures, trade fixtures and other improvements situated thereon and all easements, rights of way and other rights, interests and appurtenances of the Companies therein or thereunto pertaining.

            "PENSION PLAN" means any pension plan, as defined in Section 3(2) of ERISA, applied without regard to the exceptions from coverage contained in Sections 4(b)(4) or 4(b)(5) thereof.

            "PERMITTED ENCUMBRANCES" means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable, or which are being contested in accordance with applicable Requirements of Law; (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable; (c) Encumbrances identified on the Schedules to this Agreement; (d) source code escrow agreements for Software owned by the Companies listed on
Schedule 4.11(b) of the Seller Disclosure Schedule; (e) Encumbrances evidenced by any security agreement, financing statement, purchase money agreement, conditional sales contract, capital lease or operating lease, or by any license, coexistence agreement, undertaking, declaration, limitation of use or consent to use, in each case that is described in Schedule 4.14 of the Seller Disclosure Schedule or the non-disclosure of which therein does not constitute a misrepresentation under Section 4.14; and (f) other Encumbrances or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfection.

            "PERMITTED REAL PROPERTY EXCEPTIONS" means, collectively, (a) liens, charges, encumbrances and exceptions for Taxes and other governmental charges and assessments (including special assessments) that are not yet due and payable; (b) all Real Estate Agreements; (c) all matters and exceptions set forth in the title insurance policies or commitments set forth in Schedule 1.1(a) of the Seller Disclosure Schedule; (d) liens, charges, encumbrances or title exceptions or imperfections with respect to the Owned Real Estate created by or resulting from the acts or omissions of Buyer or any of its Affiliates, employees, officers, directors, agents, representatives, contractors, invitees or licensees; (e) liens, charges, encumbrances and/or title exceptions or imperfections created by any of the documents to be executed in connection with the Closing or this Agreement whether prior to, at or after the Closing; (f) all matters that may be shown by a current, accurate survey or physical inspection of the Owned Real Estate; (g) Requirements of Law, including building and zoning laws, ordinances and regulations now or hereafter in effect relating to the Owned Real Estate; (h) any and all service contracts and agreements affecting the Owned Real Estate as of the date hereof, and any and all service contracts and agreements entered into after the date of this Agreement in accordance with the provisions of this Agreement, in each case, to the extent in effect as of the Closing; (i) violations of laws, regulations, ordinances, orders or requirements, if any, arising out of any Change in Law; (j) all matters disclosed prior to the date hereof in or readily discernible from the materials, documents, and reports made available to Buyer (i) in the virtual data room maintained by Seller in Sections 9.04 (Real Estate Documents), 9.05 (Existing Owned Property Title Policies and Commitments) and 9.07 (Updated Owned Property Title Commitments) thereof and (ii) on the Chicago Title Insurance Company website; (k) any Permitted Encumbrance to the extent applicable or relating to, or otherwise affecting, the Real Estate; and (l) easements, rights of way, restrictions, covenants or other similar matters that are not material in amount or do not materially detract from the value or materially impair the existing use of the Real Estate affected by such easement, right of way, restriction, covenant or other matter.

            "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or Governmental Body, or any department, agency or political subdivision thereof.

            "PLANS" means the Company Plans and Seller Plans.

            "PRE-APPROVED CAPITAL EXPENDITURES" has the meaning specified in
Section 6.11.

            "PRELIMINARY PURCHASE PRICE" means the Purchase Price, either (a) plus the difference between Preliminary Working Capital and Reference Working Capital, if Preliminary Working Capital exceeds Reference Working Capital or (b) minus the difference between Reference Working Capital and Preliminary Working Capital, if Reference Working Capital exceeds Preliminary Working Capital.

            "PRELIMINARY WORKING CAPITAL" has the meaning specified in Section 2.2.

            "PRIOR ENTITIES" means the Affiliates of Seller that owned or operated assets of the Business prior to the transfer of such assets to the Companies.

            "PRIVATE BRANDS AGREEMENT" has the meaning specified in Section 6.8(e).

            "PROGRAM AGREEMENT" has the meaning specified in Section 6.9.

            "PURCHASE PRICE" has the meaning specified in Section 2.3.

            "REAL ESTATE" means the Owned Real Estate and the Leased Real
Estate.

            "REAL ESTATE AGREEMENTS" means all reciprocal easement and operating agreements, agreements supplemental thereto, easements, each Company's interests as landlord under any leases or subleases, purchase and lease-termination options, rights of first refusal or first offer, subordination, non-disturbance and attornment agreements, and other agreements that run with the land and in each case are appurtenant to the Real Estate and other agreements (other than Lease Agreements) that relate to the occupancy or operation of the Real Estate.

            "REFERENCE WORKING CAPITAL" has the meaning specified in Section 2.4(e).

            "REFERENCE WORKING CAPITAL STATEMENT" means the working capital statement set forth in Schedule 1.1(b) of the Seller Disclosure Schedule, together with supporting documentation.

            "REGISTER CASH" means the "register" cash for each store of the Business in the amount set forth in Exhibit G.

            "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications or other registrations or applications related to trademarks and service marks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with or recorded with any federal, state, local or foreign Governmental Body or other public body.

            "REQUIRED CONSENTS" has the meaning specified in Section 7.6.

            "REQUIREMENTS OF LAW" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body.

            "RETAINED EMPLOYEES" has the meaning specified in Section 7.3(a).

            "RETAINED NAMES AND MARKS" has the meaning specified in Section 7.1(a).

            "SEC" means the United States Securities and Exchange Commission.

            "SECTION 338 TAXES" means Taxes imposed by any taxing jurisdiction with respect to which a Section 338(h)(10) Election is expressly made in accordance with Section 7.2(e), to the extent such Taxes are imposed as a result of such Section 338(h)(10) Election.

            "SECTION 338(h)(10) ELECTIONS" has the meaning specified in Section 7.2(e)(i).

            "SECTION 6.10 TAXES" has the meaning specified in Section 7.2(a)(i).

            "SECURITIES ACT" means the Securities Act of 1933, as amended.

            "SELLER" has the meaning specified in the first paragraph of this Agreement.

            "SELLER ACQUISITION PROPOSAL" means any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving any purchase of all or substantially all of the common stock, par value $0.10 per share, of Seller.

            "SELLER ANCILLARY AGREEMENTS" means all agreements, instruments and documents being or to be executed and delivered by Seller under this Agreement or in connection herewith.

            "SELLER DISCLOSURE SCHEDULE" has the meaning specified in Section 4.4(b).

            "SELLER GIFT PROGRAMS" means all gift certificate, gift card, merchandise voucher, coupon, refund or other loyalty, frequent shopper or similar program relating to the Business.

            "SELLER GROUP MEMBER" means (a) Seller and its Affiliates, (b) directors, officers and employees of Seller and its Affiliates and (c) the successors and assigns of the foregoing.

            "SELLER PLAN" means any Pension Plan or Welfare Plan that is sponsored by Seller in which any Business Employees are participating or under which any current or former employees of the Business have accrued any benefits while employed by the Companies to which they remain entitled or with respect to which Seller has any liability.

            "SELLER RETURN POLICIES" means all return policies for merchandise purchased in connection with the Business.

            "SELLER'S DC PLAN" has the meaning specified in Section 7.3(j)(i).

            "SELLER'S FLEX PLANS" has the meaning specified in Section 7.3(i).

            "SEVERANCE PAY PLAN" has the meaning specified in Section 4.16(f).

            "SHARES" has the meaning specified in Section 2.1.

            "SOFTWARE" means computer software programs and related documentation and materials, whether in source code, object code or human readable form; provided, however, that

Software does not include (a) software that is available generally through retail stores or distribution networks or is otherwise subject to "shrink-wrap" license or "click-through" agreements including any software installed in the ordinary course of business as a standard part of hardware, equipment or fixtures purchased by Seller or the Companies and used in the Business, or (b) any software that is used by Seller in connection with providing services under the Transition Services Agreement.

            "SOFTWARE LICENSE AGREEMENT" has the meaning specified in Section 6.8(b).

            "STRADDLE PERIOD" means any taxable year or period beginning before and ending after the Cut-Off Date.

            "TAX" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Body.

            "TAX PACKAGE" has the meaning specified in Section 7.2(b)(iii).

            "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

            "TAX SHARING ARRANGEMENT" means any written agreement or arrangement providing for the allocation or payment of Tax liabilities or payment for Tax benefits computed on a combined, unitary, consolidated or similar basis between any of the Companies, on the one hand, and any other Person, on the other.

            "THIRD PARTY BRAND LICENSORS" has the meaning specified in Section 6.12(a).

            "TRADE SECRETS" means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans or other proprietary information that provides the owner with a competitive advantage.

            "TRANSFER TAXES" has the meaning specified in Section 7.2(a)(vi).

            "TRANSITION SERVICES AGREEMENT" has the meaning specified in Section 6.8(a).

            "WELFARE PLAN" means any welfare plan, as defined in Section 3(1) of ERISA, applied without regard to the exceptions from coverage contained in Sections 4(b)(4) or 4(b)(5) thereof.

            "WORKING CAPITAL" has the meaning specified in Section 2.4(g).

            "YEAR-END BALANCE SHEET" has the meaning specified in Section 4.5.

            "YEAR-END FINANCIAL STATEMENTS" has the meaning specified in Section 4.5.

            Section 1.2 Interpretation. In this Agreement (including the Seller Disclosure Schedule):

            (a) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

            (b) "including" means "including without limitation";

            (c) "business day" means any day other than a Saturday, Sunday, or a day that is a statutory holiday under the laws of the United States or the State of Tennessee;

            (d) the use of headings is for convenience of reference only and shall not affect the meaning or interpretation of this Agreement (including the Disclosure Schedules);

            (e) when calculating the period of time within which or following which any act is to be done or step taken, the date that is the reference day in calculating such period shall be excluded and, if the last day of such period is not a business day, the period shall end on the next day that is a business day;

            (f) all dollar amounts are expressed in United States funds, and all amounts payable hereunder shall be paid in United States funds;

            (g) money shall be tendered by wire transfer of immediately available federal funds to the account designated in writing by the party that is to receive such money;

            (h) the words "hereof," "hereby," "herein," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not only to a particular Section in which such words appear; and

            (i) references herein to articles, sections, exhibits and schedules mean the articles and sections of, and the exhibits and schedules attached to, this Agreement.

                                   ARTICLE II
                               PURCHASE AND SALE

            Section 2.1 Purchase and Sale of the Shares. On the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of the issued and outstanding capital stock of the Companies (the "Shares").

            Section 2.2 Determination of Preliminary Working Capital. At least two business days prior to the Closing Date, Seller shall deliver to Buyer a certificate executed on behalf of Seller by any Vice President of Seller, dated the date of its delivery, stating that there has been conducted under the supervision of such officer a review of all relevant information and data then available and setting forth Seller's good faith estimate of Final Working Capital ("Preliminary Working Capital").

            Section 2.3 Purchase Price. The purchase price for the Shares shall be equal to $285,000,000 (two hundred eighty-five million dollars) (the "Purchase Price"), subject to adjustment in accordance with Section 2.4. The Preliminary Purchase Price shall be paid by Buyer pursuant to Section 3.2. To compensate Seller for the Closing occurring after the Cut-Off Date, Buyer shall pay Seller at Closing an additional amount (the "Closing Date Interest") equal to interest on the Preliminary Purchase Price, calculated on the basis of the number of days (excluding the Closing Date) by which the Closing follows the Cut-Off Date at the Agreed Rate.

            Section 2.4 Adjustment of Purchase Price.

            (a) Within 45 days after the Closing Date, Seller shall prepare and deliver to Buyer a statement (the "Cut-Off Date Working Capital Statement") setting forth Working Capital as of the Effective Time (the determination of Working Capital, as it may be adjusted under this Section 2.4 in the event of a Notice of Disagreement, is referred to as "Final Working Capital"). Buyer shall reasonably assist Seller and its representatives in the preparation of the Cut-Off Date Working Capital Statement and shall provide Seller and its representatives reasonable access at all reasonable times to the personnel, properties, books and records of Buyer and the Companies for such purpose.

            (b) The Cut-Off Date Working Capital Statement shall become final and binding upon the parties on the 30th day following receipt thereof by Buyer unless Buyer gives written notice of its disagreement ("Notice of Disagreement") to Seller before such date. The Notice of Disagreement must set forth Buyer's determination of Final Working Capital and specify in reasonable detail the nature of any disagreement with Seller's determination. The only disagreements that may be set forth in the Notice of Disagreement pursuant to this Section 2.4(b) are those that relate to (x) any claimed inconsistencies between the principles used in the preparation of the Cut-Off Date Working Capital Statement and the principles used in the preparation of the Reference Working Capital Statement or (y) disputes regarding the Inventory Schedule prepared, pursuant to
Section 2.4(h), or (z) errors in mathematical computation. Notwithstanding anything to the contrary in this Section 2.4, no disagreement set forth in the Notice of Disagreement may relate to the principles used in the preparation of the Cut-Off Date Working Capital Statement, so long as those principles are consistently applied with the Reference Working Capital Statement. If a valid Notice of Disagreement is received by Seller in a timely manner, then the Cut-Off Date Working Capital Statement and Final Working Capital shall become final and binding upon the parties on the earlier of (i) the date the parties resolve in writing any differences they have with respect to all matters specified in the Notice of Disagreement and (ii) the date any disputed matters are finally resolved in writing by the Arbitrator.

            (c) During the 30-day period following the delivery of a Notice of Disagreement, Seller and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to any matter specified in the Notice of Disagreement. If, at the end of such 30-day period, Seller and Buyer have not reached agreement on all such matters, then the matters that remain in dispute shall be promptly submitted to an arbitrator (the "Arbitrator") for review and resolution. The Arbitrator shall be a nationally recognized independent public accounting firm as shall be agreed upon by the parties in writing, provided that the Arbitrator will not be an accounting firm used by either Seller or Buyer for audit or valuation purposes. The procedures for the arbitration shall be determined by the Arbitrator. The Arbitrator shall render a decision resolving the matters in dispute within 30 days following completion of the submissions to the Arbitrator. Any item not specifically referred to in the Notice of Disagreement shall be deemed final and binding on Buyer and Seller in the manner set forth in the Cut-Off Date Working Capital Statement. The Arbitrator shall determine Final Working Capital based solely on presentations made by Seller and Buyer (and not by independent review).

            (d) The Non-Prevailing Party in any arbitration before the Arbitrator shall pay its own expenses incurred with respect to the arbitration and shall pay a percentage of (i) the fees and expenses of the Arbitrator plus
(ii) the reasonable out-of-pocket expenses (including reasonable attorneys' fees) of the other party incurred with respect to the arbitration, which percentage shall be calculated by dividing (A) an amount equal to the difference between the Non-Prevailing Party's determination of Final Working Capital, as submitted to the Arbitrator, and the Arbitrator's determination of Final Working Capital by (B) an amount equal to the difference between the parties' respective determinations of Final Working Capital, as submitted to the Arbitrator. The other party shall pay the remainder of the fees and expenses of the Arbitrator and its own expenses not required to be paid by the Non-Prevailing Party hereunder. A party is the "Non-Prevailing Party" if the Arbitrator's determination of Final Working Capital is closer to the other party's determination of Final Working Capital, as submitted to the Arbitrator, than it is to that party's determination of Final Working Capital, as submitted to the Arbitrator. In resolving any matter specified in the Notice of Disagreement, the Arbitrator shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.

            (e) For purposes of this Agreement, "Reference Working Capital" means $97,603,179.

            (f) (i) If Final Working Capital exceeds Reference Working Capital, the Purchase Price shall be increased by the amount by which Final Working Capital exceeds the Reference Working Capital. If Reference Working Capital exceeds Final Working Capital, the Purchase Price shall be reduced by the amount by which Reference Working Capital exceeds Final Working Capital. The Purchase Price, as increased or decreased by the adjustment provided for in this Section 2.4(f)(i), is referred to as the "Adjusted Purchase Price."

      (ii) If the Preliminary Purchase Price is less than the Adjusted Purchase Price, Buyer shall, and if the Preliminary Purchase Price is more than the Adjusted Purchase Price, Seller shall, within five business days after the Cut-Off Date Working Capital Statement becomes final and binding on the parties, make payment to the other party of the amount of such difference, together with interest thereon at the Agreed Rate, calculated on the basis of the number of days elapsed from the Closing Date through but excluding the payment date.

            (g) The term "Working Capital" means (i) the sum of the asset accounts of the Business included in the Reference Working Capital Statement, minus (ii) the sum of the liability accounts of the Business included in the Reference Working Capital Statement. The computation of Working Capital will be done in a manner consistent with the methods used in the preparation of the Reference Working Capital Statement, and the governing principle will be that the adjustment contemplated by this Section 2.4(g) can be appropriately measured only when Reference Working Capital and Final Working Capital are computed on the same basis, using the same principles and methodologies consistently applied; provided, however, that if the Closing does not occur at the end of one of Seller's fiscal quarters, accounts payable shall be reduced by the amount of vendor allowances collected by Buyer or the Companies following the Cut-Off Date with respect to the fiscal quarter in which the Closing occurs, multiplied by a fraction, the numerator of which is the number of days elapsed prior to the Cut-Off Date in the fiscal quarter in which the Closing occurs, and the denominator of which is 91 days. Following the Cut-Off Date, Buyer shall, and shall cause the Companies to, collect vendor allowances in the ordinary course of business consistent with the past practice of the Business. Working Capital shall not include any liability or obligation with respect to Income Taxes. Final Working Capital shall not include any performance bonuses accrued for Retained Employees under the bonus programs described in item 5 of Schedule 4.16(e) of the Seller Disclosure Schedule and set forth on Schedule 1.1(b) as account number 409402/409602 - Accrued Bonus.

            (h) Seller shall prepare a schedule (the "Inventory Schedule") that contains a roll forward of the July 2006 physical inventory data to the Cut-Off Date, using Seller's standard procedures for rolling forward physical inventory data, and promptly following the completion of the Inventory Schedule, Seller shall deliver to Buyer a copy of the Inventory Schedule. In the event that there is any dispute regarding the Inventory Schedule prepared pursuant to this
Section 2.4(h), such dispute shall be resolved in connection with the determination of Final Working Capital, as set forth in Sections 2.4(b) - 2.4(d).

            Section 2.5 Certain Enterprise Agreements. Exhibit H sets forth certain agreements relating both to the Business and to other businesses or operations of Seller and its Affiliates. The parties agree to use commercially reasonable efforts to obtain the necessary approvals, consents and waivers so that Buyer may use that portion of such agreements (and any applicable schedules thereto) that relate exclusively to the Business; provided, however, that Seller and its Affiliates shall not be required to make any payments or offer or grant any accommodation (financial or otherwise) to any third party to obtain any approval, consent or waiver. If, prior to the Closing, all necessary approvals, consents and waivers are not obtained with respect to any such agreement, then (to the maximum extent permitted by Requirements of Law or any applicable agreement) to the extent related to the Business, Buyer shall be responsible for the obligations and liabilities of the Business under such agreement after the Cut-Off Date (but not such agreement itself), and Buyer shall receive the claims, rights and benefits of Seller arising under such agreement or resulting therefrom after the Cut-Off Date (but not such agreement itself).

            Section 2.6 Assignment of Certain Contracts. At the Closing, Seller agrees to, and to cause Seller's Affiliates to, assign, sell, transfer, convey and deliver to Buyer, and Buyer agrees to acquire from Seller and its Affiliates, all of Seller's and its Affiliates' right, title and interest as of the Effective Time in all Contracts (excluding Seller's agreements with each of the owners or licensors of the private brands set forth in Exhibit K) which, although none of the Companies is the contracting party thereto, is in each case solely related to the Business (other than with respect to purchase orders, which shall be transferred to Buyer to the extent they relate to the Business), together with those Contracts set forth in Exhibit F hereto (collectively, the "Assigned Contracts"). At the Closing, Buyer shall assume, and hereby agrees to pay, perform and observe fully and timely, effective as of the Effective Time, all liabilities and obligations relating to or arising out of the Assigned Contracts (collectively, the liabilities and obligations so assumed being referred to as the "Assumed Contract Liabilities").

                                  ARTICLE III
                                    CLOSING

            Section 3.1 Closing Date. The Closing shall be held at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603, at 10:00 a.m. Chicago time on October 2, 2006 (or, if the conditions set forth in Articles VIII and IX have not been satisfied or waived, other than those conditions that are intended to be satisfied at the Closing, by the appropriate party by such date, subject to the provisions of Article XI, at 10:00 a.m. Chicago time on the first Monday that is a business day immediately following the end of one of Seller's fiscal weeks and following the date on which all of the conditions to Closing set forth in Articles VIII and IX shall have been so satisfied or waived (other than those conditions that are intended to be satisfied at the Closing)), or at such other place, time and day as shall be agreed upon by Buyer and Seller. The date on which the Closing is actually held is referred to herein as the "Closing Date," although the transfer of the Shares shall be effective (other than for Tax purposes) as of 11:59 p.m. Chicago time (the "Effective Time") on the Saturday immediately preceding the Closing Date (the "Cut-Off Date").

            Section 3.2 Payment on the Closing Date. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Articles VIII and IX, at the Closing Buyer shall pay Seller an amount equal to the Preliminary Purchase Price by wire transfer of immediately available funds to the bank account or accounts specified by Seller.

            Section 3.3 Buyer's Additional Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Articles VIII and IX, at the Closing Buyer shall deliver to Seller all of the following:

            (a) Certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to (i) no amendments to the certificate of incorporation of Buyer since a specified date; (ii) the bylaws of Buyer; (iii) the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement, any Buyer Ancillary Agreement and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement;

            (b) The certificate contemplated by Section 9.5, duly executed by a duly authorized officer of Buyer;

            (c) The Software License Agreement, the CLL Licensed Departments Agreement (if not previously executed), the Transition Services Agreement, the Birmingham Sublease and the Private Brands Agreement, in each case duly executed on behalf of Buyer and, where applicable, the Companies;

            (d) Any real estate transfer Tax declarations required to be executed or filed;

            (e) The letter of credit required by the Private Brands Agreement;
and

            (f) Internal Revenue Service Form 8023, with Section A thereof completed and duly executed by a duly authorized officer of Buyer.

            Section 3.4 Seller's Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Articles VIII and IX, at the Closing Seller shall deliver to Buyer all of the following:

            (a) Certificate of the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the amended and restated charter of Seller since a specified date; (ii) the amended and restated bylaws of Seller; (iii) the resolutions of the Board of Directors of Seller authorizing the execution and performance of this Agreement, any Seller Ancillary Agreement to which Seller is a party and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Seller executing this Agreement and any Seller Ancillary Agreement to which Seller is a party;

            (b) Certificate of the secretary or an assistant secretary of each Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the articles of incorporation of such entity and (ii) the by-laws of such entity;

            (c) The certificate(s), if any, representing all of the Shares, accompanied by duly executed stock powers or similar instruments of assignment;

            (d) The certificate contemplated by Section 8.5, duly executed by a duly authorized officer of Seller;

            (e) The Software License Agreement, the CLL Licensed Departments Agreement (if not previously executed), the Transition Services Agreement, the Birmingham Sublease and the Private Brands Agreement, in each case, duly executed on behalf of Seller or its Affiliates;

            (f) The written resignations of the directors of the Companies;

            (g) Any real estate transfer Tax declarations required to be executed or filed; and

            (h) Internal Revenue Service Form 8023, with Sections B and C thereof completed and duly executed by a duly authorized officer of Seller.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

            As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows:

            Section 4.1 Organization of Seller; Power and Authority of Seller; Ownership of the Companies. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. All of the issued and outstanding equity interests of each Company are held of record and beneficially owned directly or indirectly by Seller. Seller is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities, in each case in respect of the Business, makes such qualifications necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Seller has the corporate power and authority to own or lease and operate its assets with respect to the Business and to carry on the Business in the manner it was conducted immediately prior to the date of this Agreement.

            Section 4.2 Organization; Power and Authority; Capital Structure of the Companies. (a) Each of the Companies is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Companies is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Company has the corporate power and authority to own or lease and operate its assets and to carry on the Business in the manner that it was conducted immediately prior to the date of this Agreement.

            (b) The authorized capital stock of Parisian Stores, Inc. consists of 10,000 shares of Class A common voting stock, par value $1.00 per share, of which 7,220.50 shares are issued and outstanding, and 190,000 shares of Class B common non-voting stock, par value $1.00 per share, of which 147,851.50 shares are issued and outstanding. The authorized capital stock of Parisian Wholesalers, Inc. consists of 1,000 shares of common stock, par value $.01 per share, of which 100 shares are issued and outstanding. The authorized capital stock of Parisian Alabama, Inc. consists of 1,000 shares of common stock, par value $.01 per share, of which 1,000 shares are issued and outstanding. Seller owns all of the issued and outstanding shares of capital stock of Parisian Stores, Inc., Parisian Wholesalers, Inc. and Parisian Alabama, Inc., free and clear of all Encumbrances. All such capital stock is duly authorized, validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights. Except for this Agreement, there are no commitments to issue or sell any shares of capital stock or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire from Seller or the Companies, any shares of capital stock of the Companies, and no such securities or obligations are outstanding.

            Section 4.3 Investments. The Companies do not, directly or indirectly, own, of record or beneficially, any outstanding equity interests in any corporation, partnership, joint venture or other entity.

            Section 4.4 Authority of Seller; Conflicts. (a) On or prior to the date of this Agreement, the Board of Directors of Seller has approved the transactions contemplated in this Agreement. Seller has all requisite corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and each of the Seller Ancillary Agreements has been duly authorized by Seller. This Agreement has been duly executed and delivered by Seller and (assuming the valid authorization, execution and delivery of this Agreement by Buyer and the validity and binding effect of this Agreement on Buyer) constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, and each of the Seller Ancillary Agreements, upon execution and delivery by Seller will be (assuming the valid authorization, execution and delivery by Buyer, where Buyer is a party, and any other party or parties thereto) a legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject, in the case of this Agreement and each of the Seller Ancillary Agreements, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the enforcement of creditors' rights and to general principles of equity.

            (b) Subject to Section 4.9(d) and except as set forth in Schedule
4.4 of the disclosure schedule delivered by Seller to Buyer concurrently with the execution of this Agreement (the "Seller Disclosure Schedule"), the execution and delivery of this Agreement or any of the Seller Ancillary Agreements by Seller, the consummation of any of the transactions contemplated hereby or thereby by Seller or compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by Seller will not:

            (i) assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 4.4(b)(ii), result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Shares or any of the assets of the Companies, under (1) the charter, bylaws or similar organizational documents of Seller or the Companies, (2) any Business Agreement, (3) any Court Order to which Seller or the Companies is a party or by which Seller or the Companies is bound or (4) any Requirements of Law affecting Seller or the Companies, other than, in the case of clauses (2), (3) and (4) above, any such breaches, defaults, rights, loss of rights or Encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would not prevent the consummation of any of the transactions contemplated hereby, or

            (ii) require the approval, consent, authorization or act of, or the making by Seller or the Companies of any declaration, filing or registration with, any Governmental Body, except (1) in connection, or in compliance, with the provisions of the HSR Act, (2) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (3) applicable requirements, if any, of the New York Stock Exchange, (4) such consents, approvals, filings and notices as may be required under any Requirements of Law with respect to environmental matters pertaining to any notification, disclosure or required approval triggered by the transactions contemplated by this Agreement, (5) such filings as may be required in connection with the Taxes described in
      Section 7.2(a)(v), and (6) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would not prevent the consummation of any of the transactions contemplated hereby.

            No representation or warranty is made as to whether any new governmental approvals, consents, licenses, permits, orders, authorizations, declarations, filings or registrations will be required as a result of the sale of the Shares to Buyer in order for Buyer to continue to conduct the Business following the Cut-Off Date in the manner in which the Business was conducted on or before the Cut-Off Date.

            Section 4.5 Financial Statements. Schedule 4.5 of the Seller Disclosure Schedule contains (i) the audited balance sheet of the Business as of January 28, 2006 (the "Year-End Balance Sheet") and the related audited statement of income of the Business for the fiscal year then ended (collectively, the "Year-End Financial Statements") and (ii) the unaudited balance sheet of the Business as of April 29, 2006 (the "Interim Balance Sheet") and the related unaudited statement of income of the Business for the three-month period then ended (together, the "Interim Financial Statements" and, together with the Year-End Financial Statements, the "Financial Statements"). Except as expressly disclosed therein, the Financial Statements fairly present, in all material respects, the assets, liabilities and financial condition of the Business at their respective dates and the results of operations of the Business for the respective periods covered thereby, and have been prepared in accordance with GAAP on a basis consistent with the principles historically applied by Seller (except that the Interim Financial Statements do not contain footnotes and are subject to normal year-end adjustments). Except as set forth in Schedule 4.5, the Reference Working Capital Statement has been prepared on a basis consistent with the principles used in the preparation of the Year-End Balance Sheet.

            Section 4.6 Operations Since Financial Statements Date. Except as set forth in Schedule 4.6 of the Seller Disclosure Schedule, since the Financial Statements Date, there has been no Material Adverse Effect. Except as set forth in Schedule 4.6 of the Seller Disclosure Schedule, since the Financial Statements Date through the date of this Agreement, the Companies have conducted the Business in the ordinary course substantially consistent with past practice. Without limiting the generality of the preceding sentence, except as set forth in Schedule 4.6 of the Seller Disclosure Schedule, since the Financial Statements Date through the date of this Agreement, the Companies have not:

            (a) made any material change in the Business or their operations, except such changes as may be required to comply with any applicable Requirements of Law;

            (b) purchased or otherwise acquired any assets or made any capital expenditures, in each case that are material, individually or in the aggregate, to the Business (other than (i) purchases of inventory in the ordinary course of business consistent with past practice, (ii) capital expenditures in the ordinary course of business consistent with past practice or as contemplated by the fiscal 2006 capital budget made available to Buyer and (iii) capital expenditures required under any Real Estate Agreement or Lease Agreement for capital improvements that are not controlled exclusively by Seller or the Companies);

            (c) transferred any material assets (other than cash) to Seller or any of its Affiliates (other than the Companies);

            (d) redeemed or otherwise acquired any shares of its capital stock or issued any capital stock or any option, warrant or right relating thereto;

            (e) (i) granted to any Key Employee any increase in compensation or other benefits (excluding any retention agreements that do not involve payments by Buyer or the Companies to any such Key Employee after the Closing) or granted to any Business Employee any material increase in compensation or other benefit (excluding any retention agreements that do not involve payments by Buyer or the Companies to any such employee after the Closing) except as may be required under existing agreements or in the ordinary course of business consistent with past practice or (ii) designated any Business Employee as a participant in the Severance Pay Plan pursuant to Section 2.A(ii) of the Severance Pay Plan;

            (f) acquired by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, any business or any corporation, partnership, association or other business organization or division thereof;

            (g) made any material change in the accounting methods or policies applied in the preparation of the Financial Statements, unless such change is required by GAAP;

            (h) sold or otherwise disposed of any assets that are material, either individually or in the aggregate, to the Business (other than sales of inventory in the ordinary course of business consistent with past practice);

            (i) materially adversely modified, amended or terminated any Business Agreement;

            (j) amended their articles of incorporation, by-laws or similar organizational documents;

            (k) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money (other than money borrowed or advances from any of their Affiliates in the ordinary course of business) or granted any Encumbrance with respect to the assets of the Business, in each case other than Permitted Encumbrances, Permitted Real Property Exceptions and Encumbrances imposed by the Credit Agreement;

            (l) waived or released any rights of any material value of or with respect to the Business;

            (m) suffered any damage, destruction, loss or casualty with a value in excess of $350,000 to property or assets of the Business; or

            (n) other than this Agreement, agreed to do any of the foregoing.

            Section 4.7 Taxes. Except as set forth in Schedule 4.7 of the Seller Disclosure Schedule:

            (a) The Companies have filed all material Tax Returns required to have been filed by them on or before the date hereof.

            (b) All Taxes due and owing by the Companies on or before the date hereof (whether or not shown to be due on the Tax Returns referred to in clause
(a)) have been timely paid.

            (c) None of the Companies has waived in writing any statute of limitations in respect of Taxes of the Companies which waiver is currently in effect.

            (d) The Tax Returns referred to in clause (a) relating to federal and state Income Taxes have been examined by the Internal Revenue Service or the appropriate state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired.

            (e) No material issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (a) are currently pending.

            (f) All deficiencies asserted in writing or assessments made in writing as a result of any examination of the Tax Returns referred to in clause
(a) by a taxing authority have been paid in full.

            (g) No Company currently is the beneficiary of any extension of time within which to file any Income Tax Return;

            (h) Each Company has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

            (i) As of the date hereof, to the Knowledge of Seller, no federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are being conducted with respect to any Company.

            (j) During the last fifteen years, none of the Companies has been a member of an Affiliated Group other than the group the common parent of which is Seller.

            (k) After the Closing Date, no Company will be a party to or bound by any Tax Sharing Arrangements.

            (l) Notwithstanding anything to the contrary in this Agreement, nothing in this Section 4.7 shall cause Seller to be liable for any Taxes for which Seller is not expressly liable pursuant to Section 7.2 (relating to Tax matters).

            Section 4.8 Governmental Permits. Except as set forth in Schedule
4.8 of the Seller Disclosure Schedule, the Companies own, hold or possess all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body that are necessary to entitle them to own or lease, operate and use their assets and to carry on and conduct the Business substantially as conducted immediately prior to the date of this Agreement (collectively, "Governmental Permits"), except for such Governmental Permits as to which the failure to so own, hold or possess would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Companies and the Prior Entities has complied with all terms and conditions of the Governmental Permits, other than those instances of noncompliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            Section 4.9 Real Property. (a) Schedules 4.9(a)(i) and 4.9(a)(ii) of the Seller Disclosure Schedule set forth a complete and accurate list by property or project name, city and state of all Leased Real Estate and Owned Real Estate, respectively. Each of the entities identified in Schedule 4.9(a)(ii) of the Seller Disclosure Schedule owns fee simple title to such Owned Real Estate, subject only to Permitted Real Property Exceptions.

            (b) Except as set forth in Schedule 4.9(b) of the Seller Disclosure Schedule, to the Knowledge of Seller, (i) within the immediately preceding 12-month period, there have not been actual, threatened (in writing) or imminent changes in the zoning of any of the Real Estate or any part thereof materially and adversely affecting the current use, occupancy or value thereof and (ii) there is no pending or threatened (in writing) condemnation, expropriation, requisition (temporary or permanent) or similar proceeding with respect to any Real Estate or any part thereof, which would materially detract from the value of the Real Estate or materially impair the existing use thereof.

            (c) Except as set forth in Schedule 4.9(c) of the Seller Disclosure Schedule, each tenant lease and other agreement for the use and occupancy by the Companies of the Leased Real Estate (collectively, the "Lease Agreements") and each Real Estate Agreement is in full force and effect, other than those Lease Agreements and Real Estate Agreements the failure of which to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Companies is in, or to the Knowledge of Seller, is alleged to be in, breach or default under any Lease Agreement or Real Estate Agreement other than those breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and there is no event that, but for the passage of time or the giving of notice or both would constitute or result in any such breach or default, other than those breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Seller has made available to Buyer true, complete and correct copies in all material respects of any and all: (i) Lease Agreements (and all guaranties relating thereto) and (ii) Real Estate Agreements.

            (d) Notwithstanding anything to the contrary in this Agreement or in any certificate or instrument delivered pursuant hereto, no representation or warranty is made herein as to whether any consents, approvals, waivers, agreements or actions of, or (with or without lapse of time) notice to, third parties (including Governmental Bodies), or fulfillment of any conditions, are needed in connection with the direct or indirect transfer of any of the right, title or interest of Seller or the Companies in the Real Estate, or the operation by Buyer of the Business or the Real Estate after the Closing.

            Section 4.10 Personal Property Leases. Schedule 4.10 of the Seller Disclosure Schedule contains as of the date of this Agreement a list of each material lease or other agreement or right under which any of the Companies is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except those which are terminable by the Companies without penalty on 90 days' or less notice or which provide for annual rental payments of less than $350,000.

            Section 4.11 Intellectual Property. (a) Schedule 4.11(a) of the Seller Disclosure Schedule contains a list of all Registered Intellectual Property, each item of which is either owned or licensed by Seller or the Companies and which is material to the conduct of the Business as currently conducted.

            (b) Schedule 4.11(b) of the Seller Disclosure Schedule contains a list of all Software owned or licensed by Seller or the Companies which is material to the conduct of the Business as currently conducted.

            (c) Except as disclosed in Schedule 4.11(c) of the Seller Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Companies either: (i) own the entire right, title and interest in and to the Registered Intellectual Property and Software listed in Schedules 4.11(a) and 4.11(b) of the Seller Disclosure Schedule, free and clear of any Encumbrance (other than Permitted Encumbrances); or (ii) have a valid contractual right or license to use the same in the conduct of the Business as currently conducted.

            (d) Except as disclosed in Schedule 4.11(d) of the Seller Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) all patents and registrations for Registered Intellectual Property identified in Schedule 4.11(a) as being owned by the Companies are in force, and all applications to patent or register any unregistered item of Registered Intellectual Property owned by the Companies so identified are pending and in good standing, all without challenge of any kind; and (ii) the Companies have the right to bring actions for infringement or unauthorized use of such Registered Intellectual Property identified in Schedule 4.11(a) and Software identified in Schedule 4.11(b) as being owned by the Companies.

            (e) Except as disclosed in Schedule 4.11(e) of the Seller Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of Seller, since January 1, 2003, (i) no infringement or misappropriation by Seller or any of the Companies of any Intellectual Property or Software of any other Person has occurred or resulted in any way from the conduct of the Business and (ii) no written notice of a claim of any infringement or misappropriation of any Intellectual Property or Software of any other Person has been made or asserted in respect of the conduct of the Business as currently conducted. To the Knowledge of Seller, no Person has infringed or misappropriated, or is infringing or misappropriating, any item of Intellectual Property which is either owned or licensed by Seller or the Companies, except for such infringement or misappropriation as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (f) Except as disclosed in Schedule 4.11(f) of the Seller Disclosure Schedule, no material proceedings are pending or, to the Knowledge of Seller, threatened against the Business which (i) restrict in any manner the use, transfer or licensing of or (ii) challenge the use, enforceability, validity or ownership of any Registered Intellectual Property identified in Schedule 4.11(a) as being owned by the Companies.

            (g) Seller and each of the Companies has taken commercially reasonable steps to protect its Trade Secrets used in the Business and any Trade Secrets or confidential information of third parties used in the Business.

            Section 4.12 Title to Property. Except for assets disposed of in the ordinary course of business, the Companies have valid title to each item of equipment and other tangible personal property reflected on the Financial Statements as owned by the Companies, free and clear of all Encumbrances, except for Permitted Encumbrances.

            Section 4.13 No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 4.13 of the Seller Disclosure Schedule:

            (a) to the Knowledge of Seller, the Companies and the Prior Entities have complied with all applicable Requirements of Law and Court Orders in respect of the Business, other than (i) those instances of noncompliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) matters relating to Taxes or compliance with Environmental Laws or Environmental Permits, all representations with respect to which are the subject of Sections 4.7 and 4.17, respectively;

            (b) there are no actions, suits, proceedings or investigations pending (with respect to which the Companies or the Prior Entities have been served or notified) or, to the Knowledge of Seller, threatened against the Companies or the Business, including lawsuits, claims, suits, proceedings or investigations by or on behalf of any current or former Business Employees or service provider of the Business which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

            (c) there is no action, suit or proceeding pending or, to the Knowledge of Seller, threatened that questions the legality of the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements; and

            (d) there are no outstanding consent orders, unsatisfied judgments or decrees in respect of the Business.

            Section 4.14 Contracts. Except as set forth in Schedule 4.14 of the Seller Disclosure Schedule or any other Schedule in the Seller Disclosure Schedule, as of the date of this Agreement, none of the Companies is a party to or bound by:

            (a) any Contract for the future purchase or sale of real property;

            (b) any Contract for the purchase of services (including advertising), supplies, components or equipment which involved the payment of more than $350,000 in the fiscal year ended January 28, 2006 or is reasonably expected to involve the payment of more than $350,000 in any fiscal year thereafter (other than contracts relating to the purchase of merchandise in the ordinary course);

            (c) any Contract for the sale of any services or products which involved the payment of more than $350,000 in the fiscal year ended January 28, 2006 or is reasonably expected to involve the payment of more than $350,000 in any fiscal year thereafter;

            (d) any loan agreements, promissory notes, indentures, letters of comfort, letters of credit, bonds or other instruments involving indebtedness for borrowed money in an amount in excess of $350,000 or any guaranties of any such indebtedness;

            (e) any mortgage agreement, deed or trust, security agreement, purchase money agreement, conditional sales contract or capital lease created or assumed by, or permitted to be created by written instrument made or accepted by, the Companies (other than (i) any purchase money agreement, conditional sales contract or capital lease evidencing liens only on tangible personal property under which there exists an aggregate future liability not in excess of $350,000 per contract or lease, (ii) protective filings of financing statements under the Uniform Commercial Code, (iii) agreements evidencing Encumbrances created by a landlord of Leased Real Estate and (iv) any Permitted Real Property Exceptions);

            (f) any license of Intellectual Property or Software received from or granted to third parties which is material to the conduct of the Business as currently conducted, including source code escrow agreements for Software (other than (i) any Intellectual Property or Software being provided to Buyer pursuant to the Transition Services Agreement and (ii) non-exclusive implied licenses and non-exclusive, non-negotiated licenses for the use of third-party Intellectual Property in connection with the sale of products or services);

            (g) any material partnership, joint venture or other similar agreement or arrangement;

            (h) any covenant not to compete that materially restricts the operation of the Business as presently conducted, other than those providing for non-competition with a licensed department within a particular store location;

            (i) any radio, television or newspaper advertising Contract which involved the payment of more than $350,000 in the fiscal year ended January 28, 2006 or is reasonably expected to involve the payment of more than $350,000 in any fiscal year thereafter (other than those that are or at the Cut-Off Date will be terminable at will or upon not more than 90 days' notice by Seller without penalty);

            (j) any management, personal service, consulting or other similar type of Contract which involved the payment of more than $350,000 in the fiscal year ended January 28, 2006 or is reasonably expected to involve the payment of more than $350,000 in any fiscal year thereafter;

            (k) any Employment Agreement that cannot be terminated without penalty or liability upon 30 days or less notice;

            (l) any Contract granting any Person an option or right of first refusal with respect to any asset of the Business other than the Real Estate;

            (m) any Contract for the design or construction of any facilities for the Business which is reasonably expected to involve the payment of more than $350,000 in any fiscal year after the fiscal year ended January 28, 2006; or

            (n) any Contract not made in the ordinary course of business which involved the payment of more than $350,000 in the fiscal year ended January 28, 2006 or is reasonably expected to involve the payment of more than $350,000 in any fiscal year thereafter.

            Section 4.15 Status of Contracts. Except as set forth in Schedule
4.15 of the Seller Disclosure Schedule or in any other Schedule in the Seller Disclosure Schedule, each of the leases, contracts, licenses and other agreements listed in Schedules 4.10 and 4.14 of the Seller Disclosure Schedule (collectively, the "Business Agreements") is in full force and effect, other than those Business Agreements the failure of which to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Seller nor any of the Companies is in, or, to the Knowledge of Seller, is alleged to be in, breach or default under any of the Business Agreements, other than those breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and there is no event that, but for the passage of time or the giving of notice or both would constitute or result in any such breach or default, other than those breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Seller has made available in all material respects true, complete and correct copies of all Business Agreements to Buyer.

            Section 4.16 ERISA. (a) Each Welfare Plan and Pension Plan maintained in connection with the Business or in which at least one Business Employee participates is listed on

Schedule 4.16(a) of the Seller Disclosure Schedule, and Seller has made available to Buyer either a true and correct copy of each such plan or a summary plan description used in connection with such plan. With respect to each Company Plan, Seller has also made available to Buyer (as applicable) the most recent actuarial and trust reports, the most recent Form 990 or Form 5500, whichever is applicable, and all schedules thereto, the most recent IRS determination letter and, in the case of a Company Plan that is funded through a trust, copies of such trust.

            (b) Except as set forth in Schedule 4.16(b) of the Seller Disclosure Schedule, to the Knowledge of Seller, with respect to each Welfare Plan and Pension Plan listed on Schedule 4.16(a) of the Seller Disclosure Schedule, (i) each such plan has been maintained and operated in compliance in all material respects with its terms and the applicable requirements of the Code and ERISA and the regulations issued thereunder and (ii) no material litigation or asserted claims against Seller or any of the Companies exist with respect to any such plan other than routine claims for benefits in the normal course of business.

            (c) Except as set forth in Schedule 4.16(c) of the Seller Disclosure Schedule, each Pension Plan listed in Schedule 4.16(a) which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification under the Code, and Seller has no Knowledge of an occurrence of an event since the date of such determination letter that would reasonably be expected to materially adversely affect such qualification.

            (d) None of the Pension Plans listed in Schedule 4.16(a) has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of such Plans ended prior to the date of this Agreement.

            (e) Any material employee benefits other than those listed in
Schedule 4.16(a) of the Seller Disclosure Schedule relating to the Business which are in effect as of the Cut-Off Date and as to which the Companies have or may have in the future any liability (other than regular wages or salary), such as any bonus, incentive or annual profit sharing programs, any fringe benefits described in Section 132 of the Code, any education assistance plans under
Section 127 of the Code and any dependent care assistance plans under Section 129 of the Code are listed in Schedule 4.16(e) of the Seller Disclosure Schedule, and any written document which exists with respect to any such employee benefit has been made available to Buyer by Seller.

            (f) Schedule 4.16(f) of the Seller Disclosure Schedule identifies
(i) the position of each Business Employee who is a participant in the Saks Incorporated Amended and Restated 2000 Change in Control and Material Transaction Severance Plan (the "Severance Pay Plan") and (ii) the category of severance benefits to which each such Business Employee is entitled under the Severance Pay Plan. A revised Schedule 4.16(f), which shall include the names of the individuals who are participants in the Severance Pay Plan, shall be delivered by Seller to Buyer at the Closing.

            (g) The Companies individually and collectively have no material liabilities under the Code or ERISA exclusively as a result of being part of a group of corporations or trades or businesses under Section 414(b), (c), (m) or (o) of the Code or ERISA
Section 4001(b)(1) which includes Seller.

            (h) No Seller Plan, no Company Plan and no other agreement, contract or arrangement includes any provision that could result, separately or in combination with any other event, in the payment, acceleration or enhancement of any benefit being regarded as an "excess parachute payment" within the meaning of Section 280G of the Code as a result of the transactions contemplated by this Agreement.

            (i) The Parisian Associates' Assistance Plan has been maintained in all material respects in accordance with the applicable requirements of Section 501(c)(3) of the Code, ERISA and state law, and no Company has any obligation to make contributions to the trust which is part of such plan.

            Section 4.17 Environmental Compliance.

            (a) Except as set forth in Schedule 4.17, and other than those matters which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) to the Knowledge of Seller, the operation of the Business and each store which is part of the Real Estate is in compliance with all applicable Environmental Laws and Environmental Permits and Seller and the Companies possess all permits and approvals required under all Environmental Laws with respect to the Business; (ii) there are no actions or proceedings pending, or to the Knowledge of Seller, threatened, against Seller or any Company in respect of the Business alleging noncompliance with or liability under any Environmental Law and neither Seller nor any Company has been subject to any administrative or judicial proceeding pursuant to applicable Environmental Laws any time during the past five years in respect of the Business; (iii) to the Knowledge of Seller, Seller and each of the Companies in respect of the Business has stored, used, operated, transported, treated or disposed of Hazardous Materials in compliance with all Environmental Laws; and
(iv) neither Seller nor any of the Companies has received notice that Seller or any Company is liable under Environmental Laws relating to the off-site disposal of Hazardous Materials generated by the operations of Seller or such Company in respect of the Business.

            (b) Except as set forth in Schedule 4.17, to the Knowledge of Seller, no Real Estate, improvement or equipment included in the Business contains any asbestos, asbestos-containing materials, polychlorinated biphenyls, underground storage tanks, above-ground storage tanks, radon, radioactive materials, urea formaldehyde foam insulation, petroleum and petroleum products, methane, hazardous wastes, hazardous chemicals, or sumps on or under any asset, in each case, that requires corrective action under Environmental Laws.

            (c) To the Knowledge of Seller, Seller has heretofore made available to Buyer true, correct and complete copies of all material reports, correspondence and memoranda relating to environmental matters.

            Section 4.18 Employee Relations and Agreements. (a) Schedule 4.18(a) of the Seller Disclosure Schedule contains a true and complete listing (excluding names and any other personally identifying information) of the position, status as exempt or non-exempt from overtime pay under the FLSA, annual salary or hourly wage rate, base rate of bonus opportunity, date of hire, and work location of all of the Business Employees (whether full-time, part-time, or otherwise). Such list shall be updated as of the Cut-Off Date and shall be revised so as to include the names of all Business Employees on the Cut-Off Date. Such updated and revised list shall be delivered by Seller to Buyer at the Closing. Such updated and revised list may be supplemented by Seller promptly following the Closing Date to add the names of any Business Employees who were unintentionally omitted from the list delivered by Seller to Buyer at the Closing. Seller has provided to Buyer true, correct, and complete copies of all Employment Agreements, personnel policies, and employee handbooks relating to the Business Employees. Neither Seller nor any of the Companies has (in respect of the Business) received a claim from any Governmental Body to the effect that it has improperly classified as an independent contractor any Person named in Schedule 4.18(a).

            (b) Since the Financial Statements Date through the date of this Agreement, except as disclosed on Schedule 4.18(b) of the Seller Disclosure Schedule or as has occurred in the ordinary course of business consistent with past practices, none of the Companies has: (i) increased in any material respect the compensation payable or to become payable to or for the benefit of any Business Employees, (ii) provided any Business Employees with any material increase in security or tenure of employment, (iii) increased in any material respect the amount payable to any Business Employees upon the termination of such persons' employment, or (iv) increased, augmented or improved in any material respect the benefits granted to or for the benefit of any Business Employee under any bonus, profit sharing, pension, retirement, deferred compensation, insurance or other direct or indirect benefit plan or arrangement, in each case, except as may be required under existing agreements.

            (c) For the three-year period preceding the date of this Agreement, except as disclosed in Schedule 4.18(c):

            (i) none of the Business Employees has been, or is currently, represented by a labor organization or group which was either certified or voluntarily recognized as an exclusive bargaining representative by any Governmental Body, including the National Labor Relations Board, and neither Seller nor any of the Companies has been or is a signatory to a collective bargaining agreement with any trade union, labor organization, or labor group related to the operations of the Business;

            (ii) no labor dispute, walk out strike, slowdown, hand billing, picketing, or work stoppage (sympathized or otherwise) involving Business Employees has occurred, is in progress, or has been threatened;

            (iii) neither the Seller nor any of the Companies is or has been (in respect of the Business) a state or federal contractor obligated to develop and maintain an affirmative action plan; and

            (iv) to the Knowledge of Seller, Seller and each of the Companies has been in compliance in all material respects with all Labor Laws applicable to the operations of the Business.

            (d) Except as set forth in Schedule 4.18(d) of the Seller Disclosure Schedule, no union or similar organization represents any Business Employees and, to the Knowledge of Seller, no such organization is attempting to organize such employees.

            (e) Except as set forth in Schedule 4.18(e) of the Seller Disclosure Schedule, no director, officer or employee of the Companies is a party to any employment or other agreement with Seller or the Companies that entitles him or her to material compensation or other material consideration (other than any retention agreements that do not involve payments by Buyer or the Companies to any such director, officer or employee after the Closing).

            Section 4.19 Insurance. True and complete copies or accurate summaries of all insurance policies in force relating to the Business have been made available to Buyer. Except as otherwise would not have a Material Adverse Effect, the Business is covered by policies of insurance maintained by Seller or any of the Companies covering such risks, in such amounts and with such deductibles and exclusions as are reasonable for Seller and its subsidiaries, taken as a whole, as determined by Seller in its reasonable business judgment. To the extent Seller or any of the Companies self-insure (i.e., by means of a deductible or similar retention) certain of their properties or risks, such self-insurance protects against such casualties and contingencies and is at such levels as is in accordance with reasonable business practices, as determined by Seller or any of the Companies in its reasonable business judgment.

            Section 4.20 Sufficiency of Assets. To the Knowledge of Seller, the assets of the Companies constitute all of the assets necessary and sufficient to operate the Business as heretofore conducted by the Companies other than (a) assets that, individually and in the aggregate, are not material to the Business, (b) items identified in Schedule 4.20 as being excluded, (c) assets, properties and rights that are used by Seller to provide services pursuant to the Transition Services Agreement, (d) Software subject to the Software License Agreement, (e) assets, properties or rights that are used by Seller to perform its obligations under the Private Brands Agreement and (f) the shared contracts, agreements and arrangements identified by category in Schedule 4.20. Nothing in this Section 4.20 constitutes an additional representation or warranty with respect to title to or the condition of any assets or properties (whether real or personal, tangible or intangible, owned, leased or held under license), any and all representations or warranties with respect to which are set forth in other sections of this Article IV.

            Section 4.21 No Brokers. No broker, investment banker or other Person, other than Goldman, Sachs & Co. and Citigroup Global Markets Inc., the fees and expenses of which will be paid by Seller, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

            Section 4.22 Condition of Assets. No representation or warranty, direct or indirect, by implication or otherwise, is made concerning or based upon the physical condition of the Real Estate or any other tangible assets of the Companies, all of which are being accepted "AS IS, WHERE IS" by Buyer (including as to all environmental aspects thereof, except as otherwise provided in Section 4.17). EXCEPT AS SET FORTH EXPRESSLY IN THIS AGREEMENT, SELLER DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY WITH RESPECT TO THE ASSETS, TANGIBLE OR INTANGIBLE, OF THE COMPANIES, INCLUDING IMPLIED WARRANTIES OF FITNESS, NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

            Section 4.23 No Undisclosed Liabilities. Except as disclosed in
Schedule 4.23, to the Knowledge of Seller, neither Seller nor any of the Companies has any liabilities or obligations in respect of the Business (whether absolute, accrued, contingent or otherwise) that are not adequately reflected or provided for in the Year-End Balance Sheet or the Interim Financial Statements, except liabilities and obligations that have been incurred since the date of the Year-End Balance Sheet in the ordinary course of business, consistent with the past practice of Seller or any of the Companies, or are not (individually or in the aggregate) material to the Business.

            Section 4.24 Industrial Development Bonds. Seller has provided to Buyer true, correct and complete copies of that certain Lease Agreement dated as of December 1, 1985 (the "IDB Lease") between Parisian, Inc. and the Industrial Development Board of the City of Birmingham, Alabama, and all supplements or amendments to the IDB Lease. The Industrial Development Board of the City of Birmingham, Alabama First Mortgage Industrial Revenue Bonds (Parisian, Inc. Project) Series 1985 have been paid in full. Neither Seller nor any of the Companies has paid any ad valorem taxes with respect to the Project (as defined in the IDB Lease) during the term of the IDB Lease, except for personal property taxes with respect to furniture and equipment. Seller has not received any notice (oral or written) from any Governmental Body questioning in any manner whether the Project is exempt from state and local ad valorem taxation.

                                   ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

            As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller as follows:

            Section 5.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and corporate authority to own or lease and operate its assets and to carry on its businesses in the manner that they were conducted immediately prior to the date of this Agreement.

            Section 5.2 Authority of Buyer; Conflicts. (a) Buyer has the corporate power and corporate authority to execute, deliver and perform this Agreement and each of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer's board of directors and do not require any further authorization or consent of Buyer or its shareholders. This Agreement has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Seller) is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be (assuming the valid authorization, execution and delivery by Seller, where a Seller is a party, and any other party or parties thereto) a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, subject, in the case of this Agreement and each of the Buyer Ancillary Agreements, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the enforcement of creditors' rights and to general principles of equity.

            (b) The execution and delivery of this Agreement or any of the Buyer Ancillary Agreements by Buyer, the consummation of any of the transactions contemplated hereby or thereby by Buyer and compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by Buyer will not:

            (i) assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 5.2(b)(ii), result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (1) the certificate of incorporation or bylaws of Buyer, (2) any note, instrument, contract, agreement, mortgage, lease, franchise or financial obligation to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (3) any Court Order to which Buyer is a party or by which it is bound or (4) any Requirements of Law affecting Buyer, other than, in the case of clauses (2), (3) and (4) above, any such breaches, defaults, rights or loss of rights that, individually or in the aggregate, would not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby, or

            (ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Governmental Body, except (1) in connection, or in compliance, with the provisions of the HSR Act, (2) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) such consents, approvals, filings and notices as may be required under any Requirements of Law with respect to environmental matters pertaining to any notification, disclosure or required approval triggered by the transactions contemplated by this Agreement, (4) such filings as may be required in connection with the Taxes described in Section 7.2(a)(v) and
      (5) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not, individually or in the aggregate, materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

            Section 5.3 No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 5.3 of the disclosure schedule delivered by Buyer to Seller concurrently with the execution of this Agreement (the "Buyer Disclosure Schedule"):

            (a) as of the date hereof, there are no actions, suits, proceedings or investigations pending (with respect to which Buyer has been served or otherwise notified) or, to the Knowledge of Buyer, threatened against Buyer or its subsidiaries which would, individually or in the aggregate, materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; and

            (b) as of the date hereof, there is no action, suit or proceeding pending or, to the Knowledge of Buyer, threatened that questions the legality of the transactions contemplated by this Agreement or any of the Buyer Ancillary Agreements.

            Section 5.4 Financing. Buyer has (or will have at Closing) sufficient funds available for it to pay the Purchase Price.

            Section 5.5 Investment Intent. Buyer is acquiring the Shares as an investment for its own account and not with a view to the distribution thereof. Buyer shall not sell, transfer, assign, pledge or hypothecate any of the Shares in the absence of registration under, or pursuant to an applicable exemption from, federal and applicable state securities laws.

            Section 5.6 No Brokers. No broker, investment banker or other Person, other than Wachovia Securities, the fees and expenses of which will be paid by Buyer, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

                                   ARTICLE VI
                        ACTION PRIOR TO THE CLOSING DATE

            The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

            Section 6.1 Access to Information. Subject to Buyer's obligations under the Confidentiality Agreement, Seller shall afford to the officers, employees and authorized representatives of Buyer (including independent public accountants and attorneys) reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties and business and financial records (including computer files, retrieval programs and similar documentation) of the Companies to the extent Buyer shall reasonably deem necessary for Buyer to operate the Business after the Effective Time and shall furnish to Buyer or its authorized representatives such additional information concerning the Business (as conducted by the Companies) as shall be reasonably requested; provided, however, that Seller shall not be required to violate any obligation of confidentiality to which Seller or the Companies is subject or to waive any privilege which any of them may possess in discharging its obligations pursuant to this Section 6.1; provided, further, Seller shall not be required to furnish or otherwise make available to Buyer competitively sensitive information relating to areas of the Business in which Buyer or its Affiliates compete against the Companies; and, provided, further, that neither Buyer nor any of its officers, employees, agents or representatives shall have access to any personnel of the Business or any other businesses of Seller or any of its Affiliates other than the persons identified on Schedule 6.1 of the Seller Disclosure Schedule without Seller's prior written consent, which shall not be unreasonably withheld. Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Companies or Seller.

            Section 6.2 Notifications. Each of Buyer and Seller shall promptly notify the other after it becomes aware of:

            (a) any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement;

            (b) any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against any of the Companies, Seller or Buyer, as the case may be, that would have been listed in Schedule 4.13 of the Seller Disclosure Schedule (without giving effect to the Material Adverse Effect qualifiers therein) or Schedule 5.3 of the Buyer Disclosure Schedule, as the case may be, if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof;

            (c) any changes or events which, individually or in the aggregate, have a Material Adverse Effect;

            (d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

            (e) the damage or destruction by fire or other casualty of any material portion of the assets of the Business or in the event that any material portion of the assets of the Business becomes the subject of any proceeding or, to the Knowledge of Seller or Buyer, as the case may be, threatened proceeding for the taking thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action;

provided, however, that if a party fails to notify the other party under this
Section 6.2, (x) such non-breaching party shall only be entitled to seek indemnification for breach of this Section 6.2 if and to the extent such non-breaching party is otherwise entitled to indemnification pursuant to Section 10.1(a)(i) or Section 10.2(a)(i), as applicable, for breach of a representation and warranty and the limits set forth in Section 10.1(a) or Section 10.2(a), as applicable, shall apply to any such indemnification and (y) a failure to comply with this Section 6.2 shall not cause the failure of any condition set forth in Articles VIII or IX to be satisfied unless the underlying change, event or development would independently result in the failure of a condition set forth in Articles VIII or IX to be satisfied. Each party acknowledges that the other party does not and will not waive any rights it may have under this Agreement as a result of receiving such notifications.

            Section 6.3 Consents of Third Parties; Governmental Approvals.

            (a) During the period prior to the Closing Date, Buyer shall act diligently and reasonably, and Seller, upon the request of Buyer, shall use its commercially reasonable efforts to cooperate with Buyer, in attempting to secure any consents, waivers and approvals of any third party (including any Governmental Body) required to be obtained to consummate the transactions contemplated by this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, such action shall not include any requirement of Seller or any of its Affiliates (including the Companies on or prior to the Closing Date) to pay money to any third party, commence or participate in any litigation, offer or grant any accommodation or undertake any obligation or liability (in each case financial or otherwise) to any third party (including any Governmental Body), unless, in the case of any cost or expense incurred by Seller or any of its Affiliates, Buyer agrees to reimburse Seller or such Affiliate for such cost or expense; provided, further, that prior to the Closing neither Buyer nor its officers, employees or authorized representatives may contact any customer, supplier, lessor or other third party (other than any Governmental Body) in connection with any such consent without Seller's prior written consent (which consent shall not be unreasonably withheld).

            (b) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing all things necessary, proper or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (i) obtaining all necessary actions or non-actions, waivers, consents and approvals from all Governmental Bodies and making all necessary registrations and filings (including filings with Governmental Bodies) and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Body (including those in connection with the HSR Act as provided in Section 6.5), (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered into by any court or other Governmental Body vacated or reversed, (iii) in the case of Buyer, promptly, if required by any Governmental Body in order to consummate the transactions contemplated hereby, taking all steps and making all undertakings to secure antitrust clearance (including steps to effect the sale or other disposition of particular properties of Buyer, its subsidiaries and/or the Companies and to hold separate such properties pending such sale or other disposition), unless any such action would result in a material adverse effect on Buyer and its subsidiaries, taken as a whole and after giving effect to the transactions contemplated by this Agreement, (iv) keeping the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Body and of any material communication received or given in connection with any proceeding by a private party relating to the transactions contemplated by this Agreement, in each case regarding any of the transactions contemplated hereby, (v) permitting the other party to review any material communication delivered to, and consulting with the other party in advance of any meeting or conference with, any Governmental Body relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party, and giving the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Body or private party), and (vi) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the transactions contemplated hereby at the behest of any Governmental Body without the consent of the other party to this Agreement, which consent shall not be unreasonably withheld.

            Section 6.4 Operations Prior to the Closing Date. (a) Seller shall use its commercially reasonable efforts to, and to cause the Companies to, operate and carry on the Business in the ordinary course and substantially as operated immediately prior to the date of this Agreement. Consistent with the foregoing, Seller shall use its commercially reasonable efforts to, and shall cause the Companies to use their commercially reasonable efforts consistent with good business practice to, preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Companies.

            (b) Notwithstanding Section 6.4(a), except as set forth in Schedule
6.4 of the Seller Disclosure Schedule, except as contemplated by this Agreement or except with the express written approval of Buyer (which Buyer agrees shall not be unreasonably withheld or delayed), Seller shall not permit the Companies to:

            (i) make any material change in the Business or their operations, except such changes as may be required to comply with any applicable Requirements of Law;

            (ii) purchase or otherwise acquire any assets or make any capital expenditures, in each case that are material, individually or in the aggregate, to the Business (other than (A) purchases of inventory in the ordinary course of business consistent with past practice, (B) capital expenditures contemplated by the fiscal 2006 capital budget for the Business made available to Buyer, (C) capital expenditures required under any Real Estate Agreement or Lease Agreement for capital improvements that are not controlled exclusively by Seller or the Companies, (D) capital expenditures required by any Governmental Body and (E) such capital expenditures not covered by clauses (A) through (D) above that do not exceed $2,000,000 in the aggregate);

            (iii) exercise any option to extend a lease listed on Schedule 4.9(a)(i);

            (iv) create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money (other than money borrowed or advances from any of its Affiliates in the ordinary course of business) or grant any Encumbrance with respect to the assets of any of the Companies, in each case other than Permitted Encumbrances, Permitted Real Property Exceptions and Encumbrances imposed by the Credit Agreement;

            (v) transfer any material assets (other than cash in excess of Register Cash prior to the Effective Time) to Seller or any of its Affiliates (other than the Companies);

            (vi) institute any material increase in the benefits available under any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to any

      Business Employees, other than as expressly required by the terms of any such plan as in effect on the date of this Agreement or Requirements of Law;

            (vii) (A) grant to any Key Employee any increase in compensation or other material benefits (excluding any retention agreements that do not involve payments by Buyer or the Companies to any such Key Employee after the Closing) or grant to any Business Employee any material increase in compensation or other benefits (excluding any retention agreements that do not involve payments by Buyer or the Companies to any such Key Employee after the Closing) except as may be required under existing agreements or in the ordinary course of business consistent with past practice or (B) designate any Business Employee as a participant in the Severance Pay Plan pursuant to Section 2.A(ii) of the Severance Pay Plan;

            (viii) redeem or otherwise acquire any shares of their capital stock or issue any capital stock or any option, warrant or right relating thereto;

            (ix) enter into or amend any collective bargaining agreement;

            (x) acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, any business or any corporation, partnership, association or other business organization or division thereof;

            (xi) sell or otherwise dispose of any assets that are material, either individually or in the aggregate, to the Business (other than sales of inventory in the ordinary course of business consistent with past practice);

            (xii) materially adversely modify or amend any Business Agreement;

            (xiii) make any material change in the accounting methods or policies applied in the preparation of the Financial Statements, unless such change is required by GAAP;

            (xiv) amend the articles of incorporation or by-laws of the Companies;

            (xv) intentionally waive in writing any right of any material value of or with respect to the Business;

            (xvi) enter into any material agreement, contract or arrangement with any of its Affiliates relating to the Business;

            (xvii) create any new gift certificate, gift card, merchandise voucher, coupon or refund program for the Business or amend in any material respect the Seller Gift Programs, in each case, other than in the ordinary course of business consistent with past practice;

            (xviii) create any new return policy for merchandise purchased from the Business or amend in any material respect the Seller Return Policies;

            (xix) from the date of this Agreement through September 30, 2006,
      (A) place any orders (other than fill-in or replenishment orders) for spring 2007 products bearing a Private Brand (as defined in the Private Brands Agreement) or (B) place any fill-in or replenishment orders for products bearing a Private Brand (as defined in the Private Brands Agreement) scheduled for delivery after June 30, 2007; or

            (xx) agree to do any of the foregoing.

            Section 6.5 Antitrust Law Compliance. As promptly as practicable after the date hereof, Buyer and Seller shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") the notifications and other information required to be filed under the HSR Act, or any rules and regulations promulgated thereunder, with respect to the transactions contemplated hereby. Each party warrants that all such filings by it will be, as of the date filed, true and accurate in all material respects and in material compliance with the requirements of the HSR Act and any such rules and regulations. Each of Buyer and Seller (i) agrees to make available to the other such information as each of them may reasonably request relative to its business, assets and property as may be required of each of them to file any additional information requested by such agencies under the HSR Act and any such rules and regulations, (ii) shall request early termination of the thirty (30) day notification period provided for under the HSR Act and (iii) shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC or the DOJ.

            Section 6.6 Termination of Certain Intercompany Accounts; Intercompany Agreements. (a) At or prior to the Closing, Seller shall release, cancel, terminate or otherwise settle in the most tax-efficient manner all intercompany accounts among Seller and its Affiliates relating to the Companies at or prior to the Effective Time. For the avoidance of doubt, Reference Working Capital and Final Working Capital shall be determined without giving effect to any intercompany accounts or the cancellation thereof.

            (b) All rights and obligations of Seller and its Affiliates (other than the Companies), on the one hand, and of the Companies, on the other hand, under agreements (other than the Buyer Ancillary Agreements and the Seller Ancillary Agreements) (together, the "Intercompany Agreements") between Seller and its Affiliates (other than the Companies), on the one hand, and the Companies, on the other hand, shall terminate or otherwise be released, including by way of assignment of rights and obligations of a Company to Seller or one of its Affiliates, as of the Effective Time. Following the Effective Time, neither Seller and its Affiliates (other than the Companies), on the one hand, nor the Companies, on the other hand, shall have any obligation or liability to the other with respect to the Intercompany Agreements.

            (c) All obligations of the Companies with respect to the Credit Agreement including all guaranties by the Companies pursuant to the Credit Agreement and the Indentures shall be terminated, discharged and released as of the Effective Time. Following the Effective Time, none of the Companies shall have any obligation or liability with respect to the Credit Agreement or the Indentures. For the avoidance of doubt, Reference Working Capital and Final

Working Capital shall be determined without giving effect to any liabilities of the Companies relating to the Credit Agreement or the Indentures.

            Section 6.7 Indebtedness; Release of Guaranties. Prior to the Closing, Buyer shall use commercially reasonable efforts to (a) obtain letters of credit in replacement of the letters of credit of Seller or any Affiliate of Seller set forth in Schedule 6.7 of the Seller Disclosure Schedule (the "Identified Guaranties"), which shall be effective as of the Effective Time and shall be in such form and from such financial institutions satisfactory to the holder of such Identified Guaranty, and (b) cause Seller or such Affiliate to be fully released, as of the Cut-Off Date, in respect of all obligations under such Identified Guaranties. With respect to any other obligations of Seller under any guaranties, letters of credit, letters of comfort, bid bonds or performance or surety bonds or cash or other collateral obtained or given by Seller relating to the Business which Seller notifies Buyer in writing (the "Other Guaranties"), Buyer shall use commercially reasonable efforts to cause Seller to be fully released, in each case, effective as promptly as practicable after the Cut-Off Date, in respect of all obligations of Seller and any of its Affiliates under any such Other Guaranties. If, at or prior to the Closing, after using commercially reasonable efforts to do so, Buyer is unable to effect such a substitution and release with respect to (i) any Other Guaranty or (ii) any Identified Guaranty, Buyer shall indemnify Seller against any and all Loss or Expense arising from such Other Guaranty or such Identified Guaranty. Seller shall make a claim for indemnification against any such Loss or Expense in accordance with Section 10.3. Such Loss or Expense shall include the cost of maintaining the Identified Guaranties and, on the ninety-first (91st) day following the Closing Date, shall include two hundred percent (200%) of such cost. Without limiting the foregoing, after the Closing, Buyer will not, and will not permit any of its Affiliates to, renew, extend, amend or supplement any loan, contract, lease or other obligation that is covered by an Other Guaranty or an Identified Guaranty without providing Seller with evidence satisfactory to Seller that Seller's Other Guaranty or Identified Guaranty has been released. Any cash or other collateral posted by Seller or one of its Affiliates in respect of any Other Guaranty or any Identified Guaranty shall be delivered to Seller.

            Section 6.8 Ancillary Agreements. (a) At the Closing, Seller and Buyer shall enter into an agreement substantially in the form of Exhibit A providing for certain transition services by Seller and its Affiliates for Buyer and its Affiliates after the Effective Time (the "Transition Services Agreement").

            (b) At the Closing, Seller and Buyer shall enter into an agreement substantially in the form of Exhibit B, providing the Companies after the Effective Time with a non-exclusive license to use certain Software owned by Seller and its Affiliates and used in connection with the conduct of the Business (the "Software License Agreement").

            (c) At or prior to the Closing, Club Libby Lu, Inc., a direct subsidiary of Seller, and Parisian Stores, Inc. shall enter into an agreement substantially in the form of Exhibit C, relating to the operation of the Club Libby Lu business (the "CLL Licensed Departments Agreement").

            (d) At the Closing, Seller and Parisian Stores, Inc. shall enter into a sublease substantially in the form of Exhibit D providing for the sublease by Seller from Parisian Stores, Inc. of a portion of the premises located at 750 Lakeshore Parkway, Birmingham, Alabama 35211 (the "Birmingham Sublease").

            (e) At the Closing, Seller and Parisian Stores, Inc. shall enter into an agreement substantially in the form of Exhibit E, providing for the purchase and sale by the Companies of private brands after the Effective Time (the "Private Brands Agreement").

            Section 6.9 HSBC. As promptly as practicable after the date hereof (but effective at the Effective Time), Buyer or its designee shall, with respect to stores operated by the Companies, either (a) enter into a program agreement with HSBC Bank Nevada, National Association (successor in interest to Household Bank (SB), N.A.) ("HSBC") that is acknowledged by HSBC to satisfy the requirements set forth in Section 9.05(f) of the Program Agreement dated as of April 15, 2003 and as amended as of April 15, 2003 and June 15, 2004 by and among Seller, Jackson Office Properties, Inc. (successor in interest to McRae's, Inc.) and HSBC (the "Program Agreement") (which acknowledgment is in a form reasonably satisfactory to Seller) or (b) (i) purchase the "Accounts" and "Account Receivables" (as each such term is defined in the Program Agreement) associated with such stores from HSBC for the price set forth in Section 9.05(b) of the Program Agreement and (ii) pay over to Seller on the effective date of such purchase cash in the amount equal to the difference between (x) the amount paid to HSBC in connection with such purchase and (y) the amount equal to the price set forth in clauses (i) and (ii) of the second sentence of Section 9.06 of the Program Agreement multiplied by a fraction, the numerator of which shall be the sum of the Account Receivables associated with the stores of the Business (as of the date of purchase) and the denominator of which shall be the sum of the Account Receivables associated with all stores (including the stores of the Business) covered by the Program Agreement (as of the date of purchase). Buyer agrees to obtain all necessary consents and approvals from all Governmental Bodies and to make all necessary registrations and filings in order to effect this Section 6.9. At Buyer's request, Seller agrees to use commercially reasonable efforts to cooperate with Buyer in complying with this Section 6.9; provided, however, that Seller and its Affiliates shall not be required to make any payments or offer or grant any accommodation (financial or otherwise) to any third party with respect to this Section 6.9.

            Section 6.10 Treatment of Specified Assets and Liabilities. (a) Prior to the Closing, Seller shall be entitled to cause the transfer (by dividend or otherwise) of the following assets to an Affiliate of Seller: (i) any cash, cash equivalents or marketable securities held by the Companies (other than Register Cash), (ii) any receivables and (iii) all furniture, fixtures, equipment and other personal property used primarily by the employees set forth in Exhibit J.

            (b) Notwithstanding anything to the contrary in this Agreement, all receipts by and receivables of Seller or the Companies received or arising on or before the Cut-Off Date, including cash (excluding Register Cash), checks and bank drafts (whether cleared before or after the Effective Time), and proceeds from third-party credit card or debit card transactions (whether posted before or after the Effective Time) shall be excluded from the transactions contemplated hereby, and Buyer shall cause payment in an aggregate amount equal to such receipts and receivables to be made by Buyer or the Companies to Seller immediately after Seller makes demand therefor; provided, however, that (i) this
Section 6.10(b) shall not affect accounts and account receivables owned by HSBC and (ii) Seller shall cause the Business to be in possession of the Register Cash at the opening of the stores of the Companies on the day after the Cut-Off Date. For the avoidance of doubt, Reference Working Capital and Final Working Capital shall be determined without giving effect to any such cash, checks, bank drafts, proceeds or receivables.

            (c) Buyer and Seller acknowledge that the Business may have cash, checks and bank drafts on hand greater than Register Cash as of the Effective Time. Seller will determine as soon as practicable in accordance with its standard cash accounting procedures the actual amount of cash, checks and bank drafts in the stores of the Business as of the Effective Time and provide Buyer notice of such amounts. Without in any way limiting Seller's rights under
Section 6.10(b), Buyer and Seller will settle via wire transfer of immediately available funds within two business days after such notice is given by Seller to Buyer any variance from the Register Cash, together with interest thereon at the Agreed Rate, calculated on the basis of the number of days elapsed from the Effective Time through but excluding the payment date.

            (d) Seller shall be responsible for, and shall indemnify and hold harmless each Buyer Group Member from, any liability or obligation to the extent relating to, resulting from or arising out of any former operations or properties of any of the Companies that have been discontinued or disposed of prior to the Effective Time.

            Section 6.11 Capital Expenditures Prior to Closing. Notwithstanding anything to the contrary contained herein, Seller and its Affiliates may make and undertake any work contemplated by the Capital Expenditures described on
Schedule 6.11 of the Seller Disclosure Schedule (collectively, the "Pre-Approved Capital Expenditures"), in addition to the Approved Capital Expenditures. Buyer will at Closing pay to Seller the amount expended by Seller or its Affiliates on account of all Pre-Approved Capital Expenditures and Approved Capital Expenditures made after the date hereof and prior to the Closing, and Buyer will assume responsibility for and release Seller from liability for all such expenditures.

            Section 6.12 Private Brands.

            (a) During the period prior to the Effective Time, Buyer and Seller shall cooperate in good faith and use commercially reasonable efforts so that Buyer and its Affiliates will receive, at or prior to the Effective Time, consents from each of the owners or licensors of the private brands set forth in Exhibit K (collectively, the "Third Party Brand Licensors") in connection with the transactions contemplated by the Private Brands Agreement.

            (b) Prior to the Closing, Seller shall use commercially reasonable efforts to enter into such agreements with third-party vendors as are necessary to enable Seller to deliver Products (as defined in the Private Brands Agreement) to Buyer; provided, however, that Seller and its Affiliates shall have no obligation to pay money or grant any accommodation to any third party in order to enter into such agreements, except to the extent that Buyer agrees to reimburse

Seller or such Affiliate for any such payment made by Seller or such Affiliate at the request of Buyer.

            (c) Buyer acknowledges that a draft of Schedule 1 of the Private Brands Agreement will be delivered within 10 days of the date hereof based on information then readily available to Seller. Schedule 1 of the Private Brands Agreement will be finalized by Seller as of five days before the Closing to reflect new order and fill-in orders placed (in each case, subject to Section 6.4(b)(xix)), goods received, new information obtained and other adjustments made in the ordinary course of business between the date Schedule 1 was originally prepared and the date Schedule 1 is finalized (regardless of expected delivery date). At the Closing, Seller shall deliver to Buyer such finalized
Schedule 1.

            Section 6.13 No Solicitation. After the date hereof and prior to the earlier of the Closing and the date on which this Agreement is terminated, Seller shall not, nor shall it authorize or permit any of its Affiliates, advisors or agents, directly or indirectly, to (a) knowingly solicit, initiate or encourage or facilitate the making of an Alternative Proposal or (b) participate in, engage in, knowingly encourage or facilitate any discussion or negotiation regarding, or furnish to any Person any information with respect to, or knowingly take any other action to assist or facilitate any inquiries or the making of, any proposal that constitutes, or could reasonably be expected to lead to, any Alternative Proposal; provided, however, that nothing contained in this Agreement shall prevent Seller or its Board of Directors from soliciting or initiating the submission of any Seller Acquisition Proposal.

                                  ARTICLE VII
                              ADDITIONAL AGREEMENTS

            Section 7.1 Use of Names. (a) Seller is not conveying ownership rights or granting Buyer or the Companies a license to use any of the trade names, service marks or trademarks of Seller or any Affiliate of Seller (other than trademarks and service marks included in the Registered Intellectual Property identified on Schedule 4.11(a) of the Seller Disclosure Schedule as being owned by the Companies) (collectively, the "Retained Names and Marks") and, after the Closing, Buyer shall not permit the Companies or any Affiliate of the Companies to use in any manner the names or marks of Seller or any Affiliate of Seller or any word that is similar in sound or appearance to such names or marks, except as provided in this Section 7.1. In the event Buyer or any Affiliate of Buyer violates any of its obligations under this Section 7.1, Seller and its Affiliates may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Buyer acknowledges that a violation of this Section 7.1 may cause Seller and its Affiliates irreparable harm which may not be adequately compensated for by money damages. Buyer therefore agrees that in the event of any actual or threatened violation of this
Section 7.1, Seller and each of its Affiliates shall be entitled, in addition to other remedies that they may have, to a temporary restraining order and to preliminary and final injunctive relief against Buyer or such Affiliate of Buyer to prevent any violations of this Section 7.1, without the necessity of posting a bond.

            (b) Buyer shall cause the Companies to cease promptly, but in no event later than 60 days after the Cut-Off Date, using any (i) advertising or promotional materials and (ii) any stationery, business cards, business forms and other similar items owned by the Companies as of the Closing Date, in each case that contain anywhere thereon any of the Retained Names and Marks; provided, however, that Buyer shall cause the Companies, when using items referred to in clause (ii) in the context of entering into or conducting contractual relationships, to make reasonably clear to all other applicable parties that Buyer or one of the Companies, rather than Seller or any Affiliate of Seller (other than the Companies), is the party entering into or conducting the contractual relationship; and provided, further, that Buyer shall ensure that personnel of the Companies using such items shall not, and shall have no authority to, hold themselves out as officers, employees or agents of Seller or any Affiliate of Seller.

            (c) Buyer shall cause the Companies to cease promptly, but in no event later than 120 days after the Closing Date, using any packaging materials owned by the Companies as of the Closing Date that contain anywhere thereon any of the Retained Names and Marks, unless such materials are changed to completely and permanently cover, delete or obliterate the Retained Names and Marks or anything confusingly similar thereto.

            (d) Buyer shall have the right to exhaust all inventories of finished products owned by any of them as of the Cut-Off Date that contain as part of the physical products themselves (e.g., embroidered on a shirt or a label on a shirt, but not product packaging covered by clause (c) above) any of the Retained Names and Marks, provided that Buyer shall cause the Companies to use all commercially reasonable efforts to dispose of such finished products promptly after the Cut-Off Date.

            (e) Other than as permitted under clauses (b) through (d) above, Buyer shall not and shall cause the Companies not to use, without the prior written consent of Seller, any of the Retained Names and Marks (or anything confusingly similar thereto) in any manner whatsoever.

            (f) At the Closing, Buyer will cause the Companies to enter into a short-term trademark and trade name license agreement that grants Seller and Affiliates of Seller the right to use the trademarks and trade names specified on Schedule 4.11(a) in a manner similar to the manner in which Seller and Affiliates of Seller use such trademarks and trade names as of the date of this Agreement for a period of up to 180 days following the Cut-Off Date.

            Section 7.2 Tax Matters. (a) Liability for Taxes. (i) Seller shall be liable for and pay, and pursuant to Article X (and subject to the limitations thereof) shall indemnify and hold harmless each Buyer Group Member against any and all Taxes (A) imposed on any of the Companies pursuant to Treas. Reg. ss. 1.1502-6 or similar provision of state or local law solely as a result of the Companies having been members of the Seller's Affiliated Group, (B) imposed on any of the Companies, or for which any of the Companies may otherwise be liable, for any taxable year or period that ends on or before the Cut-Off Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Cut-Off Date, (C) any Section 338 Taxes, (D) any Income Taxes arising from transactions outside the ordinary course of business after the Cut-Off Date but before the Closing, (E) any Income Taxes imposed as a result of the Companies ceasing to be members of Seller's Affiliated Group on the Closing Date, under the intercompany transaction and excess loss account rules described in Treasury

Regulations under Section 1052 of the Code, and (F) any Taxes imposed by reason of the transfer of assets pursuant to Section 6.10 (the "Section 6.10 Taxes"); provided, however, that Seller shall not be liable for or pay, and does not agree to indemnify or hold harmless any Buyer Group Member from and against, (I) Taxes to the extent shown as a liability on the Cut-Off Date Working Capital Statement, and (II) any Taxes (other than Section 338 Taxes) that result from any actual or deemed election under Section 338 of the Code or any similar provisions of state, local or foreign law as a result of the purchase of the Shares of Parisian Wholesalers, Inc. or that result from the transactions contemplated by this Agreement otherwise being treated as a purchase or sale of assets of any of the Companies for federal, state, local or other Tax purposes (Taxes described in this proviso, hereinafter "Excluded Taxes"). Seller shall be entitled to any refund of (or credit for) Taxes for which Seller is liable pursuant to this Section 7.2, except for any refund to the extent shown as an asset on the Cut-Off Date Working Capital Statement.

            (ii) Buyer shall be liable for and pay, and pursuant to Article X (and subject to the limitations thereof) shall indemnify and hold harmless each Seller Group Member from and against, (A) any and all Taxes imposed on any of the Companies, or for which any of the Companies may otherwise be liable, for any taxable year or period that begins after the Cut-Off Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning immediately after the Cut-Off Date (except for Income Taxes described in Section 7.2(a)(i)(C), (B) Excluded Taxes, and
      (C) in the case of any Tax, the excess, if any, of (i) the amount of such Tax shown as a liability on the Cut-Off Date Working Capital Statement over (ii) the amount of Tax that would have been shown as a liability on the Cut-Off Date Working Capital Statement if such amount had been based on the actual amount of Tax paid; provided, however, that Seller shall be liable for all Section 6.10 Taxes. Within ten (10) days after the payment of any Tax shown as a liability on the Cut-Off Date Working Capital Statement, Buyer shall provide Seller with an officer's certificate stating the amount of any excess described in clause (C) of the preceding sentence with respect to such Tax. Except as otherwise provided herein, Buyer shall be entitled to any refund of (or credit for) Taxes for which Buyer is liable pursuant to this Section 7.2.

            (iii) For purposes of paragraphs (a)(i) and (a)(ii), whenever it is necessary to determine the liability for Taxes of any of the Companies for a Straddle Period, the determination of the Taxes of such Company for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Cut-Off Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Cut-Off Date and the other which began at the beginning of the day following the Cut-Off Date, and items of income, gain, deduction, loss or credit of the Companies for the Straddle Period shall be allocated between such two taxable years or periods on a "closing of the books basis" by assuming that the books of the Companies were closed at the close of the Cut-Off Date, and by assuming that the Companies ceased filing consolidated, combined or unitary Tax Returns with Seller's Affiliated Group as of the close of the Cut-Off Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis. In the case of a Straddle Period ending on the Closing Date, the amount of Taxes (other than Income Taxes) for such Straddle Period that relates to the portion of the Straddle Period ending on and including the Cut-Off Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Cut-Off Date and the denominator of which is the number of days in such Straddle Period.

            (iv) If, as a result of any action, suit, investigation, audit, claim, assessment or amended Tax Return, there is any change after the Cut-Off Date in an item of income, gain, loss, deduction, credit or amount of Tax that results in an increase in a Tax liability for which Seller would otherwise be liable pursuant to paragraph (a) of this Section 7.2, and such change is reasonably expected to result in a decrease in the Tax liability of any of the Companies, Buyer or any Affiliate or successor of any thereof for any taxable year or period beginning after the Cut-Off Date or for the portion of any Straddle Period beginning after the Cut-Off Date, Seller shall not be liable pursuant to such paragraph (a) with respect to such increase to the extent of such decrease (and, to the extent such increase in Tax liability is paid to a taxing authority by Seller or any Affiliate thereof, Buyer shall pay Seller an amount equal to such decrease).

            (v) Notwithstanding anything herein to the contrary, Buyer shall indemnify Seller and its Affiliates for any deduction allowed to Buyer or its Affiliates (including, after the Effective Time, any of the Companies) for compensation (including any deduction for amounts treated as compensation under Treas. Reg. ss. 1.83-7) paid or payable by Seller or any of its Affiliates (other than, after the Effective Time, the Companies) in cash, stock or other property.

            (vi) Notwithstanding anything herein to the contrary, Buyer shall pay, and agrees to indemnify and hold harmless each Seller Group Member from and against any and all real property transfer or gains Taxes, sales Taxes, use Taxes, stamp Taxes, stock transfer Taxes, or other similar Taxes imposed on the transactions contemplated by this Agreement (collectively, "Transfer Taxes"), except that Seller shall pay, and agrees to indemnify and hold harmless each Buyer Group Member from and against, any Transfer Taxes that are Section 6.10 Taxes.

            (b) Tax Returns. (i) Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Income Tax Returns that are required to be filed by or with respect to the Companies for taxable years or periods ending on or before the Closing Date (in the case of Income Taxes filed on a consolidated, combined or unitary basis with Seller or an Affiliate thereof (other than solely another Company)) and Seller shall remit, out of its own funds, any Taxes shown to be due in respect of such Income Tax Returns and all non-Income Tax Returns with respect to the Companies that are due on or before the Cut-Off Date, and Seller shall cause to be remitted, out of funds of the Companies, any Taxes shown to be due in respect of such Tax Returns. Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Companies and Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. With respect to Tax Returns to be filed by Seller after the date hereof for non Income Taxes (I) such Tax Returns shall be filed in a manner consistent with past practice and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns and (II) if requested by Buyer, such Tax Returns shall be submitted to Buyer not later than 10 days prior to the due date for filing such Tax Returns for review and approval by Buyer, which approval may not be unreasonably withheld, but may in all cases be withheld if such Tax Returns were not prepared in accordance with clause (I) of this sentence. Seller or Buyer shall pay the other party for the Taxes for which Seller or Buyer, respectively, is liable pursuant to paragraph (a) of this Section 7.2 but which are payable with any Tax Return to be filed by the other party pursuant to this paragraph
(b) upon the written request of the party entitled to payment, setting forth in reasonable detail the computation of the amount owed by Seller or Buyer, as the case may be, but in no event earlier than 15 business days prior to the due date for paying such Taxes.

            (ii) None of Buyer or any Affiliate of Buyer shall (or shall cause or permit the Companies to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Companies with respect to any taxable year or period ending on or before the Cut-Off Date (or with respect to any Straddle Period) without the prior written consent of Seller, which consent may not be unreasonably withheld or delayed.

            (iii) Buyer shall promptly cause each of the Companies to prepare and provide to Seller a package of Tax information materials, including schedules and work papers (the "Tax Package") required by Seller to enable Seller to prepare and file all Tax Returns required to be prepared and filed by it pursuant to paragraph (b)(i). The Tax Package shall be completed in accordance with past practice, including past practice as to providing such information and as to the method of computation of separate taxable income or other relevant measure of income of each of the Companies. Buyer shall cause the Tax Package to be delivered to Seller within 45 days after the Closing Date.

            (c) Contest Provisions. (i) Buyer shall promptly notify Seller in writing upon receipt by Buyer, any of its Affiliates or the Companies of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities for which Seller may be liable pursuant to this Section 7.2.

            (ii) Seller shall have the sole right to represent each Company's interests in any Tax audit or administrative or court proceeding relating to Taxes for which Seller may be liable pursuant to this Section 7.2, and to employ counsel of its -- choice at its expense. In the case of a Straddle Period (other than a Straddle Period ending on or before the Closing Date), Buyer shall be entitled to participate at its expense in any Tax audit or administrative or court proceeding relating (in whole or in part) to Income Taxes attributable to the portion of such Straddle Period beginning after the Cut-Off Date and, with the written consent of Seller, and at Buyer's sole expense, may assume the entire control of such audit or proceeding. None of Buyer, any of its Affiliates or any of the Companies may settle any claim for any Taxes for which Seller may be liable pursuant to paragraph (a) of this Section 7.2, without the prior written consent of Seller, which consent may not be unreasonably withheld or delayed.

            (d) Assistance and Cooperation. After the Closing Date, each of Seller and Buyer shall (and cause their respective Affiliates to):

            (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with
      Section 7.2(b);

            (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Companies;

            (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Companies;

            (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Companies for taxable periods for which the other may have a liability under this Section 7.2;

            (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such Tax;

            (vi) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 7.2(a)(v) (relating to sales, transfer and similar Taxes); and

            (vii) timely provide to the other party powers of attorney or similar authorizations necessary to carry out the purposes of this Section 7.2.

            (e) Election Under Section 338(h)(10). (i) In connection with the purchase of the Shares of Parisian Wholesalers, Inc. hereunder, Seller and Buyer shall make a joint election under Section 338(h)(10) of the Code and under any applicable similar provisions of state or local law (collectively, the "Section 338(h)(10) Elections") Seller and Buyer shall within 30 days after the completion of the Allocation Schedule, but in no event later than 15 days prior to the due date for filing Internal Revenue Service Form 8023, exchange completed and executed copies of Internal Revenue Service Form 8023, required schedules thereto, and any similar state and local forms. If any changes are required in these forms as a result of information which is first available after these forms are prepared, the parties will promptly agree on such changes.

            (ii) Buyer and Seller shall jointly appoint an independent appraiser (the "Appraiser") to conduct and to deliver to Buyer and Seller, within 90 days following the Closing Date, an appraisal (the "Appraisal") of the fair market value as of the Closing Date of the assets of Parisian Wholesalers, Inc. The cost of the Appraisal shall be paid by Buyer.

            (ii) Within 30 days following receipt of the Appraisal, Buyer and Seller shall negotiate and draft a schedule (the "Allocation Schedule") allocating the Adjusted Deemed Sales Price, as defined in Treas. Reg.
      Section 1.338-4T, for Parisian Wholesalers, Inc. among the assets of Parisian Wholesalers, Inc. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 338(h)(10) of the Code and the Treasury Regulations thereunder and in accordance with the Appraisal. Buyer and Seller each agrees that promptly upon receiving said Allocation
      Schedule it shall return an executed copy thereof to the other party. Buyer and Seller each agrees to file all federal, state, local and foreign Tax Returns in accordance with the Appraisal and the Allocation Schedule.

            Section 7.3 Employees and Employee Benefits.

            (a) Offers of Employment. Buyer will cause the Companies to continue the employment effective immediately after the Effective Time of all Business Employees, including each such employee on medical, disability, family or other leave of absence as of the Effective Time, except those Business Employees who at the Effective Time are receiving long-term disability benefits under any Seller Plan, which Business Employees will be offered employment by Buyer provided that they report for active employment within six months after the date on which they began receiving long-term disability benefits. At the Closing, Seller will provide to Buyer a list showing the names of each then employee on leave of absence. The continued employment immediately following the Effective Time of each Business Employee shall in each case provide (i) at least the same base wages, annual base salary and annual rate of bonus potential at target performance levels (determined as a percentage of annual base salary) (other than employee benefits, which are subject to Section 7.3(c)) as the base wages, annual base salary and annual base rate of bonus potential at target performance levels (determined as a percentage of annual base salary) (but excluding any equity-based compensation) provided to each such employee on the Cut-Off Date and (ii) with respect to any Business Employee who is a participant in the Severance Pay Plan, employment at a location not more than fifty (50) miles from the Business Employee's current location. The Business Employees who continue to be employees of the Companies immediately following the Effective Time are referred to as "Retained Employees." Nothing in this Section 7.3(a) shall obligate Buyer or the Companies to continue the employment of any such Retained Employee for any specific period (it being understood that Buyer and the Companies shall be obligated to pay severance benefits pursuant to Section 7.3(d)).

            (b) Individual Employment Contracts. As of the Effective Time, Buyer will assume, or will cause the Companies to assume or retain, as the case may be, Seller's or the Companies' obligations under the Employment Agreements described in items 1, 2 and 3 of Schedule 4.18(e) of the Seller Disclosure Schedule, and all of the obligations as the employer under such contracts and agreements; provided, however, that Seller shall (i) remain responsible for (A) the obligations as the employer under such contracts and agreements set forth in items 4 through 13 and item 15 of Schedule 4.18(e) of the Seller Disclosure Schedule and (B) any obligations under such Employment Agreements as in effect at the Effective Time relating to or arising out of Seller's equity-based compensation and (ii) pay as of the Closing (or promptly thereafter) all performance bonuses accrued for each Retained Employee under the bonus programs described in item 5 of Schedule 4.16(e) of the Seller Disclosure Schedule. Buyer shall assume Seller's responsibility to pay the retention bonuses called for under the retention arrangements described in item 14 of
Schedule 4.18(e) of the Seller Disclosure Schedule when, and to the extent, payable under the terms of such arrangements.

            (c) Buyer's Employee Benefit Plans Generally. As of the Effective Time, Buyer shall make available to each Retained Employee employee benefits (other than benefits under Buyer's employee benefit plan which is a defined benefit plan within the meaning of Section 414(j) of the Code) that are at least comparable to the benefits that are made available to an employee of Buyer who performs comparable services or undertakes comparable responsibilities for Buyer and who has completed the same length of service with Buyer. After the Effective Time, except as otherwise provided in the following subsections of this Section 7.3, the following shall apply:

            (i) As of the Effective Time, Buyer will assume, or will cause the Companies to continue, the Parisian Associates' Assistance Plan.

            (ii) As of the Effective Time, Buyer will assume, or will cause the Companies or Buyer's or the Companies' Pension Plans or Welfare Plans, as applicable, to assume, all liabilities and obligations for benefits payable under each Seller Plan and employee or fringe benefit plan or arrangement set forth in Schedule 7.3(c)(ii) of the Seller Disclosure Schedule to or with - respect to (A) any Business Employee, including any employee on medical, disability, family or other leave of absence as of the Cut-Off Date, (B) any former employee of the Business who was on the payroll of the Companies on the date the individual's most recent termination of employment from Seller and all of the Affiliates of Seller occurred and (C) any dependent or former dependent of any such employee or former employee, including any dependent or former dependent entitled to COBRA coverage assumed by Buyer under Section 7.3(h) (collectively, "Covered Persons"). Such assumed liabilities include liabilities that relate to events occurring or expenses incurred at or prior to the Effective Time but that have not been paid as of the Effective Time. Any such benefits related to events occurring or expenses incurred after the Effective Time shall be determined under the terms of Buyer's Plans, except as provided to the contrary in the following subsections of this
      Section 7.3.

            (iii) Buyer shall give each Retained Employee service credit under Buyer's DC Plan and plans which provide benefits described in Section 3(1) of ERISA ("Buyer's Welfare Plans" and, together with Buyer's DC Plan, "Buyer's Plans") or personnel policies that cover the Retained Employee, including any vacation, sick leave and severance policies, for purposes of eligibility, vesting and entitlement to vacation, sick leave and severance benefits for the Retained Employee's service with Seller and its Affiliates prior to the Effective Time on the same basis as Buyer credits services for its own employees and, with respect to Buyer's Welfare Plans, shall allow such Retained Employees to participate in each such Welfare Plan of Buyer without regard to preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Retained Employee by the corresponding Welfare Plans of Seller in which such Retained Employee was a participant immediately prior to the Effective Time and shall credit the Retained Employee with any expenses that were paid by the Retained Employee under the Welfare Plans of Seller for purposes of determining deductibles, co-pays and other applicable limits under Buyer's Plans. To the extent any Retained Employee or eligible dependent of any Retained Employee is hospitalized as of the Effective Time under any Seller Plan providing medical benefits, such person will continue to be covered under the medical coverage provided by such Seller Plan until the date such Retained Employee or such eligible dependent is released from the hospital, and Buyer or the Companies shall reimburse Seller for any expenses associated with such extended hospital stay payable under any Seller Plan that are incurred after the Effective Time.

            (iv) No portion of the assets of any trust or other fund maintained by Seller (except for the Parisian Associates' Assistance Plan) for the purpose of paying benefits under any of the Seller Plans will be transferred to Buyer, the Companies or any Buyer's Plan.

            (d) Severance Benefits. If any Retained Employee who is not a participant in the Severance Pay Plan is involuntarily terminated by Buyer or the Companies in the fiscal year that includes the Cut-Off Date, Buyer will cause the Companies to provide to the Retained Employee under Buyer's Plans benefits that are at least equal to the severance pay and other benefits specified in Schedule 4.16(f) of the Seller Disclosure Schedule. Buyer and Seller agree that the transactions contemplated by this Agreement shall be treated as if they were a "change of control" under the Severance Pay Plan. If any Retained Employee is entitled to severance benefits under the Severance Pay Plan pursuant to the "change of control" provisions thereunder (giving effect to the treatment of the transactions contemplated by this Agreement as a "change of control" under the Severance Pay Plan), Buyer will cause the Companies to provide to such Retained Employee the severance pay and other benefits provided under the Severance Pay Plan in lieu of any severance to which such Retained Employee would be entitled under any Buyer's Plan.

            (e) Vacation Pay and Personal Holidays. Buyer shall credit to each Retained Employee all unpaid vacation and personal holiday pay for calendar year 2006 that the Retained Employee is entitled to use for calendar year 2006 but has not used as of the Effective Time and shall assume all liability for the payment of such amounts pursuant to the Seller vacation and personal holiday pay policies listed in Schedule 4.16(e) to the extent such vacation and holidays are taken in calendar year 2006; provided, however, that no credit under this
Section 7.3(e) shall duplicate any credit under Section 7.3(c)(iii).

            (f) Disability Benefits and Leaves. (i) Seller and the Seller Plans shall retain the liability for all long-term disability benefits payable to any Retained Employee who is receiving or is entitled to receive long-term disability benefits under the terms of any Seller Plan at the Effective Time and shall continue to provide such benefits in accordance with the terms of such plan until the Retained Employee is no longer eligible for such benefits, (ii) Buyer or a Buyer's Plan shall provide short-term disability benefits to any Retained Employee who is receiving or is eligible for such benefits under a Seller Plan at the Effective Time until the date such Retained Employee would no longer be eligible for such benefits under such Seller Plan or the date on which the Retained Employee would (if still employed by Seller) qualify for long-term disability benefits under a Seller Plan, whichever comes first, and, if such a Retained Employee would (if still employed by Seller) qualify for long-term disability benefits under a Seller Plan, Buyer shall provide such long-term disability benefits to such Retained Employee under Buyer's Plans and (iii) Buyer's Plans will govern the determination of what, if any, short-term and long-term disability benefits will be paid to any Retained Employee whose disability occurs after the Effective Time (or which reoccurs after the Effective Time). If any Retained Employee is on any form of leave of absence on the Effective Time (including any leave subject to the Family and Medical Leave Act of 1993 or comparable state law), Buyer shall reinstate such Retained Employee to active employment upon the expiration of the leave to the extent such reinstatement is required by any applicable law or regulation or by Buyer's personnel policies and shall satisfy any other obligation with respect to such Retained Employee as required under any applicable law or regulation or Buyer's personnel policies.

            (g) Medical and Dental Plan Liabilities. Buyer shall, or shall cause the Companies or the applicable Buyer's Plan to, assume and pay any benefits or expenses covered by the group medical and dental plans included within the Seller Plans that were incurred with respect to services performed for Covered Persons prior to the Effective Time but have not been paid by the Plans prior to the Cut-Off Date. If Buyer provides such Buyer's Plans to a Retained Employee following the Cut-Off Date, Buyer shall pay or shall cause the applicable Buyer's Plan to assume and pay any such benefits or expenses that are incurred with respect to services performed for the Retained Employee or the Retained Employee's dependents after the Effective Time.

            (h) COBRA Coverage. Effective as of the Effective Time, Buyer shall provide (or cause a Buyer's Plan to provide) all entitlements under Code Section 4980B, Part 6 or 7 of Title I of ERISA or any similar state law (collectively, "COBRA") to Retained Employees and eligible dependents of Retained Employees with respect to any event which requires the provision of such entitlements and which occurs at or after the Effective Time. Seller shall provide (or cause the applicable Seller Plan to provide) all entitlements under COBRA to Retained Employees and eligible dependents of Retained Employees with respect to any event which requires the provision of such entitlements and which occurs before the Effective Time.

            (i) Flexible Spending Accounts. Buyer will, or will cause the Companies to, credit each Retained Employee (and any former employee of the Business or dependent or former dependent of an employee or former employee who has COBRA rights described in Section 7.3(h) with respect to flexible spending accounts) under a health care and dependent care flexible spending account plan or plans maintained by Buyer or the Companies ("Buyer's Flex Plans") with a balance (positive or negative) as of the Cut-Off Date equal to the balance credited to the individual under the applicable health care and dependent care flexible spending account plans included within the Seller Plans listed in
Schedule 4.16(a) of the Seller Disclosure Schedule ("Seller's Flex Plans") as of the Cut-Off Date ("Aggregate Flex Plan Balances"), and will reimburse each such individual for expenses incurred during the current plan year of such Seller Flex Plan (whether incurred before or after the Cut-Off Date) that had not been reimbursed under such Seller Flex Plan prior to the Cut-Off Date (to the same extent such eligible expense would have been reimbursable under such Seller Flex Plan). As soon as reasonably practicable following the Cut-Off Date, Seller shall transfer assets to Buyer's Flex Plan equal to the Aggregate Flex Plan Balances and Buyer, the Companies and Seller will treat the arrangement described in this Section 7.3(i) as a spin-off of the applicable portions of the Seller's Flex Plans and a merger of such portions into Buyer's Flex Plans.

            (j) Retirement and 401(k) Plans.

            (i) Buyer will have no liability for benefits payable under the Saks Incorporated 401(k) Retirement Plan ("Seller's DC Plan"). Seller shall take or cause to be taken all actions necessary to fully vest Retained Employees under Seller's DC Plan and all other Seller Plans that are deferred compensation or supplemental retirement plans.

            (ii) Buyer currently maintains one or more qualified defined contribution plans ("Buyer's DC Plan") that contains all provisions necessary for the acceptance of direct rollovers (in the form of cash and notes relating to plan participant loans not in default) of "eligible rollover distributions" as defined in the Code and applicable regulations that Retained Employees are eligible to receive from Seller's DC Plan. Buyer's DC Plan will contain provisions to permit any such direct rollover to include the promissory note or notes representing any plan loans outstanding and not in default to the Retained Employee under Seller's DC Plan on the date of the direct rollover, and Buyer, the Companies and Seller will cooperate with each other to enable such direct rollovers to occur before such loans become defaulted. Seller agrees not to place any such loans in default for at least 90 days following the Cut-Off Date.

            (iii) If a Retained Employee is making contributions to Seller's DC Plan which are eligible for matching contributions by Seller immediately before the Effective Time, such Retained Employee shall be eligible for matching contributions under Buyer's DC Plan if such Retained Employee elects to participate in Buyer's DC Plan and Buyer (based on the advice of legal counsel) reasonably determines that such Retained Employee can be eligible for such matching contributions without jeopardizing the qualified status of Buyer's DC Plan under Section 401(a) of the Code.

            (k) Retained Company and Seller Plans. Seller will retain any and all liabilities and obligations with respect to benefits payable to or with respect to any individual under the Company Plans and Seller Plans and other employee benefit policies and practices of Seller except to the extent that such liabilities and obligations are expressly assumed by Buyer, the Companies or any Buyer Plan under this Section 7.3.

            (l) Workers' Compensation Liabilities. As of the Effective Time, Buyer will cause the Companies to assume (or reimburse Seller and the other Seller Affiliates for) all liabilities and obligations relating to compensation and benefits under any state workers' compensation or similar law payable following the Effective Time to or with respect to any Retained Employee, or to any former employee of the Business, who in either case was engaged in the Business on the date the claim arose or the incident on which the claim is based occurred.

            (m) Credit Union. Buyer shall permit the credit union located on the premises at 750 Lakeshore Parkway, Birmingham, Alabama 35211 to maintain its operations consistent with past practice, including by allowing the credit union to continue to occupy its current space in such facility and allowing employees of Seller to transact business with the credit union for twelve (12) months after Closing or until Seller or its Affiliate no longer continues to lease the space from Buyer in such premises which Seller or its Affiliate is leasing at the Effective Time, whichever comes first.

            (n) No Third Party Beneficiaries. Without limiting the generality of
Section 12.5(b), none of the preceding subsections of this Section 7.3 shall confer any rights or remedies upon any employee or former employee of Seller, the Companies or Buyer, any Retained Employee or upon any other Person other than the parties hereto and their respective successors and assigns.

            Section 7.4 Securities Law Legends. Buyer agrees and understands that the Shares have not been, and will not be, registered under the Securities Act or the securities laws of any state and that the Shares may be sold or disposed of only in one or more transactions registered under the Securities Act and applicable state securities laws or as to which an exemption from the registration requirements of the Securities Act and applicable state securities laws is available. Buyer acknowledges and agrees that no Person has any right to require Seller to cause the registration of any of the Shares. The certificates, if any, representing the Shares shall contain a legend substantially similar to the following and other legends necessary or appropriate under applicable state securities laws:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO SUCH SHARES IS EFFECTIVE OR UNLESS THE COMPANY IS IN RECEIPT OF AN OPINION OF COUNSEL SATISFACTORY TO IT TO THE EFFECT THAT SUCH SHARES MAY BE SOLD WITHOUT REGISTRATION UNDER THE ACT AND SUCH LAWS.

            Section 7.5 Insurance; Risk of Loss. Seller will, or will cause the Companies to, keep insurance policies currently maintained by Seller or the Companies, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date, and Buyer shall become solely responsible for all insurance coverage after the Closing Date with respect to the Business. All proceeds of insurance that may be collected by Seller (in excess of any deductible, retention or self-insurance amount) in respect of any damage to the properties or assets of any Company that occurs on or before the Cut-Off Date shall (a) be retained by Seller to the extent Seller has repaired, restored or paid for such damage, or (b) be paid over to Buyer at or following the Closing to the extent Seller has not repaired, restored or paid for such damage. Provided that Seller complies with Seller's obligations under this
Section 7.5, neither the occurrence of any casualty damage nor the payment, receipt or collection of insurance proceeds shall be included or accounted for in any way under the provisions of Section 2.4 or in the determination of Final Working Capital. To the extent that after the Closing any party hereto requires any information from the other party hereto in order to make any filings with insurance carriers or insurance regulators, the other party will promptly supply such information.

            Section 7.6 Consents. Buyer acknowledges that (i) certain consents (including consents contingent on the fulfillment of certain conditions), approvals, waivers, agreements, or actions of, or (with or without lapse of time) notice to, third parties relating to the transactions contemplated by this Agreement may be required under instruments, contracts, commitments, agreements or arrangements (the "Required Consents"), which Required Consents have not been obtained or are themselves subject to conditions not fulfilled as of the Closing, and (ii) certain new governmental franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights may be required in order for Buyer to conduct the Business following the Closing in the same manner in which the Business was conducted before the Closing. Except as otherwise expressly provided in this Section 7.6, and subject to compliance with Section 6.3, Seller shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any Required Consents or any such governmental franchises, approvals, permits, licenses, orders, registrations, certificates, variances, or similar rights that may be required. Subject to Seller's compliance with Section 6.3 and this Section 7.6, no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, based on (A) the failure to obtain any such Required Consents or any such governmental franchises, approvals, permits licenses, orders, registrations, certificates, variances or similar rights, or (B) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Required Consents or any such governmental franchises, approvals, permits, licenses, orders, registrations, certificates, variances or similar rights; provided, however, that nothing stated herein shall supersede the conditions set forth in Sections 8.2 and 8.3 or the obligations of Seller under Section 6.3 or this
Section 7.6. At the request of Buyer, Seller shall use its commercially reasonable efforts to obtain, and cooperate with Buyer in any reasonable manner in connection with Buyer obtaining, any Required Consents and any governmental franchises, approvals, permits, licenses, orders, registrations, certificates, variances or similar rights; provided, however, that such action shall not include any requirement of Seller or any of its Affiliates to commence or participate in any litigation, make any payments or offer or grant any accommodation or undertake any liability or obligation (in each case financial or otherwise) to any third party (including any Governmental Body), unless in the case of any cost or expense incurred by Seller or any of its Affiliates, Buyer agrees to reimburse Seller for such cost or expense arising from any action by Seller or such Affiliate requested by Buyer.

            Section 7.7 Fees and Expenses. Except as provided in Section 7.2 or in this Section 7.7 or as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses; provided, however, that all expenses incurred in connection with obtaining updated title commitments shall be paid by Buyer.

            Section 7.8 Gift Cards, Etc; Return Policies. Following the Cut-Off Date, without recourse to Seller or any of its Affiliates (other than the Companies), Buyer shall manage and honor, in accordance with their respective terms, all gift certificates, gift cards, merchandise vouchers, coupons and refunds purchased, issued or earned in connection with the Business on or before the Cut-Off Date. For the 120-day period following the Cut-Off Date, Buyer shall honor all return policies of the Business with respect to products sold in connection with the conduct of the Business on or before the Cut-Off Date, without recourse to Seller or any of its Affiliates (other than the Companies).

            Section 7.9 HIPAA Confidentiality. Buyer shall enter into such confidentiality agreements with respect to all books and records of Seller relating to the Retained Employees as may be required under the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations promulgated thereunder ("HIPAA"). Seller may withhold from Buyer any portions of such books and records that contain protected health information on Retained Employees or their dependents to the extent Seller reasonably determines based on advice of counsel that disclosure of such information to Buyer would violate HIPAA. Seller will cooperate with Buyer to the extent that, in connection with making offers of employment to Business Employees, Buyer seeks any release of records from any Business Employee as may be required under HIPAA.

            Section 7.10 Non-Solicitation of Employees.

            (a) Neither Seller nor any of its Affiliates shall (i) for a period of one year from the Cut-Off Date, solicit the services, as employee, consultant or otherwise, (or cause or seek to cause to leave the employ of Buyer or any of its subsidiaries) any Retained Employee or (ii) for a period of two years from the Cut-Off Date, solicit the services, as employee, consultant or otherwise (or cause or seek to cause to leave the employ of Buyer or any of its subsidiaries) any Retained Employee at or above the level of store manager in the Business; provided, however, that the foregoing shall not apply (x) with respect to any Retained Employee as to whom conversations were initiated by such Retained Employee after such Retained Employee was discharged from or resigned employment with Buyer or any of its subsidiaries or (y) with respect to any public advertisement or general solicitation (or any hiring pursuant thereto) that is not specifically targeted at Retained Employees. Each of Buyer and Seller agrees to cooperate with the other party to correct any inadvertent breach of this
Section 7.10(a) by Seller or any of its Affiliates.

            (b) Neither Buyer nor any of its Affiliates shall (i) for a period of one year from the Cut-Off Date, solicit the services, as employee, consultant or otherwise, (or cause or seek to cause to leave the employ of Seller or any of its subsidiaries) any of Seller's or its subsidiaries' employees or (ii) for a period of two years from the Cut-Off Date, solicit the services, as employee, consultant or otherwise (or cause or seek to cause to leave the employ of Seller or any of its subsidiaries), any of the Seller's or its subsidiaries' employees at or above the level of store manager; provided, however, that the foregoing shall not apply (x) with respect to any employee as to whom conversations were initiated by such employee after such employee was discharged from or resigned employment with Seller or any of its subsidiaries, as the case may be, or (y) with respect to any public advertisement or general solicitation (or any hiring pursuant thereto) that is not specifically targeted at such employees. Each of Buyer and Seller agrees to cooperate with the other party to correct any inadvertent breach of this Section 7.10(b) by Buyer or any of its Affiliates.

            Section 7.11 Certain Litigation. Following the Closing, Buyer shall comply with the obligations set forth in item 3 of Schedule 4.13 of the Seller Disclosure Schedule.

            Section 7.12 Supplemental Quarterly Financial Statements.

            (a) Seller shall deliver to Buyer within 60 days after July 29, 2006 the unaudited balance sheet of the Business as of July 29, 2006 and the related unaudited statement of income of the Business for the three-month period then ended. Each of Seller and Buyer acknowledges and agrees that it is their intention for such supplemental quarterly information to be prepared in accordance with (A) GAAP on a basis consistent with the principles historically applied by Seller and (B) the requirements of Regulation S-X.

            (b) Prior to the Closing, Seller shall use commercially reasonable efforts to give to Buyer and any of its Affiliates such assistance as shall reasonably be requested by Buyer or any of its Affiliates in connection with any private placement or any registration or registered offering of any security or any periodic report required by applicable Requirements of Law. Any out-of-pocket costs incurred by Seller in connection with the foregoing shall promptly be reimbursed by Buyer.

                                  ARTICLE VIII
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

            The obligations of Buyer under this Agreement shall, at the option of Buyer (to the extent permissible under applicable law), be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

            Section 8.1 HSR Act. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

            Section 8.2 No Order. No court or other Governmental Body having jurisdiction over Buyer or Seller shall have issued any order, decree or ruling which is then in effect and has the effect of restraining or prohibiting the purchase and sale of the Shares.

            Section 8.3 Representations and Warranties. The representations and warranties of Seller contained in this Agreement, when read without any exception or qualification for materiality or Material Adverse Effect, shall be true and correct on the Closing Date as though made on the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), except for (a) changes or transactions therein permitted by this Agreement or resulting from any change or transaction consented to in writing by Buyer and (b) failures of representations and warranties to be true and correct which, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect.

            Section 8.4 Performance of Obligations. Seller shall have performed in all material respects all of its material covenants and agreements required by this Agreement to be performed at or prior to the Closing.

            Section 8.5 Closing Certificate. There shall have been delivered to Buyer a certificate dated the Closing Date, signed on behalf of Seller by a duly authorized officer of Seller, confirming the satisfaction of the conditions set forth in Sections 8.3 and 8.4.

            Section 8.6 Release of Encumbrances and Guaranties. Buyer shall have received reasonably satisfactory evidence that (a) any Encumbrances imposed by the Credit Agreement on the assets of the Companies and (b) any guaranties by the Companies pursuant to the Credit Agreement and the Indentures have been, or promptly following the Closing will be, released.

                                   ARTICLE IX
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

            The obligations of Seller under this Agreement shall, at the option of the Seller (to the extent permissible under applicable law), be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

            Section 9.1 HSR Act. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

            Section 9.2 No Order. No court or other Governmental Body having jurisdiction over Buyer or Seller shall have issued any order, decree or ruling which is then in effect and has the effect of restraining or prohibiting the purchase and sale of the Shares.

            Section 9.3 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement, when read without any exception or qualification for materiality, shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes or transactions therein permitted by this Agreement or resulting from any change or transaction consented to in writing by Seller.

            Section 9.4 Performance of Obligations. Buyer shall have performed in all material respects all of its material covenants and agreements required by this Agreement to be performed at or prior to the Closing.

            Section 9.5 Closing Certificate. There shall have been delivered to Seller a certificate dated the Closing Date, signed on behalf of Buyer by a duly authorized officer of Buyer, confirming the satisfaction of the conditions set forth in Sections 9.3 and 9.4.

                                   ARTICLE X
                                INDEMNIFICATION

            Section 10.1 Indemnification by Seller. (a) From and after the Closing, Seller agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:

            (i) any breach of any warranty or the inaccuracy of any representation of Seller contained in this Agreement or the certificate delivered by or on behalf of Seller pursuant to Section 8.5 (for purposes of this Section 10.1(a)(i), other than with respect to Sections 4.20 and 4.23, such representations and warranties shall be read without reference to qualifications as to materiality, including the words "material" and "Material Adverse Effect" set forth therein);

            (ii) any breach by Seller of, or failure by Seller to perform, any of its covenants or obligations contained in this Agreement;

            (iii) the matters set forth as item 4 of Schedule 4.9(c) and items 2, 4 and 5 of Schedule 4.13 of the Seller Disclosure Schedule; and

            (iv) any litigation, arbitration, administrative or other proceedings, pending or threatened against the Companies arising out of any occurrence or event prior to the Effective Time to the extent that such litigation, arbitration, administrative or other proceeding does not arise out of or relate to the Business or any of the assets of the Business.

provided, however, that Seller shall be required to indemnify and hold harmless each Buyer Group Member under Section 10.1(a)(i) with respect to Losses and Expenses incurred only to the extent that:

            (x) the amount of Loss and Expense suffered by Buyer Group Members related to each individual claim exceeds $25,000 (in which event, subject to clauses (y) and (z) below, Seller shall indemnify Buyer for the full amount of such Loss and Expense (including the initial $25,000));

            (y) the aggregate amount of such Losses and Expenses (other than Losses and Expenses excluded by clause (x) above) exceeds one and six-tenths percent (1.6%) of the Purchase Price (it being understood that such amount shall be a deductible for which Seller shall bear no indemnification responsibility); and

            (z) the aggregate amount required to be paid by Seller pursuant to
      Section 10.1(a)(i) shall not exceed nine and six-tenths percent (9.6%) of the Purchase Price.

            Notwithstanding the foregoing, none of the limitations set forth in clauses (x), (y) and (z) above shall apply with respect to Seller's indemnification obligations relating to Section 4.4(a).

            (b) The indemnification provided for in Section 10.1(a) shall terminate twelve (12) months after the Closing Date (and no claims shall be made by any Buyer Group Member under Section 10.1(a) thereafter), except that the indemnification by Seller shall continue as to:

            (i) the covenants of Seller set forth in Sections 7.10 and 12.6, which shall survive for 180 days following the periods of time set forth in such sections;

            (ii) the representation set forth in Section 4.4(a) and the covenants of Seller set forth in Article II, Sections 7.2, 7.3, 7.5, 7.6, 7.7, 7.9 and 12.12, which shall survive until the expiration of the relevant statutory period of limitations applicable to the underlying claim, giving effect to any waiver, mitigation or extension thereof; and

            (iii) any Losses or Expenses of which any Buyer Group Member has validly given a Claim Notice to Seller in accordance with the requirements of Section 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.1(b), as to which the obligation of Seller shall continue solely with respect to the specific matters in such Claim Notice until the liability of Seller shall have been determined pursuant to this Article X, and Seller shall have reimbursed all Buyer Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice in accordance with this Article X.

            Section 10.2 Indemnification by Buyer. (a) From and after the Closing, Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from:

            (i) any breach of any warranty or the inaccuracy of any representation of Buyer contained in this Agreement or the certificate delivered by or on behalf of Buyer pursuant to Section 9.5 (for purposes of this Section 10.2(a)(i), such representations and warranties shall be read without reference to qualifications as to materiality, including the words "material" and "Material Adverse Effect" set forth therein);

            (ii) any breach by Buyer of, or failure by Buyer to perform, any of its covenants and obligations contained in this Agreement;

            (iii) the Assumed Contract Liabilities; and

            (iv) any liability or obligation arising out of or relating to the Business (other than those items for which Buyer is entitled to indemnification from Seller under Section 10.1(a)).

provided, however, that Buyer shall be required to indemnify and hold harmless under Section 10.2(a)(i) with respect to Losses and Expenses incurred by Seller Group Members only to the extent that:

            (x) the amount of Loss and Expense suffered by Seller Group Members related to each individual claim exceeds $25,000 (in which event, subject to clauses (y) and (z) below, Buyer shall indemnify Seller for the full amount of such Loss and Expense (including the initial $25,000));

            (y) the aggregate amount of such Losses and Expenses (other than Losses and Expenses excluded by clause (x) above) exceeds one and six-tenths percent (1.6%) of the Purchase Price (it being understood that such amount shall be a deductible for which Buyer shall bear no indemnification responsibility); and

            (z) the aggregate amount required to be paid by Buyer pursuant to
Section 10.2(a)(i) shall not exceed nine and six-tenths percent (9.6%) of the Purchase Price.

            Notwithstanding the foregoing, none of the limitations set forth in clauses (x), (y) and (z) above shall apply with respect to Buyer's indemnification obligations relating to Section 5.2(a).

            (b) The indemnification provided for in Section 10.2(a) shall terminate twelve (12) months after the Closing Date (and no claims shall be made by any Seller Group Member under Section 10.2(a) thereafter), except that the indemnification by Buyer shall continue as to:

            (i) the covenants of Buyer set forth in Section 12.6, which shall survive for 180 days following the periods of time set forth in such sections;

            (ii) the representation set forth in Section 5.2(a), the covenants of Buyer set forth in Article II, Sections 6.7, 7.1, 7.2, 7.3, 7.6, 7.7, 7.8, 7.9, 7.11 and 12.12 which shall survive until the expiration of the relevant statutory period of limitations applicable to the underlying claim, giving effect to any waiver, mitigation or extension thereof;

            (iii) the obligations of Buyer pursuant to Sections 10.2(a)(iii) and 10.2(a)(iv), which shall survive indefinitely; and

            (iv) any Losses or Expenses of which any Seller Group Member has validly given a Claim Notice to Buyer in accordance with the requirements of Section 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.2(b), as to which the obligation of Buyer shall continue solely with respect to the specific matters in such Claim Notice until the liability of Buyer shall have been determined pursuant to this Article X, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice in accordance with this
      Article X.

            Section 10.3 Notice of Claims. Any Buyer Group Member or Seller Group Member seeking indemnification hereunder (the "Indemnified Party") shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced.

            Section 10.4 Determination of Amount. (a) In calculating any Loss or Expense there shall be deducted any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer). Each party agrees to use commercially reasonable efforts to make any such insurance recovery. Buyer and Seller agree that, for purposes of computing the amount of any indemnification payment under this Article X, any such indemnification payment shall be treated as an adjustment to the Purchase Price for all Tax purposes. If Seller is required to indemnify a Buyer Group Member pursuant to the provisions of Section 10.1, and the cost, expense or liability for which the indemnification is sought under Section 10.1 has provided any Buyer Group Member with a Tax benefit actually saved or recovered, the amount of such Tax benefit that has been realized or received, after taking into consideration all costs and expenses incurred in obtaining such Tax savings, shall reduce Seller's liability to indemnify a Buyer Group Member under Section 10.1.

            (b) After the giving of any Claim Notice pursuant to Section 10.3, the amount of indemnification to which an Indemnified Party shall be entitled under this Article X shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.

            Section 10.5 Third Person Claims. (a) Any party seeking indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party shall notify the Indemnitor in writing, and in reasonable detail, of the third Person claim within five business days after receipt by such Indemnified Party of written notice of the third Person claim. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within 10 business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a third Person claim, the Indemnified Party shall notify the Indemnitor with a copy of the complaint within five business days after receipt thereof and shall deliver to the Indemnitor within seven business days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. The failure to give notice as provided in this Section
10.5 shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

            (b) In the event any legal proceeding shall be threatened or instituted or any claim or demand shall be asserted by any Person in respect of which payment may be sought by one party hereto from the other party under the provisions of this Article X, the Indemnified

Party shall promptly cause written notice of the assertion of any such claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnitor. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall contain a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based, the facts giving rise to an alleged basis for the claim and the amount of the liability asserted against the Indemnitor by reason of the claim. In the event of the initiation of any legal proceeding against the Indemnified Party by a third Person, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, at the expense of the Indemnitor, and control the defense of such proceeding. Neither the Indemnitor nor the Indemnified Party may settle any such proceeding which settlement obligates the other party to pay money, to perform obligations or to admit liability without the consent of the other party, such consent not to be unreasonably withheld; provided, that, if the Indemnitor wishes to settle any such proceeding and the Indemnified Party does not consent to such settlement, the Indemnitor shall not have any liability or obligation in excess of the proposed settlement amount. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer, certified or bank cashier's check within 30 days after the date of such notice.

            (c) To the extent of any inconsistency between this Section 10.5 and
Section 7.2(c) (relating to Tax contests), the provisions of Section 7.2(c) shall control with respect to Tax contests.

            Section 10.6 Limitations. (a) In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article X, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

            (b) EXCEPT IN CONNECTION WITH THIRD-PERSON CLAIMS, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOSS OF REVENUES OR PROFITS), EXEMPLARY OR PUNITIVE DAMAGES, ARISING UNDER ANY LEGAL OR EQUITABLE THEORY, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, ALL OF WHICH ARE HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT ANY PARTY TO THIS AGREEMENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

            (c) Except for remedies that cannot be waived as a matter of law and injunctive and provisional relief (including, but not limited to, specific performance), if the Closing occurs, this Article X shall be the exclusive remedy of the parties hereto for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the sale of the Shares contemplated hereby. In furtherance of the foregoing, each party hereto hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action of such party against the other party arising under this Agreement or under any certificate delivered pursuant to this Agreement as a matter of equity or under or based upon any federal, state, provincial, local or foreign statute, law, ordinance, rule or regulation (including those relating to Environmental Laws) or arising under or based upon common law or otherwise, except that this Section 10.6(c) shall not limit the remedies of a party with respect to a claim based on fraud.

            Section 10.7 Mitigation. Each of the parties agrees to take all reasonable steps to mitigate their respective Losses and Expenses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses and Expenses that are indemnifiable hereunder.

                                   ARTICLE XI
                                   TERMINATION

            Section 11.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

            (a) by the mutual written consent of Buyer and Seller;

            (b) by Seller upon 15 business days' notice to Buyer if any of the conditions in Article IX shall have become incapable of fulfillment at the Closing, and shall not have been waived in writing by Seller; provided, that, Seller's right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to Seller if Seller's failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the conditions of Article IX to be capable of fulfillment at the Closing;

            (c) by Buyer upon 15 business days' notice to Seller if any of the conditions in Article VIII shall have become incapable of fulfillment at the Closing, and shall not have been waived in writing by Buyer; provided, that, Buyer's right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to Buyer if Buyer's failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the conditions of Article VIII to be capable of fulfillment at the Closing;

            (d) by Buyer or Seller if any court or other Governmental Body having jurisdiction over Buyer or Seller shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the purchase and sale of the Shares; or

            (e) by Buyer or Seller if the Closing shall not have occurred on or before November 27, 2006 (or such later date as may be agreed to in writing to Buyer and Seller); provided, however, that either party may by written notice to the other party delivered on or before November 27, 2006 extend such date until any date prior to April 2, 2007 if the failure of the Closing to have occurred on or before November 27, 2006 shall have resulted from the failure of the condition set forth in Sections 8.1 and 9.1; provided, further, that the right to terminate this Agreement pursuant to this Section 11.1(e) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or prior to the aforesaid dates.

            Section 11.2 Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 11.1 shall give written notice of such termination to the other party to this Agreement.

            Section 11.3 Effect of Termination. If this Agreement is terminated pursuant to this Article XI, all further obligations of the parties under this Agreement shall terminate without any liability to the other party (other than this Section 11.3 (Effect of Termination), Section 7.7 (Fees and Expenses), and
Article XII (Miscellaneous), which provisions shall each survive such termination; provided, however, that nothing in this Section 11.3 shall relieve any party from any liability for a willful breach of this Agreement.

                                  ARTICLE XII
                                  MISCELLANEOUS

            Section 12.1 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing only for the period during which an indemnification claim is permitted to be made pursuant to Article X, after which time such representations and warranties shall terminate and the parties shall have no rights or remedies thereafter with respect to any breach of such representations or warranties.

            Section 12.2 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York.

            Section 12.3 No Public Announcement. Neither Buyer nor Seller shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with SEC disclosure obligations or the rules of any United States or foreign stock exchange.

            Section 12.4 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by private courier or by registered or certified mail, and shall be deemed given when so delivered personally, by facsimile or by private courier or, if mailed, two business days after the mailing, as follows:

            If to Buyer, to:

                Belk, Inc.
                2801 West Tyvola Road
                Charlotte, North Carolina 28217
                Attention:  Ralph A. Pitts

            with a copy to:

                King & Spalding LLP
                1180 Peachtree Street
                Atlanta, Georgia 30309
                Facsimile:  (404) 572-5100
                Attention:  John D. Capers, Jr.

            If to Seller, to:

                Saks Incorporated
                750 Lakeshore Parkway
                Birmingham, Alabama 35211
                Facsimile:  (205) 940-4468
                Attention:  Executive Vice President and General Counsel

            with a copy  to:

                Sidley Austin LLP
                One South Dearborn Street
                Chicago, IL 60603
                Facsimile:  (312) 853-7036
                Attention: Michael S. Sigal and Gary D. Gerstman or to such other address as such party may indicate by a notice delivered to the other party hereto.

            Section 12.5 Successors and Assigns. (a) The rights of either party under this Agreement shall not be assignable by such party hereto prior to the Closing without the prior written consent of the other party.

            (b) Following the Closing, neither party may assign any of its rights hereunder to any third Person without the prior written consent of the other party, except that either party may assign its rights hereunder to an Affiliate. Any assignment hereunder (whether before or after the Closing) shall not relieve the assigning party of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 12.5 and pursuant to Section 7.3 any right, remedy or claim under or by reason of this Agreement.

            Section 12.6 Access to Records after Closing. (a) For a period of six years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of the Companies to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Companies prior to the Cut-Off Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 12.6(a). If Buyer or the Companies shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller's expense, to segregate and remove such books and records as Seller may select.

            (b) For a period of six years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Companies which Seller or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 12.6(b). If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer's expense, to segregate and remove such books and records as Buyer may select.

            Section 12.7 Entire Agreement; Amendments. This Agreement, the exhibits and schedules referred to herein, the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

            Section 12.8 Interpretation. Articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules and exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Disclosure of any fact or item in any schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any schedule is or is not in the ordinary course of business for purposes of this Agreement. Seller may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement, amend or create any schedule, in order to add information or correct previously supplied information. No such amendment shall be evidence, in and of itself, that the representations and warranties in the corresponding section are no longer true and correct in all material respects. It is specifically agreed that such schedules may be amended to add immaterial, as well as material, items thereto. No such supplemental, amended or additional schedule shall be deemed to cure any breach for purposes of Section 8.3, unless Buyer does not object to such supplemental, amended or additional schedule within five business days after receipt thereof.

            Section 12.9 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

            Section 12.10 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

            Section 12.11 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Seller and Buyer.

            Section 12.12 Further Assurances. On and after the Closing Date each party hereto shall take such other actions and execute such other documents and instruments of conveyance and transfer as may be reasonably requested by the other party hereto from time to time to effectuate or confirm the transfer of the Shares to Buyer in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, on and after the Closing Date, at the request of Seller, Buyer and its Affiliates (including for purposes of this Section 12.12, the Companies) shall use commercially reasonable efforts to transfer to Seller and its Affiliates (i) any assets of the Companies that do not arise out of or relate to the Business, (ii) any assets relating primarily to the operation of the Club Libby Lu business and (iii) all Contracts that relate to businesses of Seller other than the Business (except for the Assigned Contracts).

            Section 12.13 Disclaimer of Warranties. Seller makes no representations or warranties with respect to any projections, forecasts or forward-looking information provided to Buyer. There is no assurance that any projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO SECTION 3.4(d), SELLER IS SELLING THE SHARES (AND THE BUSINESS AND ASSETS OF THE COMPANIES REPRESENTED THEREBY) ON AN "AS IS, WHERE IS" BASIS AND SELLER DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES WHETHER EXPRESS OR IMPLIED. SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO FITNESS, NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. Buyer acknowledges that neither Seller nor any of its representatives or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts or summaries heretofore made available by Seller or its representatives to Buyer or any other information which is not included in this Agreement or the schedules hereto, and neither Seller nor any of its representatives or any other Person will have or be subject to any liability to Buyer, any Affiliate of Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer, any Affiliate of Buyer or any of their agents, consultants, accountants, counsel or other representatives.

            Section 12.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United

States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

            Section 12.15 Waiver of Jury Trial. Each party hereto waives the right to a trial by jury in any litigation, proceeding or other legal action in connection with or relating to this Agreement, any Seller Ancillary Agreement or any Buyer Ancillary Agreement or the transactions contemplated hereby or thereby.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                         SAKS INCORPORATED

                                         By: /s/ DOUGLAS E. COLTHARP
                                             --------------------------
                                             Name: DOUGLAS E. COLTHARP
                                             Title: EVP & CFO

                                         BELK, INC.

                                         By: /s/ RALPH A. PITTS
                                             ----------------------
                                             Name: RALPH A. PITTS
                                             Title: EYP

                   Signature Page to Stock Purchase Agreement

                                                                       EXHIBIT A

                          TRANSITION SERVICES AGREEMENT

            This TRANSITION SERVICES AGREEMENT (this "Agreement"), dated as of [ ], 2006 and effective as of [ ], 2006 (the "Effective Date"), is made by and between [ ] Incorporated, a [ ] corporation ("Seller"), and [ ] a [ ] corporation ("Buyer").

                                    RECITALS

            WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of [ ], 2006, by and between Seller and Buyer (the "Purchase Agreement"), Seller has agreed to sell, or cause to be sold, to Buyer the Shares, and Buyer has agreed to purchase the Shares as provided therein; and

            WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, Buyer and Seller desire that Seller provide Buyer with certain transition services relating to the Business as set forth in this Agreement.

            NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

            1. TRANSITION SERVICES.

            (a) During the term of this Agreement as set forth in Section 7 (the "Transition Period"), and subject to the terms and conditions set forth herein, Seller shall provide, or cause one or more of its Affiliates to provide, to Buyer (with respect to the Business) each of the services specified on Annex A hereto (each of the nine (9) categories described on Annex A, a "Service" and, collectively, the "Services") from the Effective Date and for the specific period of time described on Annex A with respect to each such Service, which shall be provided in a manner consistent in all material respects with that provided by Seller or one or more of its Affiliates to the Business during the twelve (12) month period immediately prior to the Effective Date. Buyer shall purchase and pay for such Services as provided for herein. The quantity of each Service shall be that which Buyer reasonably requires for the operation of the Business in the ordinary course consistent in all material respects with the operation of the Business during the twelve (12) month period immediately prior to the Effective Date. The Services shall only be made available for, and Buyer shall only be entitled to utilize the Services for the benefit of the stores operated by or in development by the Companies immediately prior to the Effective Date. Annex B hereto contains a description of each of the Services specified on Annex A.

            (b) The fees payable by Buyer to Seller for each Service are set forth on Annex A and are substantially consistent with the costs allocated by Seller to the Business during the 12 month period immediately prior to the Effective Date; provided, that, if, after the Effective Date, Seller upgrades or otherwise changes any of the Services provided to its Affiliates, Seller shall provide Buyer with prior written notice at least 30 days prior to such upgrade or change to any Services. Seller shall offer such upgraded or changed Service to Buyer for a fee at a rate equal to the fee rate Seller charges its Affiliates for such upgraded or changed Service, and Annex A shall be amended to reflect such fees. Buyer acknowledges that some of the Services to be provided hereunder require instructions and information from Buyer, which Buyer shall provide to Seller in sufficient time for Seller or its Affiliates to provide or procure such Services. Buyer shall pay any additional costs or expenses resulting from any failure of Buyer to provide such instructions or information.

            (c) The parties shall cooperate and use commercially reasonable efforts to obtain the consent of any licensors of Software or any other third party that may be required in connection with the provision of any of the Services hereunder; provided, however, that Seller shall have no obligation to pay money or grant any accommodation to any third party in order to obtain any such consents, except to the extent Buyer agrees to reimburse Seller for any such payment made by Seller at the request of Buyer. If any such third party requires a payment in order to make the Services available to Buyer hereunder, each party shall promptly notify the other party of this additional cost and the parties shall discuss any viable work-around solution. In any such case, Buyer shall have the option to elect (i) to pay any amounts that are required to be paid to any third party to obtain the consent of such third party in order to receive the Services hereunder or (ii) to terminate any of the Services associated with the required consent. Under the circumstances contemplated by clause (ii) of this Section 1(c), Buyer shall not be required to pay the monthly residual cost contemplated by Section 7(e).

            (d) With respect to any error or defect in the provision of any Services, Seller will, at Buyer's request and to the extent practicable, use its commercially reasonable efforts to correct such error or defect or re-perform such Services as promptly as practicable without the payment of any further fees with respect to such defective Services.

            (e) On or before the fifteenth (15th) day of each month during the term of this Agreement, Seller will prepare and deliver to Buyer one or more reports reflecting the performance of Seller with respect to the target metrics set forth in Annex C (the "Target Performance Metrics") during the immediately preceding month. Notwithstanding anything contained herein to the contrary, such report or reports shall be provided for informational purposes only and, except as otherwise expressly provided herein, Seller shall incur no liability for any failure to meet such Target Performance Metrics.

            2. LIMITATION ON SERVICES. Except as provided in Section 1(b), Seller shall have no obligation to upgrade, enhance or otherwise modify any computer hardware, Software or network environment currently used in the Business or to provide any support or maintenance services for any computer hardware, Software or network environment that has been upgraded, enhanced or otherwise modified from the computer hardware, Software or network environments that is currently used in the Business.

            3. ADDITIONAL SERVICES. If Buyer reasonably determines that additional transition services of the type previously provided by Seller to the Business ("Additional Services") are necessary to complete the transition, Seller will consider in good faith providing such services to Buyer. Representatives of Seller and Buyer will meet to discuss the terms and conditions (including cost) upon which such Additional Services will be provided. Any such Additional Services mutually agreed to and the fees thereof shall be effective as of the date of execution of an amendment to this Agreement by duly authorized representatives of the parties hereto. It is understood and agreed that Seller shall be under no obligation to provide or procure any such Additional Services requested by Buyer.

            4. SUBCONTRACTORS. Seller may, directly or through one or more Affiliates, hire or engage one or more subcontractors or other third parties (each, a "Subcontractor") to perform any or all of its obligations under this Agreement; provided, that: (a) Seller remains ultimately responsible for ensuring that the obligations with respect to the nature, quality and standards of care set forth in Section 1 are satisfied with respect to any Service provided by any Subcontractor; (b) the use of any Subcontractor will not increase any fees payable by Buyer hereunder; (c) the use of any Subcontractor will not adversely affect the quality or timeliness of delivery of any Service provided to Buyer and (d) if Seller plans to use any company primarily engaged in the operation of retail department stores as a Subcontractor for particular Services pursuant to this Section 4, Seller shall provide Buyer with thirty (30) days' prior written notice of its intent to use such Subcontractor and Buyer may, in its sole discretion, elect to terminate those Services rendered by such Subcontractor pursuant to Section 8.

            5. TITLE TO SELLER EQUIPMENT; MANAGEMENT AND CONTROL.

            (a) All procedures, methods, systems, strategies, tools, equipment, facilities and other resources (except for the assets of the Business and any other procedures, methods, systems, strategies, tools, equipment, facilities and other resources owned by Buyer) used by Seller, any of its Affiliates or any Subcontractor in connection with the provision of Services hereunder (collectively, the "Seller Equipment") shall remain the property of Seller, its Affiliates or such Subcontractor and, except as otherwise provided herein, shall at all times be under the sole direction and control of Seller, its Affiliates or such Subcontractor.

            (b) Except as otherwise provided herein, management of, and control over, the provision of the Services (including the determination or designation at any time of the Seller Equipment, employees and other resources of Seller, its Affiliates or any Subcontractor to be used in connection with the provision of the Services) shall reside solely with Seller. Without limiting the generality of the foregoing, all labor matters relating to any employees of Seller, its Affiliates and any Subcontractor shall be within the exclusive control of such parties, and Buyer shall take no action affecting, or have any rights with respect to, such matters. Seller shall be solely responsible for the payment of all salary and benefits and all income tax, social security taxes, unemployment compensation, tax, workers' compensation tax, other employment taxes or withholdings and premiums and remittances with respect to employees of Seller and its Affiliates used to provide Services.

            (c) In connection with any obligations of Seller or any of its Affiliates to a third party, Seller shall not permit any lien or other encumbrance to be placed upon any assets or other materials owned by Buyer or any of its Affiliates that are transported, shipped, warehoused or otherwise held in the custody of Seller or any of its Affiliates on behalf of Buyer.

            6. BILLING AND PAYMENT.

            (a) Buyer shall promptly pay any bills and invoices that it receives from Seller or any of its Affiliates for Services provided under this Agreement, subject to receiving, if requested, any appropriate support documentation for such bills and invoices. Such charges shall be billed at the end of each calendar month. Unless otherwise provided herein or on Annex A, Buyer shall pay all invoices by wire transfer of immediately available funds in accordance with the instructions provided by Seller or any of its Affiliates (in writing to Buyer), as applicable, not later than fifteen (15) days following receipt by Buyer of Seller's or any of its Affiliates' invoice. Buyer shall not offset any amounts owing to it by Seller or any of Seller's Affiliates against amounts payable by Buyer hereunder or under any other agreement or arrangement. Should Buyer dispute any portion of any invoice, Buyer shall promptly notify Seller in writing of the nature and basis of the dispute.

            (b) If Buyer fails to pay the full amount of any invoice (except to the extent of any invoiced amounts reasonably disputed by Buyer in good faith and of which dispute Buyer has notified Seller in accordance with the requirements of this Agreement) within thirty (30) days after the relevant payment date, such failure shall be considered a material breach of this Agreement and if at any time the aggregate amount of such overdue unpaid invoices (except to the extent of any invoiced amounts reasonably disputed by Buyer in good faith and of which dispute Buyer has notified Seller in accordance with the requirements of this Agreement) exceeds $250,000, Seller may, without liability, suspend its obligations hereunder to provide any and all of the Services to Buyer until such time as such invoices have been paid in full (except to the extent of any invoiced amounts reasonably disputed by Buyer in good faith and of which dispute Buyer has notified Seller in accordance with the requirements of this Agreement). The remedy provided to Seller by this Section 6(b) shall be without limitation of any other applicable provisions of this Agreement, including Sections 6(d) and 7.

            (c) All charges and fees to be paid by Buyer to Seller and its Affiliates under this Agreement are exclusive of any applicable taxes required by law to be collected from Buyer (including withholding, sales, use, excise or services taxes, which may be assessed on the provision of the Services hereunder). If a withholding, sales, use, excise or services tax is assessed on the provision of any of the Services provided under this Agreement, Buyer shall pay directly, reimburse or indemnify Seller and its Affiliates for such tax. The parties shall cooperate with each other in determining the extent to which any tax is due and owing under the circumstances, and shall provide and make available to each other any resale certificate, information regarding out-of-state use of materials, services or sale, and other exemption certificates or information reasonably requested by the other party.

            (d) All payments required to be made pursuant to this Agreement shall bear interest from and including the date fifteen (15) days after such payment is due to but excluding the date of payment at an annual rate equal to the average daily one-month LIBOR rate in effect during the period, plus 150 basis points (except to the extent of any invoiced amounts reasonably disputed by Buyer in good faith in accordance with this Agreement, in which case no late fee shall be payable by Buyer in respect of any portion of such disputed amount resolved in Buyer's favor). Such interest shall be payable at the same time as the payment to which it relates.

            (e) Throughout the Transition Period and for one year thereafter, no more than once during each six month period, Seller shall, subject to Seller's site safety, confidentiality and security procedures, provide to such auditors (including third-party auditors and Buyer's internal audit staff) as Buyer may designate in writing, access to: (i) any facility at which the Services are being performed; (ii) appropriate Seller management personnel and Subcontractors; and (iii) the data and records (and other documentation reasonably requested by Buyer) maintained by Seller with respect to the Services solely for the purpose of: (A) performing its tax filings and reports, end of the month, end of fiscal quarter and end of fiscal year financial closing process, and to prepare the related financial statements and accounting reports, or to revise any financial statements and accounting reports for any prior periods; (B) performing audits and inspections of Buyer and its businesses (including any audits necessary to enable Buyer to meet its applicable regulatory requirements, including Section 404 of the Sarbanes-Oxley Act of 2002 ("SOA")); (C) enabling Buyer's auditors to attest to and report on the assessment of Buyer's management as to the effectiveness of its internal control structure and procedures for financial reporting relating to the Services within the meaning of Section 404 of the SOA; or (D) demonstrating to any third party as reasonably necessary Buyer's compliance with applicable laws or regulations. The scope of such audits may include, without limitation, to the extent reasonably necessary, (x) Seller's practices and procedures, (y) the adequacy of general controls (e.g., organizational controls, input/output controls, system modification controls, processing controls, system design controls and access controls) and security practices and procedures, and (z) the adequacy of disaster recovery and back-up procedures. Any such audits will be conducted at Buyer's expense.

            7. TERM OF AGREEMENT; TERMINATION.

            (a) This Agreement shall commence on the Effective Date and shall continue (unless sooner terminated pursuant to the terms hereof) for the period during which Seller is providing Services hereunder, or such shorter period as may be specified on Annex A with respect to any particular Service. In the event that Buyer desires to renew any Services beyond the date at which they terminate pursuant to Section 1(a), Buyer shall notify Seller of such desire to renew any such Services at least sixty (60) days prior to the expiration of the initial service period for such Services as set forth on Annex A. Buyer shall be entitled to renew any particular Service in monthly increments for a renewal period not to exceed 50% of the initial service period set forth on Annex A; provided, however, that with respect to information technology Services, the renewal period shall be identical to the initial service period. Neither Seller nor any of its Affiliates shall be obligated to provide Services on behalf of Buyer following the expiration or earlier termination of this Agreement or any particular Service.

            (b) Buyer may terminate this Agreement at any time upon thirty (30) days' prior written notice to Seller in the event of a material breach of this Agreement by Seller. If Seller cures the breach within thirty (30) days following receipt of such notice, this Agreement shall remain in full force and effect.

            (c) Seller may terminate this Agreement at any time upon thirty (30) days' prior written notice to Buyer in the event of a material breach of this Agreement by Buyer. If Buyer cures the breach within thirty (30) days following receipt of such notice, this Agreement shall remain in full force and effect; provided, that if such breach relates to the non-payment by

Buyer of any fees or expenses under Section 6, then termination under this
Section 7(c) shall be effective fifteen (15) days from the date of receipt of notice of breach from Seller unless all unpaid fees or expenses have been paid in full within such 15-day period (except to the extent of any invoiced amounts reasonably disputed by Buyer in good faith and of which dispute Buyer has notified Seller in accordance with the requirements of this Agreement).

            (d) Buyer may terminate this Agreement by written notice to Seller upon a Change in Control of Seller at any time within 60 days following the Change in Control. Any such termination shall be effective upon Seller's receipt of Buyer's termination notice unless otherwise agreed by the parties. A "Change in Control" means the occurrence of any of the following events: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("the Exchange Act")) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of Seller representing fifty percent (50%) or more of the total voting power represented by Seller's then outstanding voting securities; (ii) the consummation of the sale or disposition by Seller of all or substantially all of Seller's assets to an unaffiliated third party (excluding, for the avoidance of doubt, a sale-leaseback transaction or similar financing transaction); or (iii) the consummation of a merger or consolidation of Seller with any other entity, other than a merger or consolidation which would result in the voting securities of Seller outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of Seller or such surviving entity or its parent outstanding immediately after such merger or consolidation.

            (e) Notwithstanding any other provision in this Agreement to the contrary, (i) if this Agreement is terminated for any reason, Buyer shall remain liable for the payment of fees and expenses accruing for the period prior to termination even though such fees may not become due until after termination and
(ii) if this Agreement is terminated by Seller or any particular Service is terminated by Buyer pursuant to Section 8, Buyer shall remain liable for 50% of the monthly fees associated with all of the Services (in the case of a termination of the Agreement) or 50% of the monthly fees associated with any particular Service (in the case of a partial termination pursuant to Section 8), in each case as specified on Annex A, from the termination date through the end of the initial service period or the renewal period, as the case may be. Further, in the event of termination of this Agreement pursuant to this Section 7, Sections 5(a), 6(a), 6(c)-(d), 7, 9-11, 13, 14 and 16 through 25 shall continue in full force and effect.

            (f) Provided that Buyer has met and continues to meet its obligations set forth in Section 6, prior to the termination of this Agreement, Seller shall cooperate with Buyer as reasonably requested by Buyer to effect an orderly transition of the Services provided hereunder and shall use commercially reasonable efforts to assist Buyer to complete the transition as promptly as practicable. In addition, Seller will facilitate and support Buyer in the conversion of all necessary systems from Seller's systems to Buyer's systems, including support of the mapping and transferring of files. The parties agree to cooperate in good faith and to use their commercially reasonable efforts to mutually develop a conversion plan to effect the orderly transition of the Services from Seller's systems to Buyer's systems. In connection therewith, the parties will in good faith consider modifications to the initial service periods. Buyer agrees to pay Seller for such conversion services on the basis of Seller's direct costs, administrative support costs and costs associated with special requests.

            8. PARTIAL TERMINATION. Subject to Section 7(e), Buyer may terminate any or all of the Services, effective as of the last day of an accounting month of Seller, at any time prior to the expiration of the period specified on Annex A (including any renewal period) upon at least sixty (60) days' prior written notice to Seller. As soon as reasonably practicable following receipt of any such notice, Seller shall advise Buyer in writing as to whether termination of such Services shall reasonably require the termination or partial termination of, or otherwise affect the provision of, any other Services. If such is the case, Buyer may withdraw its termination notice in writing within five (5) days of being so advised by Seller. Otherwise, such termination shall be final.

            9. COST ADJUSTMENT FACTOR. The fee for each Service specified on Annex A may be increased every six months during the Service Period to pass along the Business's proportionate share, on the basis of the Business's relative utilization of the affected Service(s), of increases (if any) to the core costs (including, but not limited to payroll, utilities, health and welfare benefits, third party service contracts and materials) of providing such Services. Seller will provide advance notice and reasonable support documentation to Buyer of any such fee increase.

            10. CERTAIN ADVANCE PAYMENTS. Any obligations or liabilities of Buyer that would require an out-of-pocket expenditure from Seller or its Affiliates in order for Seller to perform the Services (e.g., payroll and accounts payable, to the extent Buyer directs Seller and Seller agrees to pay such amounts from accounts of Seller or its Affiliates) shall be advanced to Seller by Buyer in a manner specified in a notice to Buyer from Seller from time to time, it being understood that Seller shall have no obligation to make or commit to make any such expenditure until such time as the applicable advance has been received by Seller.

            11. CONFIDENTIALITY. Each party shall, and shall cause each of its Affiliates and each of its and their officers, directors and employees to, hold all information relating to the business of the other party disclosed to it by reason of this Agreement (the "Confidential Information") confidential, and shall not disclose or permit to be disclosed any such Confidential Information to any third party unless legally required to disclose such information; provided, however, that to the extent that a Person receiving Confidential Information hereunder may receive the written advice of outside counsel that disclosure of any Confidential Information is required in order that such Person not commit a violation of law, such Person: (a) to the extent not inconsistent with such Person's obligation to disclose, will give the other party hereto prompt notice of such request so that such party may seek an appropriate protective order: (b) may only disclose such information if it shall first have used commercially reasonable efforts to, and, if practicable, shall have afforded the other party the opportunity to, obtain an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed; and (c) if such protective order or other remedy is not obtained, or the other party waives such Person's compliance with the provisions of this Section 11, shall only furnish that portion of the Confidential Information which is legally required to be so disclosed. As used herein, "Confidential Information" does not include any information that: (i) is or becomes generally available to the public or the retail industry other than as a result of a disclosure by the party receiving the Confidential Information in violation of this Agreement; (ii) was available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party; (iii) becomes available to the receiving party from a Person other than the disclosing party or its Affiliates who is not, to the receiving party's knowledge, subject to any legally binding obligation to keep such information confidential; or (iv) such party demonstrates is or was independently developed by or on behalf of such party without the direct or indirect use of any of the other party's Confidential Information. In the event Buyer terminates this Agreement upon the occurrence of a Change in Control pursuant to Section 7(d), Seller shall, at the request of Buyer, promptly redeliver to Buyer all copies of documents containing Confidential Information of Buyer and will promptly destroy all memoranda, notes, writings and other material (in any format, including, without limitation, electronic) prepared by Seller or any of its officers, directors, employees or advisors based upon, in whole or in part, any Confidential Information of Buyer. In addition, Seller will certify to Buyer its compliance with this Section 11.

            12. THIRD PARTY NON-DISCLOSURE AGREEMENTS. To the extent that any third party proprietor of information or Software to be disclosed or made available to Buyer in connection with performance of the Services hereunder requires a specific form of non-disclosure agreement as a condition of its consent to use of the same for the benefit of Buyer or to permit Buyer access to such information or Software, Buyer shall execute (and shall cause Buyer's employees to execute, if required) any such form in substantially the same form executed by Seller (if required).

            13. LIMITATION OF LIABILITY; DISCLAIMER; INDEMNITY.

            (a) Neither party nor any of their respective Affiliates shall be liable to the other party, its Affiliates or any third party for any special, incidental, consequential (including loss of revenues or profits), exemplary or punitive damages arising from any claim relating to this Agreement or any of the Services to be provided hereunder or the performance of or failure to perform such party's obligations under this Agreement, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, all of which are hereby excluded by agreement of the parties regardless of whether or not any party to this Agreement has been advised of the possibility of such damages. In addition, neither party nor any of their respective Affiliates shall be liable to the other party, its Affiliates or any third party for any direct damages arising from any claim relating to this Agreement or any of the Services to be provided hereunder or the performance of or failure to perform such party's obligations under this Agreement, except to the extent that such direct damages are caused by the fraud, negligence or willful misconduct of such party or its respective Affiliates. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, SELLER SPECIFICALLY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR PURPOSE AND NON-INFRINGEMENT. Notwithstanding the foregoing, Seller's cumulative aggregate liability to Buyer and its Affiliates under this Agreement shall not exceed the amount of fees paid by Buyer to Seller pursuant to this Agreement during the six (6) months prior to the date of such failure; provided, that, if the date of such failure occurs prior to the first 6-month anniversary of the date of this Agreement, Seller's aggregate liability shall not exceed an amount equal to the good faith estimate of the fees to be paid during the first six (6) months of this Agreement unless such failure arises from fraud or willful misconduct of Seller, which estimate shall be based on the aggregate amount of fees received by Seller pursuant hereto at the time of such failure. Notwithstanding anything contained herein to the contrary, the limitations set forth in this Section 13(a) shall not apply with respect to any breach of Section 11.

            (b) Buyer shall indemnify Seller and each of its Affiliates against all Losses attributable to any third party claims arising from or relating to the provision of Services under this Agreement to the extent that such Losses arise from the fraud, negligence or willful misconduct of Buyer, any of its Affiliates or any of their respective employees, officers or directors.

            (c) Seller shall indemnify Buyer and each of its Affiliates against all Losses attributable to any third party claims arising from or relating to the provision of Services under this Agreement to the extent that such Losses arise from the fraud, negligence or willful misconduct of Seller, any of its Affiliates or any of their respective employees, officers or directors.

            (d) All claims for indemnification pursuant to this Section 13 shall be made in accordance with the procedures set forth in Sections 10.3 and 10.5 of the Purchase Agreement.

            14. RELATIONSHIP OF PARTIES. Except as specifically provided herein, neither party shall: (a) act or represent or hold itself out as having authority to act as an agent or partner of the other party; or (b) in any way bind or commit the other party to any obligations or agreement. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust, fiduciary relationship or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement. The parties' respective rights and obligations hereunder shall be limited to the contractual rights and obligations expressly set forth herein on the terms and conditions set forth herein.

            15. FORCE MAJEURE. If Seller, any of its Affiliates or any Subcontractor is prevented from or delayed in complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers or carriers, shortages of fuel, power, raw materials or components, any law, order, proclamation, regulation, ordinance, demand, seizure or requirement of any governmental authority, riot, civil commotion, war, rebellion, acts of terrorism, nuclear accident or other causes beyond the reasonable control of any such Person or other acts of God, or acts, omissions or delays in acting by any governmental or military authority or Buyer, then upon notice to Buyer, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability and Seller shall have no liability to Buyer, it Affiliates or any other Person in connection therewith. Seller and Buyer shall make commercially reasonable efforts to remove such disability within thirty (30) days after giving notice of such disability; provided, however, that nothing in this
Section 15 will be construed to require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the reasonable judgment of Seller, are contrary to its interest. It is understood that the settlement of a strike, walkout, lockout or other labor dispute will be entirely within the discretion of Seller. If Seller is unable to provide any of the Services due to such a disability, each party shall use their commercially reasonable efforts to cooperatively seek a solution that is mutually satisfactory. In addition, upon becoming aware of a disability causing a delay in performance or preventing performance of any obligations of Seller under this Agreement, Buyer shall have the right, but not the obligation, to engage subcontractors to perform such obligations for the duration of the period during which such disability delays or prevents the performance of such obligation by Seller.

            16. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by private courier or by registered or certified mail, and shall be deemed given when so delivered personally, by facsimile or by private courier or, if mailed, two business days after the mailing, as follows:

                  If to Buyer, to:

                        Belk, Inc.
                        2801 West Tyvola Road
                        Charlotte, North Carolina 28217
                        Facsimile: (704) 357-1883
                        Attention: Ralph A. Pitts

                  with a copy to:

                        King & Spalding LLP
                        1180 Peachtree Street
                        Atlanta, Georgia 30309
                        Facsimile: (404) 572-5100
                        Attention: John D. Capers, Jr.

                  If to Seller, to:

                        [    ] Incorporated
                        750 Lakeshore Parkway
                        Birmingham, Alabama 35211
                        Facsimile: (205) 940-4468
                        Attention: Executive Vice President and General Counsel

                  with a copy  to:

                        Sidley Austin LLP
                        One South Dearborn Street
                        Chicago, Illinois 60603
                        Facsimile: (312) 853-7036
                        Attention: Michael S. Sigal and Gary D. Gerstman or to such other address as such party may indicate by a notice delivered to the other party hereto.

            17. SUCCESSORS AND ASSIGNS. The rights of either party under this Agreement shall not be assignable by such party hereto (except by operation of law in connection with a merger involving, or sale of substantially all of the assets of, such party) without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this
Section 17 any right, remedy or claim under or by reason of this Agreement.

            18. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the annexes referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto (it being understood, however, that the Purchase Agreement and agreements contemplated thereby set forth certain additional understandings between Seller and Buyer regarding their relationship after the Closing Date). This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

            19. PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

            20. WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

            21. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Seller and Buyer.

            22. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York.

            23. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            24. INTERPRETATION. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings given to such terms in the Purchase Agreement. For purposes of this Agreement: (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein (i) to Sections mean the Sections of this Agreement and (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement. Headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

            25. ANNEXES. Annex A and Annex B shall be construed with and as an integral part of this Agreement to the same extent as if it was set forth verbatim herein.

            IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date set forth above, all effective as of the Effective Date.

                                          [ ] INCORPORATED

                                          By: ______________________________
                                              Name:
                                              Title:

                                          [BUYER]

                                          By: ______________________________
                                              Name:
                                              Title:

                                 Signature Page
                                       to
                          Transition Services Agreement

                                                                       EXHIBIT B

                           SOFTWARE LICENSE AGREEMENT

            This SOFTWARE LICENSE AGREEMENT (this "Agreement"), dated as of [__________][-], 2006 (the "Effective Date"), is made between Saks Incorporated, a Tennessee corporation (the "Licensor"), and [_____________], a [___________] corporation (the "Licensee").

                                    RECITALS

            WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of [__________][-], 2006, by and between Licensor and Licensee (the "Purchase Agreement"), Licensor has agreed to sell, or cause to be sold, to Licensee the Shares, and Licensee has agreed to purchase the Shares as provided therein; and

            WHEREAS, under the terms of the Purchase Agreement, Licensor agreed to grant to Licensee and its respective Affiliates a non-exclusive, perpetual license to use certain of the proprietary software of Licensor used in the Business prior to the Effective Time.

            NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, including the consideration set forth in the Purchase Agreement, the receipt and sufficiency of which are acknowledged, the Licensor and Licensee agree as follows:

            1. LICENSE.

            (a) Subject to the last sentence of this paragraph, Licensor grants to Licensee and its Affiliates, and Licensee hereby accepts, a royalty-free, non-exclusive, non-transferable (except as expressly provided herein), irrevocable (except by termination of this Agreement as expressly provided herein), fully paid-up and worldwide right and license (without any right to sublicense) to: (i) load, reproduce and use the proprietary software (in object and source code forms) identified on Exhibit A hereto as such software exists on the Effective Time, as such software is modified, upgraded, improved or enhanced pursuant to the Transition Services Agreement, dated as of [__________][-], 2006, by and between Licensor and Licensee, through the date of the termination of the information technology services in the Transition Services Agreement (the "Software") on an unlimited number of servers, mainframe, and mid-range computers or client workstations within the organization of Licensee and its Affiliates; (ii) modify, enhance, upgrade, create derivative works based upon and otherwise maintain and support the Software; and (iii) reproduce the Software for archival or back-up purposes only. All of the foregoing activities shall be conducted solely with respect to the Business in connection with the internal business operations of Licensee and its Affiliates and not for the purpose of providing services to a third party.

            (b) As applicable from time to time upon the reasonable request of Licensee, Licensor will provide to Licensee copies of the Software in object code and source code form, in the same form and medium as such Software was used or maintained by Licensor prior to the Effective Time, including all changes to the Software if modified, upgraded, improved or enhanced pursuant to the Transition Services Agreement prior to the date of termination of the information technology services in the Transition Services Agreement; provided, that, prior to any such delivery, all amounts due and owing to Licensor under the Transition Services Agreement shall have been paid in full by Licensee.

            2. CONSIDERATION. Pursuant to the terms of the Purchase Agreement, Licensor agrees to grant the licenses contained in this Agreement without additional compensation from Licensee.

            3. OWNERSHIP RIGHTS.

            (a) Except as provided in Section 3(b), all intellectual or other property rights in or related to the Software are and will remain the exclusive property of Licensor, whether or not specifically recognized or perfected under applicable law. Notwithstanding the foregoing, Licensee will not take any action that jeopardizes Licensor's proprietary rights or acquire any right in the Software, except the limited rights and licenses specified in Section 1.

            (b) All rights in new applications, improvements, new software, data, derivative works or any other addition, alteration or improvement to the Software or other materials developed or created by or for either party shall belong to the party that develops or creates the same.

            (c) Each party will obtain, at the other party's request, the execution of any instrument that the other party may request to give full effect to their respective rights under this Section 3.

            4. CONFIDENTIALITY.

            (a) Licensee acknowledges that the Software incorporates confidential and proprietary information. Licensee shall take all necessary precautions to safeguard the confidentiality of the Software, including (i) those taken by Licensee to protect its own confidential information; and (ii) those Licensor may reasonably require from time to time; provided, however, that under no circumstances shall the Licensee use less care than what is used to protect its own confidential and proprietary information. Licensee will not allow the removal or defacement of any confidentiality or proprietary notice placed on the Software, and will reproduce such notices on each copy of the Software that it makes. The placement of copyright notices on these items will not constitute publication or otherwise impair their confidential nature.

            (b) Licensee will not disclose, in whole or in part, any portion of the Software to any individual, entity or other person; provided nothing herein shall prevent Licensee from disclosing the Software to those of its employees or consultants who: (i) require access for any authorized use of the Software; and
(ii) agree to comply with the use and non-disclosure restrictions applicable to the Software under this Agreement. Licensee acknowledges that any unauthorized use or disclosure of the Software may cause irreparable damage to Licensor. If Licensee becomes aware of an unauthorized use or disclosure, Licensee shall immediately notify Licensor. Licensee shall take, at its expense, all reasonable steps which may be available to recover the Software, and to prevent its subsequent unauthorized use or dissemination. Licensee shall be responsible for any breach of this Agreement by its employees or consultants.

            (c) A confidentiality obligation will not exist for Licensee with respect to any portion of the Software that: (i) Licensee lawfully obtained from a third party without a confidentiality obligation; (ii) became available to the public other than as a result of any act or omission by Licensee or any of its employees or consultants; or (iii) is independently developed by Licensee or its Affiliates after the Effective Time by persons not having access or any reference to the Software.

            (d) If Licensee is ordered to disclose any confidential or proprietary information incorporated in the Software of Licensor, whether in a legal or regulatory proceeding, Licensee shall provide Licensor with prompt notice of such order and any opportunity to prevent such disclosure. In the event of any disclosure under this provision, Licensee shall disclose only that portion of the confidential or proprietary information that it is ordered to disclose pursuant to such legal or regulatory proceeding. Any such disclosure shall not be a breach of this Agreement.

            5. DISCLAIMER OF ALL WARRANTIES ON SOFTWARE.

LICENSEE ACKNOWLEDGES THAT THE SOFTWARE IS NOT DOCUMENTED, WAS NOT DESIGNED FOR USE BY THIRD PARTIES, MAY NOT SATISFY ALL OF LICENSEE'S REQUIREMENTS, AND THAT THE USE OF THE SOFTWARE MAY NOT BE UNINTERRUPTED OR ERROR-FREE. THE SOFTWARE IS LICENSED TO LICENSEE HEREUNDER "AS IS" AND "WITH ALL FAULTS." ALL WARRANTIES, CONDITIONS, REPRESENTATIONS, INDEMNITIES AND GUARANTEES WITH RESPECT TO THE SOFTWARE, WHETHER EXPRESS OR IMPLIED, ARISING BY LAW, CUSTOM, PRIOR ORAL OR WRITTEN STATEMENTS BY LICENSOR, ITS AGENTS OR OTHERWISE (INCLUDING, BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE AND NON-INFRINGEMENT) ARE HEREBY OVERRIDDEN, EXCLUDED AND DISCLAIMED.

            6. INDEMNITY FOR SOFTWARE. If an action is brought or a claim asserted against Licensor arising out of any use by Licensee of any improvement made in the Software by

Licensee, Licensee will, subject to the procedures set forth in Sections 10.3 and 10.5 of the Purchase Agreement, indemnify and hold harmless Licensor at Licensee's expense and pay all damages and costs finally awarded against Licensor, the costs of settling any such claim or action, and all reasonable attorneys fees and costs incurred in connection therewith.

            7. ENFORCEMENT OF RIGHTS IN SOFTWARE. In the event that Licensee becomes aware of the actual or threatened infringement by a third party of any intellectual property or other rights in the Software, Licensee shall promptly notify Licensor in writing. Licensor shall at all times have the right, but not the obligation, to take whatever steps it deems necessary or desirable to enforce the intellectual property or other rights in the Software, including the filing and prosecution of litigation. If Licensor elects to pursue a claim, it shall have sole and absolute discretion to engage legal counsel, control the litigation, retain any damages awarded, or settle the matter and retain the proceeds of the settlement. Licensee shall assist Licensor and cooperate in any litigation that ensues with respect to such infringement when and as reasonably requested by Licensor, and at Licensor's expense, including Licensee's reasonable costs.

            8. LIMITATIONS; DISCLAIMERS; RISK ALLOCATION.

UNDER NO CIRCUMSTANCES WILL LICENSOR BE LIABLE FOR ANY DAMAGES (WHETHER DIRECT, INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE OR INCIDENTAL) OR LOST PROFITS, WHETHER FORESEEABLE OR UNFORESEEABLE, BASED ON LICENSEE'S CLAIMS (INCLUDING BUT NOT LIMITED TO, CLAIMS FOR LOSS OF DATA, GOODWILL, USE OF MONEY OR USE OF THE SOFTWARE, INTERRUPTION IN USE OR AVAILABILITY OF DATA, STOPPAGE OF OTHER WORK OR IMPAIRMENT OF OTHER ASSETS), ARISING OUT OF BREACH OF EXPRESS OR IMPLIED WARRANTY, BREACH OF CONTRACT, MISREPRESENTATION, NEGLIGENCE, STRICT LIABILITY IN TORT OR OTHERWISE, REGARDLESS OF WHETHER A LIMITED REMEDY IS DEEMED TO FAIL ITS ESSENTIAL PURPOSE.

THE PARTIES EXPRESSLY ACKNOWLEDGE THAT THE LIMITATIONS CONTAINED IN THIS AGREEMENT REPRESENT THE EXPRESS AGREEMENT OF THE PARTIES WITH RESPECT TO THE ALLOCATION OF RISKS AMONG THE PARTIES INCLUDING: (i) THE FACT THAT LICENSOR DEVELOPED THE SOFTWARE FOR ITS OWN INTERNAL USE; (ii) THE SOFTWARE IS NOT DOCUMENTED; AND (iii) THE SOFTWARE WAS NOT DESIGNED FOR USE BY THIRD PARTIES. EACH PARTY FULLY UNDERSTANDS AND IRREVOCABLY ACCEPTS SUCH LIMITATIONS. EACH PARTY ACKNOWLEDGES THAT BUT FOR THE LIMITATIONS CONTAINED IN THIS AGREEMENT, THE PARTIES WOULD NOT HAVE ENTERED INTO THIS AGREEMENT.

ANY PROVISION OF THIS SECTION 8 WILL NOT APPLY ONLY WHEN AND TO THE EXTENT THAT APPLICABLE LAW SPECIFICALLY REQUIRES LIABILITY, DESPITE THE FOREGOING EXCLUSIONS AND LIMITATIONS.

            9. TERM AND TERMINATION.

            (a) The term of this Agreement shall commence on the Effective Time and shall remain in effect until it is terminated.

            (b) This Agreement may be terminated by Licensee without cause by giving ten (10) days advance notice to Licensor.

            (c) This Agreement may be terminated by Licensor in the event Licensee or any of its Affiliates materially breaches any covenant or obligation under this Agreement, and fails to cure such breach within thirty (30) days after Licensor gives written notice of the breach.

            (d) Upon any termination of this Agreement, the licenses under
Section 1 shall cease. Licensee and its Affiliates shall immediately discontinue all uses of the Software, and destroy or return to Licensor, at Licensor's option, all copies of the Software in any form, and all other materials containing or otherwise referring to the Software. Section 3, Section 4, Section 5, Section 6, Section 8 and this Section 9(d) shall survive any termination of this Agreement.

            10. RELATIONSHIP OF PARTIES. The contractual relationship among the parties established under this Agreement is solely that of licensor and licensee. Except as specifically provided herein, each party shall not: (a) act or represent or hold itself out as having authority to act as an agent or partner of another party; or (b) in any way bind or commit another party to any obligations or agreement. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust, fiduciary relationship or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement. The parties' respective rights and obligations hereunder shall be limited to the contractual rights and obligations expressly set forth herein on the terms and conditions set forth herein.

            11. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by private courier or by registered or certified mail, and shall be deemed given when so delivered personally, by facsimile or by private courier or, if mailed, two business days after the mailing, as follows:

                  If to Licensee, to:

                        [     ] Inc.
                        2801 West Tyvola Road
                        Charlotte, North Carolina 28217
                        Facsimile: [_____________________]
                        Attention: [_____________________]
                        with a copy to:

                        King & Spalding LLP
                        1180 Peachtree Street
                        Atlanta, Georgia 30309
                        Facsimile: (404) 572-5100
                        Attention: John D. Capers, Jr.

                  If to Licensor, to:

                        Saks Incorporated
                        750 Lakeshore Parkway
                        Birmingham, Alabama 35211
                        Facsimile: (205) 940-4468
                        Attention: Executive Vice President and General Counsel

                        with a copy  to:

                        Sidley Austin LLP
                        One South Dearborn Street
                        Chicago, Illinois 60603
                        Facsimile: (312) 853-7036
                        Attention: Michael S. Sigal and Gary D. Gerstman

or to such other address as such party may indicate by a notice delivered to the other party hereto.

            12. SUCCESSORS AND ASSIGNS. The rights under this Agreement shall not be assignable by Licensee and the duties shall not be delegated by Licensee without the prior written consent of Licensor. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 12 any right, remedy or claim under or by reason of this Agreement.

            13. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and Exhibit A contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto (it being understood, however, that the Purchase Agreement and agreements contemplated thereby, including the Transition Services Agreement, set forth certain additional understandings between

Licensor and Licensee regarding their relationship after the Effective Date). This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

            14. PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

            15. WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

            16. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Licensor and Licensee.

            17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York.

            18. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            19. INTERPRETATION. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings given to such terms in the Purchase Agreement. For purposes of this Agreement: (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein (i) to Sections mean the Sections of this Agreement and (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement. Headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

            20. EXHIBIT. Exhibit A shall be construed with and as an integral part of this Agreement to the same extent as if it was set forth verbatim herein.

                  [Remainder of page intentionally left blank]

            IN WITNESS WHEREOF, each of the parties have caused this Agreement to be duly executed, all as of the Effective Date.

                                  SAKS INCORPORATED

                                  By: _______________________________________
                                       Name:
                                       Title:

                                  [BUYER]

                                  By: _______________________________________
                                       Name:
                                       Title:

                                 Signature Page
                                       to
                           Software License Agreement

                                                                       EXHIBIT C

                  CLUB LIBBY LU LICENSED DEPARTMENTS AGREEMENT

                              Dated as of [ ], 2006

      This Club Libby Lu Licensed Departments Agreement (this "AGREEMENT") is between Parisian Stores, Inc., an Alabama corporation ("LICENSOR"), and Club Libby Lu, Inc., an Illinois corporation ("LICENSEE").

                              TERMS AND CONDITIONS

      Licensor and Licensee agree as follows:

      1. LOCATIONS. Licensee operates a department (each a "DEPARTMENT" and together the "DEPARTMENTS") for the sale of specialty merchandise targeting pre-teen girls and directly related items and related services (the "SPECIALTY MERCHANDISE") at each of Licensor's department stores listed on Schedule A (each listed department store a "LOCATION" and together the "LOCATIONS"). Licensor will provide Licensee with the floor space currently being utilized by Licensee at each of the Locations in accordance with this Agreement. Subject to and in accordance with Section 17(g), Licensor may close any Location. Licensee will operate all Departments for the sale of the Specialty Merchandise at each Location in accordance with this Agreement.

      2. TERM. The term of this Agreement will begin at the date hereof and, subject to the next sentence, extend for an initial term ending on the first anniversary of the date of this Agreement, unless sooner terminated as otherwise provided in this Agreement. Following the expiration of the initial term of this Agreement, the term of this Agreement will automatically extend for an indefinite period subject to termination by either party by providing the other party with not less than 90 days prior written notice of termination.

      3. LICENSE FEE.

            (a) AMOUNT. Licensee will pay to Licensor a license fee equal to 10% of Licensee's Net Sales (as defined in paragraph (b) of this Section 3) (the "LICENSE FEE").

            (b) NET SALES. "NET SALES" means the total amount, in dollars, of all sales of every kind made by or for Licensee at or from the Departments, after deducting the following: (i) refunds and credits to purchasers for returned goods; (ii) adjustments because of price differences on the exchange of goods; (iii) allowances for unsatisfactory services and merchandise where such allowances are not replaced or paid by the merchandise manufacturer or supplier;
(iv) sales, excise, occupation, and any other taxes; and (v) the Licensor Deductions (as defined in Section 3(d)).

            (c) RECEIPTS. All of Licensee's receipts for sales and services at or from the Departments ("RECEIPTS") will be registered on Licensor's point-of-sale terminal system located in the Departments, according to procedures established by Licensor from time to time. Receipts will be deemed received as follows: (i) cash receipts will be deemed received on the date actually received by Licensor; (ii) properly authorized credit card sales will be deemed received for the full price on the date registered in the POS terminal and all payments and collections on account of credit card sales will become the property of Licensor and will be payable solely to it; and (iii) properly authorized check receipts will be deemed received for the full price on the date registered in the POS terminal and all collections on account of check receipts will become the property of Licensor and payable solely to it.

            (d) SETTLEMENT. All Receipts will be held by Licensor until an accounting is made as provided in this Agreement. On or before the twentieth
(20th) day following the end of each Monthly Period during the term of this Agreement, Licensor will deliver to Licensee a written statement of Receipts held by Licensor for the Monthly Period most recently ended and an accounting for all deductions made by Licensor as provided in this Agreement ("SETTLEMENT STATEMENT"). Licensor will pay to Licensee, with the Settlement Statement, the amount of the Receipts in excess of the following deductions: (i) the License Fee; (ii) Licensor's actual costs for third-party bank credit card charges;
(iii) sales and excise taxes paid by Licensor on behalf of Licensee; (iv) the amount of unapproved credit charges, chargebacks by credit card issuers, and checks which were not properly authorized and returned without payment for any reason, including insufficient funds or fraud; (v) any amount to be paid by Licensor to any taxing authorities with respect to taxes (other than income taxes or capital gains taxes) on the License Fee payable to Licensor under this Agreement; and (vi) any Adjustments pursuant to Section 3(g). Items (ii) through
(v) above are referred to herein collectively as the "LICENSOR DEDUCTIONS."

            (e) INSPECTION OF RECORDS. Licensee will keep at its address identified in this Agreement for communications all books, invoices, records, and accounts relating to its business conducted under the terms of this Agreement, which will show among other things, all of Licensee's sales (for goods and services) in or from the Departments. Licensor will have the right to inspect such records at reasonable times during regular business hours. Licensor will keep at its address identified in this Agreement for communications all books, invoices, records, and accounts relating to the information contained in Settlement Statements, and Licensee will have the right to inspect them at reasonable times during regular business hours. Each party will maintain all its books, invoices, records, and accounts relating to the information contained in any Settlement Statement for at least two years from the end of the Weekly Period to which they relate.

            (f) MONTHLY PERIOD. "MONTHLY PERIOD" means a fiscal period consisting of approximately thirty (30) consecutive calendar days, beginning and ending pursuant to Licensor's published fiscal calendar.

            (g) ADJUSTMENTS. Licensor may adjust and settle disputes between Licensee and its customers (an "ADJUSTMENT") to the extent such Adjustment is equal to or less than the value of the goods or services that are the subject of such dispute. In no event shall Licensor approve an Adjustment that exceeds the value of the goods or services that are the subject of such dispute without the prior written consent of Licensee (such consent not to be unreasonably withheld, delayed or conditioned). Licensee will comply in all material respects with Licensor's policies with respect to accepting returned merchandise.

      4. ADDITIONAL OBLIGATIONS OF LICENSEE.

            (a) PERMITTED USE. The Departments will be used and occupied for the sole purpose of selling the Specialty Merchandise. The foregoing limitation on use is of the essence of this Agreement.

            (b) COVENANT OF CONTINUOUS OPERATION. Licensee will continuously and uninterruptedly occupy and use the Departments for the purpose of selling the Specialty Merchandise at all hours that the Locations are open. Licensee will conduct its business at all times in a reputable manner using its commercially reasonable efforts to produce the maximum volume of sales. Licensee will maintain ample merchandise of proper style, quality and quantity. Licensee will use commercially reasonable efforts to offer its services and sell its merchandise competitively with similar departments in the trading area of each Location. The foregoing covenant of continuous operation is of the essence of this Agreement.

            (c) EMPLOYEES; INDEPENDENT CONTRACTORS. Licensee will employ competent and sufficient management and selling employees who will be responsible for the efficient operation of the Departments, including without limitation competent managerial personnel at each Location. All Persons employed by Licensee in the operation of the Departments will be the employees of Licensee only. Licensee alone will determine the terms and conditions of such employment. Licensee's employees will be hired, paid, supervised, directed, controlled and fired solely by Licensee. Notwithstanding anything to the contrary contained in this Section 4, Licensee will remove from the Departments any Person who knowingly violates any of Licensor's procedures, policies, rules, or regulations.

            (d) OPERATING NAME. All sales, services, and other contact with customers, potential customers, and the public generally will be made by Licensee in the Club Libby Lu name or such other name as Licensee may operate a majority of Club Libby Lu stores and licensed operations existing as of the date hereof. All purchase orders for merchandise, supplies, and other items will be made by Licensee in its own name or in the name of an Affiliate, and Licensee will pay for such purchases on or before the date they are due. The parties acknowledge and agree that Licensee may use Licensee's trademark "Club Libby Lu" in sign toppers and other advertising. Licensor hereby consents and agrees that Licensee is permitted, for identification and location purposes, to reference the name under which the Location is operated (i.e., "Parisian" or any other name under which the Location is operated from time to time).

            (e) CLOSE-OUT SALES. Licensee will not conduct or permit at the Departments any going-out-of-business, bankruptcy, fire, auction, or similar sale.

            (f) ADVERTISING. If Licensee uses Licensor's name or the name under which the Location is being operated in an advertisement for any reason other than to indicate the location of Licensee's Department, then such advertisement shall be subject to the prior written approval of Licensor (not to be unreasonably withheld or delayed) as to, without limitation, drawings, photographs, cuts, art work, typography and signage. Licensee will cause all of such advertising to comply with applicable law. All such advertising shall be at Licensee's sole cost and expense. Licensee shall submit any such advertising to Licensor for approval not less than one (1) week prior to the time such advertising is to be published.

            Licensor may advertise Licensee's goods and services and use Licensee's name or the name under which the Department is being operated in the trading areas in which the Locations are located in furtherance of the sale of the Specialty Merchandise, subject in each case to the prior written approval of Licensee (not to be unreasonably withheld or delayed) of all advertising materials, including, without limitation, drawings, photographs, cuts, art work, typography and signage. Licensor will cause all such advertising to comply with applicable law. All such advertising shall be at Licensor's sole cost and expense. Licensor shall submit all such advertising to Licensee for approval not less than one (1) week prior to the time such advertising is to be published.

            (g) PRICING. In the event a Location is in a mall or other shopping center which contains another Club Libby Lu store, Licensee agrees to offer the same or similar products or services at such Location and the other location in the same mall or shopping center at the same prices.

      5. TERMINATION AND SURRENDER OF SPACE. All attachments and fixtures in or about the Departments, except only free-standing trade fixtures, are Licensor's property and will remain upon the Locations at the termination of this Agreement. Licensee will remove all of its free-standing trade fixtures and other personal property from the Department upon termination of this Agreement, leave each Department and the surrounding area in a clean and orderly condition, and repair any damage caused by the removal of such trade fixtures and personal property. In addition, if requested by Licensor, Licensee will remove any fixtures installed in the Department in connection with Licensee's operations and repair any damage to the Department caused by such removal.

      6. SERVICES AND EQUIPMENT TO BE PROVIDED BY LICENSOR. Licensor at its expense will furnish to the Departments the following: (a) electricity, heat, air conditioning, and ventilation; (b) carpeting (as to each Department, only if the remainder of the selling floor in the Location is carpeted); (c) point-of-sale terminals; (d) permanent fixtures; (e) Licensor's standard credit card, check, and cash handling services; and (f) if requested by Licensee, Licensor's standard forms, supplies, bags, boxes, and other supplies available generally at the Locations for use in the operation of Licensor's business. If needed for the operation of the Department, Licensor will furnish at its expense at each Location one intercommunicating telephone line from the central switchboard to Licensee's floor space. Licensee agrees to pay all other service charges including toll calls and additional phone installation, including toll calls and additional phone installation, and such additional phone installations will be subject to Licensor's prior written consent (not to be unreasonably withheld or delayed).

      7. FIXTURES AND SIGNAGE. Except as otherwise provided in Section 6, Licensee will furnish and install, subject to the terms and conditions of this Agreement, all fixtures, furniture and equipment necessary to operate each Department. All of Licensee's signage shall be at Licensee's expense and subject to the prior approval of Licensor, which shall not be unreasonably withheld or delayed.

      8. MAINTENANCE OF LICENSEE'S PROPERTY. Licensee will maintain in good repair and replace when necessary all of the personal property and equipment provided by Licensor for use in the Departments or installed by Licensee in the Locations and will pay all applicable personal property taxes on all of the fixtures, furniture, personal property and equipment installed by Licensee in the Departments.

      9. SALES TAXES. Licensee will be responsible for and will pay all license and franchise fees and taxes which may be imposed on the business at the Departments. For the convenience of Licensee, Licensor will remit all sales taxes imposed on the Licensee's sales at the Departments reported to Licensor. If any examination of tax returns discloses tax deficiencies attributable to Licensee, such amount will be charged to Licensee's account and may be deducted from the proceeds due Licensee pursuant to the next Settlement Statement.

      10. RELOCATION OR RECONFIGURATION. Licensor may change any floor space occupied by Licensee in a Location to another floor space in the Location or redecorate or rearrange any existing floor space occupied by Licensee, in each case only (i) upon 30 days' prior written notice to Licensee, (ii) if the new or reconfigured floor space is of approximately the same area, size, and desirability as the original floor space and (iii) with the prior written consent of Licensee, not to be unreasonably withheld, delayed or conditioned. If any floor space in a Location is relocated, redecorated, or rearranged pursuant to this Section 10, this Agreement and all of its terms, covenants and conditions will remain in full force and effect and be deemed applicable to such new floor space and such new floor space will thereafter be deemed to be included as part of the Locations. The cost of all relocations, redecorating, and rearrangements will be borne by Licensor, but Licensee will be required to pay the cost of any additional or replacement trade fixtures Licensee requests that Licensor install in the relocated, redecorated, or rearranged floor space.

      11. ALTERATIONS. Licensee will not make any alteration in or addition to the Departments or do any nailing, boring, or screwing into the ceilings, walls, or doors without Licensor's prior written consent (not to be unreasonably withheld or delayed). Unless otherwise agreed by Licensor and Licensee in writing, all such work will be performed either by or under the direction of Licensor, but at Licensee's expense. Licensee will, at Licensee's sole cost and expense, either (a) discharge of record any contractor's lien filed against the Locations for work furnished to Licensee within 10 days after filing or (b) post a surety bond or other security with Licensor in a form and amount reasonably satisfactory to Licensor. Upon completion of any alteration or addition, Licensee will furnish Licensor with contractors' affidavits and full and final waivers of liens for all labor and materials expended and used in connection with the alterations and additions. All alterations and additions will comply with all insurance requirements and all governmental ordinances and regulations. All alterations and additions will be constructed in a competent manner, and new materials of good grade will be used.

      12. DAMAGE BY FIRE OR OTHER CASUALTY. If a Department, in the reasonable judgment of Licensor, is made wholly or partially untenantable by fire or other casualty, Licensor will elect in its sole discretion, by written notice to Licensee within 30 days after the date of such fire or casualty, to (a) terminate this Agreement with respect to the Department as of the date of the fire or casualty, or (b) to proceed with all due diligence to repair, restore or rehabilitate the Department to a reasonably tenantable condition within a reasonable time. If this Agreement is terminated as a result of such fire or other casualty, Licensee will pay the License Fee up to the date of the fire or other casualty. A casualty loss at one Department will not affect Licensee's or Licensor's obligations pursuant to this Agreement with respect to the other Departments.

      13. CONDEMNATION. If all of a Location is lawfully taken or condemned, then the term of this Agreement with respect to the Location will end on the date of the taking of possession by the condemning authority. No money or other consideration will be payable by Licensor to Licensee upon the termination, and Licensee will have no right to share in the condemnation award or in any judgment for damages resulting from the condemnation.

      If only a part of the Location is taken or condemned, Licensor will have the right to terminate this Agreement only with respect to the affected Location by giving Licensee notice of termination. Condemnation as to one Location will have no effect on the obligations of Licensor and Licensee pursuant to this Agreement with respect to the other Locations.

      14. LIMITATION OF LIABILITY; INDEMNIFICATION.

            (a) LIMITATION. Neither party nor any of their respective Affiliates shall be liable to the other party, its Affiliates or any third party for any special, incidental, consequential (including loss of revenues or profits), exemplary or punitive damages arising from any claim relating to this Agreement or the performance of or failure to perform such party's obligations under this Agreement, whether such claim is based on contract, tort (including negligence or strict liability) or otherwise, all of which are hereby excluded by agreement of the parties regardless of whether or not any party to this Agreement has been advised of the possibility of such damages. Notwithstanding anything contained herein to the contrary, the limitations set forth in this Section 14 shall not apply with respect to the costs specified in Section 10 (unless Licensor makes replacement space available so that Licensee is not required to be closed during normal business hours) or any breach of Section 26.

            (b) BY LICENSEE. Licensee agrees to defend, indemnify, and hold harmless Licensor and its subsidiaries and Affiliates and their respective agents, contractors, attorneys, employees, directors, sublessees, concessionaires, licensees (other than Licensee), business invitees, successors, and assigns (together, the "LICENSOR INDEMNITEES") against and from any and all out-of-pocket losses, costs, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges (collectively, "LOSSES") (including, without limitation, reasonable attorneys' and expert witnesses' fees incurred by the Licensor Indemnitee with respect to any such damage, cost, or expense) arising from or in connection with the operation of the Departments by Licensee, including without limitation for any (i) property loss and personal injury, (ii) breach or default on the part of Licensee in the performance of any agreement on the part of Licensee to be performed pursuant to the terms of this Agreement, (iii) violation of law by Licensee, or (iv) other action of, or failure to act by, Licensee, its agents, contractors, employees, sublessees, concessionaires, licensees or business invitees (excluding customers) unless such Losses resulted from the negligence or willful misconduct of any Licensor Indemnitee.

            (c) BY LICENSOR. Licensor agrees to defend, indemnify, and hold harmless Licensee and its subsidiaries and Affiliates and their respective agents, contractors, attorneys, employees, directors, business invitees, permitted successors, and permitted assigns (together, the "LICENSEE INDEMNITEES") against and from any and all Losses (including, without limitation, reasonable attorneys' and expert witnesses' fees incurred by the Licensee Indemnitee with respect to any such damage, cost, or expense) arising from or in connection with the operation of Licensor's business at the Locations, including without limitation for any (i) property loss and personal injury, (ii) breach or default on the part of Licensor in the performance of any agreement on the part of Licensor to be performed pursuant to the terms of this Agreement, (iii) violation of law by Licensor, or (iv) other action of, or failure to act by, Licensor, its agents, contractors, employees, sublessees, concessionaires, licensees or business invitees (excluding customers) unless such Losses resulted from the negligence or willful misconduct of any Licensee Indemnitee.

            (d) PROCEDURE. All claims for indemnification pursuant to this
Section 14 shall be made in accordance with the procedures set forth in paragraphs (e) and (f) of this Section 14. Neither party shall be entitled to recover on any claim hereunder unless suit is instituted within one year after such party becomes aware of the facts giving rise to such claim.

            (e) NOTICE OF CLAIMS. Any Licensor Indemnitee or Licensee Indemnitee seeking indemnification hereunder (the "INDEMNIFIED Party") shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the "INDEMNITOR") a notice (a "CLAIM NOTICE") describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement upon which such claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced.

            (f) THIRD PERSON CLAIMS.

                  (i) Any party seeking indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party shall notify the Indemnitor in writing, and in reasonable detail, of the third Person claim within five business days after receipt by such Indemnified Party of written notice of the third Person claim. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within 10 business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a third Person claim, the Indemnified Party shall notify the Indemnitor with a copy of the complaint within five business days after receipt thereof and shall deliver to the Indemnitor within seven business days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. The failure to give notice as provided in this paragraph (f)(i) of this Section 14 shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

                  (ii) In the event any legal proceeding shall be threatened or instituted or any claim or demand shall be asserted by any Person in respect of which payment may be sought by one party hereto from the other party under the provisions of this
Section 14, the Indemnified Party shall promptly cause written notice of the assertion of any such claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnitor. Any notice of a claim shall contain a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based, the facts giving rise to an alleged basis for the claim and the amount (including the method of computation of the amount) of the liability asserted against the Indemnitor by reason of the claim. In the event of the initiation of any legal proceeding against the Indemnified Party by a third Person, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, at the expense of the Indemnitor, and control the defense of such proceeding. Neither the Indemnitor nor the Indemnified Party may settle any such proceeding which settlement obligates the other party to pay money, to perform obligations or to admit liability without the consent of the other party, such consent not to be unreasonably withheld or delayed. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer, certified or bank cashier's check within 30 days after the date of such notice.

      15. ASSIGNMENT. Licensee will not, without the prior written consent of Licensor (such consent not to be unreasonably withheld or delayed) assign this Agreement or any interest under this Agreement; provided, that, the written consent of Licensor shall not be required in connection with (x) an assignment to an Affiliate or (y) an assignment relating to a sale of all or substantially all of the Club Libby Lu assets (by merger, consolidation, purchase or otherwise). This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

      16. CERTAIN RIGHTS RESERVED TO LICENSOR. Licensor reserves the right to take any and all measures, including inspections, repairs, alterations, decorations, additions, and improvements to the Locations, as may be reasonably necessary (a) in the operation of, or (b) for the safety, protection, or preservation of, the Locations or any building of which the Locations are a part. Licensor may enter the Locations and Departments and may exercise any or all of the foregoing rights hereby reserved without (w) being deemed guilty of an eviction or disturbance to Licensee's use or possession, (x) being liable in any manner to Licensee, (y) abatement of the License Fee, or (z) affecting any of Licensee's obligations under this Agreement.

      17. REMEDIES. All rights and remedies in this Agreement will be cumulative and do not exclude any other right or remedy allowed by law.

            (a) If any involuntary action or proceeding under any section of any bankruptcy or debtor relief act in any court or tribunal will adjudge or declare Licensee insolvent or unable to pay Licensee's debts, or if any voluntary petition or similar proceeding under any section of any bankruptcy or debtor relief act will be filed by Licensee in any court or tribunal to declare Licensee insolvent or unable to pay Licensee's debts, then any such event will be deemed a repudiation by Licensee of its obligations under this Agreement and this Agreement will be automatically terminated without releasing Licensee. Upon such termination, Licensor will have the immediate right to enter the Departments and to remove all Persons and property. Upon such termination, this Agreement will not be treated as an asset of Licensee's estate and neither Licensee nor anyone claiming by, through, or under Licensee by virtue of any law or any order of any court will be entitled to the possession of or to remain in possession of the Departments. Upon such termination of this Agreement, and notwithstanding any other provisions of this Agreement, Licensor will be entitled to recover damages in the maximum amount provided by law.

            (b) If any of the following occur:

                  (i) if Licensee defaults in the payment of any required amount(s), and Licensee does not cure the default within 15 days after written demand for payment of such amount(s);

                  (ii) if Licensee defaults under Sections 4(a) or 4(b) (it is the intention of the parties that Licensee's performance of these Sections is of the essence of this Agreement and that any breach by Licensee will result in immediate default without Licensee having any right to cure); or

                  (iii) if Licensee defaults in the prompt and full performance of any other provision of this Agreement, and Licensee does not cure the default within 30 days after receipt by Licensee of written notice, or if not able to be cured within said 30-day period, significant steps to cure have been taken by Licensee within the period; provided; however, that if the default involves a hazardous condition, it will be cured immediately if reasonably possible;

then Licensor may elect with notice, but without further demand upon Licensee to cure, (x) to terminate this Agreement and Licensee's right to possession of the Departments, or (y) to convert the remaining term of this Agreement to a month-to-month term that may be terminated by either party upon not less than 30 days' prior written notice to the other.

            (c) If any involuntary action or proceeding under any section of any bankruptcy or debtor relief act in any court or tribunal will adjudge or declare Licensor insolvent or unable to pay Licensor's debts, or if any voluntary petition or similar proceeding under any section of any bankruptcy or debtor relief act will be filed by Licensor in any court or tribunal to declare Licensor insolvent or unable to pay Licensor's debts, then any such event will be deemed a repudiation by Licensor of its obligations under this Agreement and this Agreement will be automatically terminated without releasing Licensor. Upon such termination, this Agreement will not be treated as an asset of Licensor's estate and neither Licensor nor anyone claiming by, through, or under Licensor by virtue of any law or any order of any court will be entitled to the possession of the Departments. Upon such termination of this Agreement, and notwithstanding any other provisions of this Agreement, Licensee will be entitled to recover damages in the maximum amount provided by law.

            (d) If any of the following occur:

                  (i) if Licensor defaults in the payment of any required sum, and Licensor does not cure the default within 15 days after written demand for payment of such amounts;

                  (ii) if Licensor defaults under Sections 3(d) or 6 (it is the intention of the parties that Licensor's performance of these Sections is of the essence of this Agreement and that any breach by Licensor will result in the immediate default without Licensor having any right to cure); or

                  (ii) if Licensor defaults in the prompt and full performance of any other provision of this Agreement, and Licensor does not cure the default within 30 days after receipt by Licensor of written notice, or if not able to be cured within said 30-day period significant steps to cure have been taken by Licensor within the period; provided, however, that if the default involves a hazardous condition, it will be cured immediately if reasonably possible;

then Licensee may elect with notice, but without further demand upon Licensor to cure, (x) to terminate this Agreement, or (y) to convert the remaining term of this Agreement to a month-to-month term that may be terminated by either party upon not less than 30 days' prior written notice to the other.

            (e) Upon any termination of this Agreement by Licensor, Licensee will promptly surrender possession, vacate the Departments, and deliver possession of the Departments to Licensor.

            (f) Upon any termination of this Agreement by Licensor, all property that may be removed from the Departments by Licensor pursuant to the authority of this Agreement or of law, to which Licensee is or may be entitled, may be handled, removed, and stored by Licensor at the risk, cost, and expense of Licensee, and Licensor will in no event be responsible for the value, preservation, or safekeeping of the property. Licensee will pay to Licensor, upon demand, all reasonable expenses incurred in the removal and all storage charges against the property while it remains in Licensor's possession or under Licensor's control.

            (g) If Licensor elects to close any Location in accordance with
Section 1, it will give Licensee not less than 90 days' prior written notice of the closing. This Agreement will terminate as to the subject Department as of the date of the closing. No money or other consideration will be payable by Licensor to Licensee upon the termination, and this Agreement will continue in full force and effect as to all remaining Departments from and after the termination.

      18. SUBORDINATION. This Agreement, at Licensor's option, will be subordinate to any mortgage, now or hereafter placed upon the Locations and to any and all advances made on the security of the mortgage and to all renewals, modifications, consolidations, replacements, and extensions thereof. Notwithstanding such subordination, Licensee's right to quiet possession of the Departments pursuant to the terms of this Agreement will not be disturbed if Licensee is not in default under this Agreement, unless this Agreement is otherwise terminated pursuant to its terms. If any mortgagee elects to have this Agreement prior to the lien of its mortgage and will give written notice thereof to Licensee, this Agreement will be deemed prior to such mortgage, whether this Agreement is dated prior to or subsequent to the date of the mortgage or the date of its recording. Licensee agrees to execute any documents required to effectuate an attornment or subordination or to make this Agreement prior to the lien of any mortgage. Licensee's failure to execute such documents within 20 days after written demand will constitute a material default by Licensee under this Agreement.

      19. ESTOPPEL CERTIFICATE. Either party shall, at any time and from time to time upon not less than thirty (30) days' prior written request from the other party hereto, at its own expense, execute, acknowledge and deliver to the requesting party, a certificate, in recordable form, stating (if such be the case) that this Agreement is in full force and effect and that there are no defenses or offsets thereto, or stating those claimed by Licensor or Licensee, as applicable, and the then-current status of the License Fee payments.

      20. NO PUBLIC ANNOUNCEMENT. Neither Licensor nor Licensee shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with Securities and Exchange Commission disclosure obligations or the rules of any United States or foreign stock exchange.

      21. NOTICES; CONSENTS.

            (a) All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by private courier or by registered or certified mail, and shall be deemed given when so delivered personally, by facsimile or by private courier or, if mailed, two business days after the mailing, as follows:

            If to Licensor, to:

                     Belk, Inc.
                     2801 West Tyvola Road
                     Charlotte, NC 28217
                     Facsimile:  (704) 357-1883
                     Attention:  Steve Pernotto

            If to Licensee, to:

                     Club Libby Lu, Inc.
                     c/o Saks Incorporated
                     750 Lakeshore Parkway
                     Birmingham, Alabama 35211
                     Facsimile:  (205) 940-4468
                     Attention: Executive Vice President and General Counsel

or to such other address as such party may indicate by a notice delivered to the other party hereto.

            (b) Any consent required to be obtained from the other party hereunder shall be valid only if, in connection with a matter requiring the consent of Licensor, the consent is signed by [ ] and, in connection with a matter requiring the consent of Licensee, the consent is signed by an officer with a title of vice president or above. Either party may add or change the individuals identified in the preceding sentence by providing notice to the other party in accordance with Section 21(a).

      22. INSURANCE.

            (a) Licensee agrees, from and after the date of this Agreement, to maintain the following insurance:

                  (i) Public liability insurance (including liability under any applicable safe place statute) insuring Licensee against all claims on account of personal injury or death and personal property damage for which Licensee may become liable as a result of the use or occupancy of the Departments in at least the following amounts: $1,000,000.00 for death or injuries to any one Person, $1,000,000.00 for any one occurrence, and $50,000.00 for personal property damage;

                  (ii) Workers compensation insurance as required by law;

                  (iii) Products liability insurance in an amount not less than the amounts required in this Agreement for public liability insurance.

            (b) Upon request by Licensor, Licensee will deposit with Licensor certificates evidencing the existence of such insurance. All such insurance will be through insurers reasonably acceptable to Licensor and will name Licensor as an additional insured.

            (c) Licensor agrees, from and after the date of this Agreement, to maintain property insurance and general liability insurance policies that are commercially reasonable and customary for the retail department store industry.

      23. POLICIES, REGULATIONS AND LAWS. Licensee will comply in all material respects with all of Licensor's policies and procedures pertaining to customers and employees generally. Each of Licensor and Licensee will comply with all laws, statutes, ordinances and regulations, federal, state, county or municipal, now or hereafter in force, applicable to the Locations or to their respective operations, as the same may be changed, modified or amended from time to time. Each of Licensor and Licensee will, at its own cost and expense, procure and maintain each and every permit, license, certificate or other authorization and any renewals, extensions or continuances required in connection with the lawful and proper operation of their respective businesses. Licensor retains the right to issue, from time to time, reasonable written rules and regulations, and alterations and modifications, and additions thereto, applicable to the Locations generally. These rules and regulations will constitute and will be made a part of this Agreement 30 days after they have been provided to Licensee by Licensor.

      24. REINSTATEMENT. No receipt of money by Licensor from Licensee after (a) the termination of this Agreement, (b) the service of any notice, or (c) the commencement of any suit or after final judgment for possession of the Departments, will reinstate, continue or extend the term of this Agreement or affect any such notice, demand or suit.

      25. LICENSOR'S RIGHT TO PERFORM LICENSEE'S DUTIES. If Licensee fails timely to perform any of its material duties under this Agreement (excluding any payment obligations), Licensor will have the right (but not the obligation), after the expiration of any grace period expressly granted to Licensee in this Agreement for the performance of such duty, to perform such duty on behalf and at the expense of Licensee without further prior notice to Licensee. All out-of-pocket sums expended or out-of-pocket expenses reasonably incurred by Licensor in performing such duty will be due and payable immediately upon demand by Licensor.

      26. CONFIDENTIALITY.

            (a) CONFIDENTIAL INFORMATION. By transacting business in the Departments, Licensee may have access to information contained in or upon Licensor's proprietary credit cards (collectively the "LICENSOR CONFIDENTIAL INFORMATION"). Licensor Confidential Information will not include information in the public domain, information of Licensor known to the Licensee by lawful means prior to the execution and delivery of this Agreement, and information lawfully obtained from a third party by Licensee.

            (b) LIMITATION ON USE OF LICENSOR CONFIDENTIAL INFORMATION. Licensor Confidential Information will be used by Licensee solely to process sales transactions under this Agreement and for no other purpose. Licensee will not
(i) retain any Licensor Confidential Information after a sale transaction is completed or (ii) sell, assign, rent, barter, exchange, or otherwise transfer in any form or by any means any Licensor Confidential Information; provided, however, that to the extent that Licensee may become legally compelled to disclose any Licensor Confidential Information, it: (a) may only disclose such information if it shall first have used commercially reasonable efforts to, and, if practicable, shall have afforded Licensor the opportunity to, obtain an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed; and (b) if such protective order or other remedy is not obtained, or Licensor waives such Licensee's compliance with the provisions of this Section 26, shall only furnish that portion of the Licensor Confidential Information which is legally required to be so disclosed. Licensee will be responsible, and will assume all liability, for all disclosures and uses of Licensor Confidential Information by its Affiliates, advisors, directors, officers, and employees that violate this
Section 26.

            (c) OWNERSHIP OF LICENSOR CONFIDENTIAL INFORMATION. Licensee acknowledges and agrees that all Licensor Confidential Information, in whatever form, is exclusively the property of Licensor. Upon the request of, and as directed by, Licensor, Licensee will either return to Licensor, or destroy, any Licensor Confidential Information in Licensee's possession. Notwithstanding anything in this Agreement to the contrary, any information obtained by Licensee directly from a customer (i.e., not from information contained in or upon Licensor's proprietary credit cards), in whatever form, is exclusively the property of Licensee.

            (d) BUSINESS CONFIDENTIAL INFORMATION. Each party shall, and shall cause each of its Affiliates and each of its and their officers, directors and employees to, hold all information relating to the business of the other party disclosed to it by reason of this Agreement (the "Business Confidential Information") confidential, and shall not disclose or permit to be disclosed any such Business Confidential Information to any third party unless legally required to disclose such information; provided, however, that to the extent that a Person receiving Business Confidential Information hereunder may become legally required to disclose any Business Confidential Information, such Person:
(a) may only disclose such information if it shall first have used commercially reasonable efforts to, and, if practicable, shall have afforded the other party the opportunity to, obtain an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed; and (b) if such protective order or other remedy is not obtained, or the other party waives such Person's compliance with the provisions of this
Section 26, shall only furnish that portion of the Business Confidential Information which is legally required to be so disclosed. As used herein, "Business Confidential Information" does not include any information that: (i) is or becomes generally available to the public or the retail industry other than as a result of a disclosure by the party receiving the Business Confidential Information in violation of this Agreement; (ii) was available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party; (iii) becomes available to the receiving party from a Person other than the disclosing party or its Affiliates who is not, to the receiving party's knowledge, subject to any legally binding obligation to keep such information confidential; (iv) such party demonstrates is or was independently developed by or on behalf of such party without the direct or indirect use of any of the other party's Business Confidential Information; or (v) Licensor Confidential Information (which information is covered by paragraphs (b) and (c) above).

            (e) REMEDIES. Each of the parties acknowledges that all Licensor Confidential Information and Business Confidential Information is considered to be proprietary and of competitive value, and constitutes in many instances trade secrets. Because of the unique nature of the Licensor Confidential Information and Business Confidential Information, (a) any breach of this Agreement by either party or any of its respective Affiliates would cause the other party irreparable harm and money damages and (b) other remedies available at law in the event of a breach would not be adequate to compensate the other party for any such breach. Accordingly, upon a breach of this Section 26, each other party will be entitled, without the requirement of posting a bond or other security, to equitable relief, including without limitation injunctive relief and specific performance, as a remedy for any such breach, in addition to, and not in lieu of, all other remedies available at law or in equity.

      27. TITLE. Licensor's title to the Locations is and always will be paramount to the title of Licensee, and nothing in this Agreement will empower Licensee to do any act which will or may encumber Licensor's title.

      28. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the schedule referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto (it being understood, however, that the Stock Purchase Agreement, dated as of [_________], 2006, by and among [___________], and agreements contemplated thereby set forth certain additional understandings between Licensor and Licensee regarding their relationship after the Closing Date). This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

      29. NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by Section 15 any right, remedy or claim under or by reason of this Agreement.

      30. INTERPRETATION. For purposes of this Agreement: (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole, (d) the word "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or governmental body, or any department, agency or political subdivision thereof, (e) the word "Affiliate" means , with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person, (f) the word "control" means the power to direct the management or affairs of a Person and (g) the word "ownership" means the beneficial ownership of more than 50% of the equity securities of the Person. Unless the context otherwise requires, references herein (i) to Sections mean the Sections of this Agreement and (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement. Headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

      31. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York.

      32. PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

      33. TIME OF ESSENCE. Time will be of the essence as to the parties' obligations under this Agreement.

      34. RELATIONSHIP OF PARTIES. Except as specifically provided herein, neither party shall: (a) act or represent or hold itself out as having authority to act as an agent or partner of the other party; or (b) in any way bind or commit the other party to any obligations or agreement. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust, fiduciary relationship or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement. The parties' respective rights and obligations hereunder shall be limited to the contractual rights and obligations expressly set forth herein on the terms and conditions set forth herein.

      35. WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

      36. NO OFFSET. Notwithstanding anything contained herein to the contrary, except as expressly set forth in Section 3(d), neither party shall have a right of setoff against any amounts owing by one party to the other pursuant to the terms hereof.

      37. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                                        LICENSOR:
                                        _______________________________________

                                        BY:____________________________________

                                        NAME:__________________________________

                                        TITLE:_________________________________

                                        LICENSEE:

                                        _______________________________________

                                        BY:____________________________________

                                        NAME:__________________________________

                                        TITLE:_________________________________

                                TABLE OF CONTENTS

1.    LOCATIONS.................................................................   1

2.    TERM......................................................................   1

3.    LICENSE FEE...............................................................   1

4.    ADDITIONAL OBLIGATIONS OF LICENSEE........................................   3

5.    TERMINATION AND SURRENDER OF SPACE........................................   4

6.    SERVICES AND EQUIPMENT TO BE PROVIDED BY LICENSOR.........................   4

7.    FIXTURES AND SIGNAGE......................................................   4

8.    MAINTENANCE OF LICENSEE'S PROPERTY........................................   5

9.    SALES TAXES...............................................................   5

10.   RELOCATION OR RECONFIGURATION.............................................   5

11.   ALTERATIONS...............................................................   5

12.   DAMAGE BY FIRE OR OTHER CASUALTY..........................................   5

13.   CONDEMNATION..............................................................   6

14.   LIMITATION OF LIABILITY; INDEMNIFICATION..................................   6

15.   ASSIGNMENT................................................................   8

16.   CERTAIN RIGHTS RESERVED TO LICENSOR.......................................   8

17.   REMEDIES..................................................................   9

18.   SUBORDINATION.............................................................  11

19.   ESTOPPEL CERTIFICATE......................................................  11

20.   NO PUBLIC ANNOUNCEMENT....................................................  11

21.   NOTICES; CONSENTS.........................................................  11

22.   INSURANCE.................................................................  12

23.   POLICIES, REGULATIONS AND LAWS............................................  12

24.   REINSTATEMENT.............................................................  13

25.   LICENSOR'S RIGHT TO PERFORM LICENSEE'S DUTIES.............................  13

26.   CONFIDENTIALITY...........................................................  13

27.   TITLE.....................................................................  14

28.   ENTIRE AGREEMENT; AMENDMENTS..............................................  15

29.   NO THIRD PARTY BENEFICIARIES..............................................  15

30.   INTERPRETATION............................................................  15

31.   GOVERNING LAW.............................................................  15

32.   PARTIAL INVALIDITY........................................................  15

33.   TIME OF ESSENCE...........................................................  16

34.   RELATIONSHIP OF PARTIES...................................................  16

35.   WAIVERS...................................................................  16

36.   NO OFFSET.................................................................  16

37.   WAIVER OF JURY TRIAL......................................................  16

                                                                       EXHIBIT D

                              AGREEMENT OF SUBLEASE

      THIS AGREEMENT OF SUBLEASE ("Sublease") made as of the ___day of ____________, 2006 by and between Parisian Stores, Inc., an Alabama corporation, having an office at 750 Lakeshore Parkway, Birmingham, Alabama 35211 ("Sublandlord"), and Jackson Office Properties, Inc., a Delaware corporation, having an office at 750 Lakeshore Parkway, Birmingham, Alabama 35211 ("Subtenant").

                              W I T N E S S E T H:

      WHEREAS, Sublandlord is the tenant under that certain Lease Agreement from The Industrial Development Board of the City of Birmingham, ("Prime Landlord"), as lessor, dated as of December 1, 1985 (the "Original Lease"), as amended by a First Supplemental Lease Agreement, dated as of September 1, 1986 (the "First Amendment"), a Second Supplemental Lease Agreement, dated as of September 1, 1987 (the "Second Amendment"), a Third Supplemental Lease Agreement, dated as of November 1, 1988 (the "Third Amendment"), a Fourth Supplemental Lease Agreement, dated as of July 24, 1991 (the "Fourth Amendment"), and a Fifth Supplemental Lease Agreement, dated as of November 17, 1997 (the "Fifth Amendment") (the Original Lease, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment and as further amended, modified, renewed or extended, is hereinafter referred to as the "Prime Lease"), pursuant to which Sublandlord now leases the Land (as hereinafter defined) and the Building (as hereinafter defined) located at 750 Lakeshore Parkway, Birmingham, Alabama 35211; and

      WHEREAS, Subtenant desires to sublet a portion of the Building from Sublandlord;

      NOW, THEREFORE, the parties hereto, in consideration of the covenants, agreements, terms, provisions and conditions herein contained, hereby agree as follows:

      1. BASIC SUBLEASE PROVISIONS. The provisions of this Section 1 are intended to be definitional in nature and in outline form and may be addressed in detail in other Articles of this Sublease.

BASE RENT:      ____________(the annual amount shall be Fifteen Dollars ($15.00)
                multiplied by the Rentable Premises Area).

BUILDING:       All the buildings, equipment and other improvements and
                appurtenances now located or hereafter erected, constructed or placed upon the Land and any and all alterations, renewals, replacements, additions and substitutions thereto, presently known by the address of 750 Lakeshore Parkway, Birmingham, Alabama 35211.

COMMENCEMENT
DATE:                           ______________________ , 2006

EXPIRATION DATE:                12 months following the Commencement Date.

LAND:                           The land described on Exhibit A attached hereto.

PERMITTED USE:          Subtenant shall have the right to use the Subleased
                        Premises in conformity with: (i) the use of the Premises as of the date of this Sublease, and (ii) the Prime
                        Lease for all purposes permitted under the Prime Lease and for no other purposes.

REAL PROPERTY:          Collectively, the Land and the Building.

RENTABLE PREMISES AREA: The rentable square foot area of the Subleased Premises, consisting of a total of approximately [_____] rentable square feet. [RENTABLE PREMISES AREA TO INCLUDE ALL SPACE CURRENTLY USED OR OCCUPIED BY THOSE EMPLOYEES SET FORTH ON EXHIBIT J TO THE STOCK PURCHASE AGREEMENT.]

SUBLANDLORD'S ADDRESS   Parisian Stores, Inc.
FOR NOTICES:            750 Lakeshore Parkway
                        Birmingham, Alabama 35211
                        Attn:________________

SUBLEASED PREMISES:     A portion of the ___ floors of the Building, as shown on
                        the floor plans attached to this Sublease as Exhibit B.

SUBTENANT'S ADDRESS     Saks Incorporated
FOR NOTICES:            750 Lakeshore Parkway
                        Birmingham, Alabama 35211
                        Attn: General Counsel

TERM: The term of this Sublease, shall commence on the Commencement Date and shall expire on the Expiration Date, unless sooner terminated pursuant to the terms of this Sublease.

      2. CERTAIN DEFINED TERMS. For purposes of this Sublease, the following terms shall have the following meanings:

            Affiliate: With respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

            Building Systems: The mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning, security, life-safety, elevator and other service systems or facilities of the Building up to the point of connection of localized distribution to the Subleased Premises.

            Business Days: All days, excluding Saturdays, Sundays and all Observed Holidays.

            City: The City of Birmingham, Alabama.

            Common Areas: The lobby, cafeteria, sidewalks, exterior areas, parking lots and other similar areas of general access in the Building and Real Property, and the areas in the Building devoted to corridors, elevator lobbies, restrooms, and other similar facilities serving the Subleased Premises.

            Control: As to any Person: (a) the ownership, directly or indirectly, of a majority of (i) the outstanding voting stock of a corporation, or (ii) the beneficial ownership interests, however characterized, of any other entity, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interests, by statute, or by contract.

            Environmental Laws: All federal, provincial, state and local environmental laws (including common law) regulating or imposing standards of care with respect to the handling, storage, use, emitting, discharge, disposal or other release of Hazardous Substances, including, but not limited to, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 et seq., the Clean Air Act, 42 U.S.C. Sections 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251, et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. Sections 1101, et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601, et seq., the Oil Pollution Control Act, 33 U.S.C. Sections 2701, et seq., any successor statutes to the foregoing, or any other comparable local, state or federal statute or ordinance pertaining to protection of human health, the environment or natural resources, including without limitation the preservation of wetlands, and all regulations pertaining thereto, as well as applicable judicial or administrative decrees, orders or decisions, authorizations or permits.

            Governmental Authority: The United States of America, the City, County of Jefferson, or State of Alabama, or any political subdivision, agency, department, commission, board, bureau or instrumentality of any of the foregoing, now existing or hereafter created, having jurisdiction over the Real Property.

            Hazardous Substances: All toxic or hazardous substances, materials or waste, petroleum or petroleum products, petroleum additives or constituents or any other waste, contaminant or pollutant regulated under or for which liability may be imposed by any Environmental Law.

            HVAC Systems: The Building System designed to provide heating, ventilation and air conditioning.

            Legal Requirements: All present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes, executive orders, court orders, rules of common law, and any judicial interpretations thereof, extraordinary as well as ordinary, of all Governmental Authorities, and of any applicable fire rating bureau, or other body exercising similar functions, affecting the Real Property, Building or Subleased Premises or the maintenance, use or occupation thereof, or any street, sidewalk or other property comprising a part thereof, regardless of whether imposed by their terms upon Sublandlord or Subtenant. Legal Requirements shall include, without limitation, the Americans With Disabilities Act, 42 U.S.C. Section 12,101 (et seq.), the Environmental Barriers Act, 410 ILCS, 25/1-8 (et seq.) and any law of like import, and all rules, regulations and government orders with respect thereto.

            Losses: Any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys' fees and disbursements) incurred in connection with any claim, proceeding or judgment and the defense thereof, and including all costs of repairing any damage to the Subleased Premises or the Building or the appurtenances of any of the foregoing to which a particular indemnity and hold harmless agreement applies.

            Observed Holidays: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

            Ordinary Hours: 6:00 a.m. to 8:00 p.m. on each day of the Term.

            Person: Any individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, estate, trust, unincorporated association, business trust, tenancy-in-common or other entity, or any Governmental Authority.

            Unavoidable Delays: A party's inability to fulfill or delay in fulfilling any of its obligations under this Sublease, or a party's inability to make or delay in making any repairs, additions, alterations, improvements or decorations or a party's inability to supply or delay in supplying any equipment or fixtures, if such inability or delay is due to or arises by reason of strikes, labor troubles or by accident, or by any cause whatsoever beyond such party's reasonable control, including governmental preemption in connection with a national emergency, Legal Requirements or shortages, or unavailability of labor, fuel, steam, water, electricity or materials, or delays caused by the other party hereto or other tenants, mechanical breakdown, acts of God, acts of war, acts of terrorism, shortages and other effects of blockades, enemy action, civil commotion, fire or other casualty (provided, however, that the lack of funds shall not be considered a cause beyond a party's reasonable control).

      3. SUBLEASE OF SUBLEASED PREMISES. Sublandlord, for and in consideration of the rents herein reserved and of the covenants and agreements herein contained on the part of Subtenant to be performed, hereby leases the Subleased Premises to Subtenant, and Subtenant hereby leases the Subleased Premises from Sublandlord, for the Term. In addition, Sublandlord grants to Subtenant the right to use the Common Areas on a non-exclusive basis and in common with other tenants of the Building.

      4. BASE RENT. Subtenant shall pay monthly installments of the Base Rent to Sublandlord at Sublandlord's Address for Notices (as specified in Section 1 hereof), or at such other place as Sublandlord may direct in writing, in advance on or before the first (1st) day of each month of the Term. If the Commencement Date is other than the first (1st) day of a calendar month or the Term ends on other than the last day of a calendar month, Base Rent for such partial month(s) shall be prorated based upon the number of days in that month and paid together with the first full month's Base Rent. This is a "Gross Lease" and Tenant shall have no obligation to pay real estate taxes, utilities nor operating expenses.

      5. TAXES. Sublandlord agrees to pay all real estate taxes, municipal service fees, assessments, sewer rents, rates and charges, transit taxes, taxes based upon the receipt of Rent, and any other federal, state or local governmental charge, general, special, ordinary or extraordinary which may, during the Term, be due and owing with respect to the Real Property. Sublandlord shall also pay all personal property taxes which are imposed upon the furniture, fixtures, machinery, equipment, apparatus, systems and appurtenances of Sublandlord used in connection with the operation of the Real Property, which may, during the Term, be due and owing. Sublandlord shall not be responsible for any personal property taxes which are imposed upon the furniture, fixtures, machinery, equipment, apparatus, systems and appurtenances of Subtenant or any Person claiming by, through or under Subtenant. Subtenant shall pay all personal property taxes which are imposed upon the furniture, fixtures, machinery, equipment, apparatus, systems and appurtenances of Subtenant used in connection with the occupancy of the Subleased Premises.

      6. USE / QUIET ENJOYMENT.

            (a) Subtenant shall use the Subleased Premises solely for the Permitted Use and for no other purposes. Subtenant shall not use or occupy the Subleased Premises, or permit the Subleased Premises to be used or occupied, in violation of any Legal Requirement, or in any manner which would violate any certificate of occupancy issued for the Building, or that would vitiate or materially increase the premium charged for insurance on the Building or that would cause damage to the Building, or that would constitute a public or private nuisance. From and after the Commencement Date, Subtenant shall comply with all Legal Requirements relating to the Premises or the business conducted therein.

            (b) So long as Subtenant is not in Default (as defined in Section 19 hereof), Subtenant's quiet and peaceful enjoyment of the Subleased Premises shall not be disturbed or interfered with by Sublandlord or any Person claiming by, through or under Sublandlord.

      7. POSSESSION. Sublandlord shall deliver possession of the Subleased Premises to Subtenant on the Commencement Date. The taking of possession of the Subleased Premises by Subtenant shall constitute an acknowledgement of Subtenant that it accepts the Subleased Premises in their "as is" condition, and acknowledges that the Subleased Premises are in good and satisfactory condition and suitable for the use intended by Subtenant.

      8. PRIME LEASE.

            (a) Subtenant acknowledges that the Subleased Premises are a portion of the premises leased under the Prime Lease, that Subtenant has received a copy of the Prime Lease and has read and is familiar with the terms thereof and that this Sublease is subject and subordinate to all of the terms, covenants and conditions contained in the Prime Lease and to the matters to which the Prime Lease is or shall be subordinate, as though fully and expressly set forth herein. Notwithstanding anything to the contrary contained in this Sublease, the terms and conditions of the Prime Lease shall not be incorporated into this Sublease. To the extent that any provision of this Sublease may conflict with or be inconsistent with any provision of the Prime Lease, the provisions of this Sublease shall govern.

            (b) Nothing contained in this Sublease shall be construed so as to create privity of estate or of contract between Subtenant and Prime Landlord.

            (c) Sublandlord covenants that it will perform all of Sublandlord's duties and obligations as tenant under the Prime Lease and agrees to indemnify and hold harmless Subtenant against and from all Losses, (including, but not limited to, the costs of legal proceedings and reasonable attorneys fees), which Subtenant may incur, pay or have asserted against it by reason of any default by Sublandlord under the Prime Lease, except for a default arising out of a default or breach of this Sublease by Subtenant.

            (d) Sublandlord shall give to Subtenant a copy of each notice or demand received from Prime Landlord relating to the Subleased Premises (other than notices or demands for the payment of money), and Subtenant shall give to Sublandlord a copy of each notice or demand received from Prime Landlord relating to the Subleased Premises.

            (e) Subtenant agrees to indemnify and hold harmless Sublandlord against and from all Losses, (including, but not limited to, the costs of legal proceedings and reasonable attorneys fees), which Sublandlord may incur, pay or have asserted against it by the Prime Landlord under the Prime Lease by reason of any default by Subtenant under this Sublease.

            (f) Sublandlord shall not modify, or cause or suffer to be modified, the Prime Lease in any manner which would adversely affect Subtenant's rights or obligations hereunder.

            (g) Sublandlord shall not do or cause to be done or suffer or permit to be done any default or breach under the Prime Lease which causes the Prime Lease or the rights of Sublandlord as tenant thereunder to be terminated. Subtenant shall not do or cause to be done or suffer or permit to be done any act or thing which would or might constitute a default under the Prime Lease or cause the Prime Lease or the rights or benefits of Sublandlord as tenant thereunder to be terminated, diminished or adversely affected or which would or might cause Sublandlord to become liable for any Losses.

      9. REPRESENTATIONS AND WARRANTIES. Sublandlord represents and warrants to Subtenant, on the date hereof and again as of the Commencement Date, as follows:

            (a) Sublandlord possesses all requisite right, title and authority to enter into this Sublease and perform its obligations hereunder; and

            (b) Sublandlord's execution of this Sublease and performance of its obligations hereunder do not violate any agreements by which Sublandlord is bound.

      Sublandlord shall indemnify, defend (with counsel acceptable to Subtenant) and hold Subtenant and its directors, officers, agents and employees, and all parties claiming by, through or under Subtenant, harmless from and against any and all Losses arising directly or indirectly from any breach or inaccuracy in any representation or warranty made by Sublandlord herein.

      10. MAINTENANCE.

            (a) Sublandlord shall, at all times during the Term, keep and maintain in good working order and repair: (i) the structural elements and components of the Building, which elements shall include, without limitation, the roof, exterior walls and foundation of the Building; (ii) all Building Systems and storm water detention areas on the Real Property; (iii) all landscaping; and (iv) all Common Areas. All such repair, maintenance and replacement obligations shall be performed by Sublandlord as needed to maintain the Real Property in first class condition.

            (b) Subtenant shall keep and maintain the entire interior of the Subleased Premises not being maintained by Sublandlord pursuant to Section 10(a) in good condition and repair, ordinary wear and tear, Losses by casualty, acts, negligence or breach of this Sublease by Sublandlord and/or its agents and employees excepted. Notwithstanding anything in this Sublease to the contrary, the cost and expense of any maintenance or repair to the Subleased Premises or any other portion of the Building incurred by Sublandlord due to Subtenant's failure to comply with Subtenant's obligations set forth in the prior sentence during the Term shall be reimbursed by Subtenant to Sublandlord upon demand as additional rent.

      11. ALTERATIONS

            (a) Subtenant shall not perform any modifications and alterations of the Subleased Premises (collectively, "Alterations") without the prior written approval of Sublandlord, which approval shall not be unreasonably withheld, conditioned or delayed, provided, however, if (and only if) such Alterations materially affect the roof or structural components of the Building or Building Systems, then Sublandlord may withhold its approval in its sole discretion. All Alterations so approved by Sublandlord and performed by Subtenant shall become the property of Sublandlord and constitute a part of the Building. Subtenant shall have the right, at its election, to remove (without material damage to the Building) or leave in place all furnishings, trade fixtures and equipment in the Subleased Premises upon or at any time prior to the expiration or earlier termination of the Term.

            (b) Subtenant shall have the right to contest any mechanic's lien or claim for lien arising from the construction of any Alterations if Subtenant:
(i) first notifies Sublandlord in writing of such contest; (ii) provides Sublandlord with a satisfactory bond or title insurance endorsement covering the contested lien and (iii) promptly pays any sum due in order to discharge such lien or claim when such contest is concluded.

      12. SUBLANDLORD'S SERVICES. During the Term, Sublandlord shall furnish the following services in substantially the manner in which the services were provided on the Commencement Date:

            (a) HVAC when necessary to maintain evenly in the Subleased Premises a comfortable temperature, during Ordinary Hours. Subtenant agrees to abide by all reasonable regulations and requirements that Sublandlord may prescribe to permit the proper functioning of the HVAC Systems; provided such regulations and requirements do not unreasonably interfere with the Permitted Use.

            (b) Cold water for drinking, lavatory and toilet purposes drawn through fixtures existing in the Subleased Premises on the Commencement Date, and tempered water for lavatory purposes from regular Building supply.

            (c) Janitor service and custodial cleaning in and about the Subleased Premises and Common Areas on Business Days.

            (d) Subtenant shall have the right to use at any time, without cost, the passenger elevators, the freight elevators and the loading docks of the Building.

            (e) Electricity for the Subleased Premises shall be furnished by Sublandlord.

            (f) To the extent that such services were being provided to the Building immediately prior to the Commencement Date, Sublandlord shall (i) provide manned security for the Building during Ordinary Hours and (ii) maintain the existing card reader security system in the Building. Sublandlord shall provide a receptionist at the lobby reception desk in the Building from 8:00 a.m. to 5:00 p.m. on all Business Days.

            (g) Subtenant shall have the right of continuous access to the Building and the Subleased Premises twenty-four (24) hours a day, seven (7) days a week, fifty-two (52) weeks a year.

            (h) Sublandlord will, upon the request of Subtenant, provide such extra or additional services as are reasonably possible for Sublandlord to provide within a reasonable period of time after such extra or additional services are requested in writing of Sublandlord or the Building manager. Subtenant shall reimburse the Sublandlord for the actual cost of such extra or additional services.

            (i) Sublandlord shall provide mail delivery to the Subleased Premises during each Business Day.

            If there is an interruption or discontinuance in the furnishing by Sublandlord of any of the services described in Section 12 for a period in excess of thirty (30) consecutive days, then Subtenant may terminate this Sublease upon notice to Sublandlord given at any time following the expiration of said thirty (30) day period.

      13. INSURANCE.

            (a) Subject to reasonable deductibles, Sublandlord shall procure and maintain the following policies of insurance, at Sublandlord's own cost and expense:

                  (i) Comprehensive general liability insurance with respect to Sublandlord's operation of the Real Property for bodily injury or death and damage to property or others in an amount of not less than Five Million and No/100 Dollars ($5,000,000.00) combined single limit per occurrence;

                  (ii) Insurance covering the Building to the extent of its full replacement cost under broad form standard fire and extended coverage insurance, including, without limitation, vandalism and malicious mischief and sprinkler leakage; and

                  (iii) Worker's compensation insurance in not less than statutory amounts.

            (b) Subject to reasonable deductibles, Subtenant shall procure and maintain the following policies of insurance, at Subtenant's own cost and expense:

                  (iv) Comprehensive general liability insurance, including contractual liability covering Subtenant's indemnification obligations contained in this Sublease, covering injury to or death of persons and damage to property in an amount of not less than Five Million and No/100 Dollars ($5,000,000.00) combined single limit per occurrence and naming Sublandlord as an additional insured; and

                  (v) Worker's compensation insurance in not less than statutory amounts.

            (c) Notwithstanding any other provision of this Sublease to the contrary, whenever (i) any Losses resulting from fire, explosion or any other casualty or occurrence is incurred by either of the parties to this Sublease, or anyone claiming by, through, or under such party in connection with the Subleased Premises, Building or Real Property, and (ii) such party is then covered in whole or in part by insurance with respect to such Losses, or is required under this Sublease to be so insured, then the party so insured (or so required) hereby waives any claims against and releases the other party from any liability the other party may have on account of such Losses (including, without limitation, any indemnity obligation set forth in this Sublease) to the extent of any amount recovered by reason of such insurance (or which could have been recovered had such insurance been carried as so required); provided that such waiver of claims or release of liability shall not be operative in any case where the effect thereof is to invalidate such insurance coverage or increase the cost thereof (except that in the case of increased cost, the other party shall have the right, within thirty (30) days following written notice, to pay such increased cost, thereby keeping such release or waiver in full force and effect). Sublandlord and Subtenant each agree to give written notice of the waiver of claims and subrogation rights contained in this Section (d) to each insurance company which has issued, or in the future may issue policies of insurance which would be affected by such waiver, and to have such policies endorsed, if necessary, to prevent the invalidation of any of the coverage provided by such policies by reason of such waiver.

      14. DAMAGE OR DESTRUCTION. In the event that substantially all of the Building is destroyed by fire, explosion or other casualty, then either Sublandlord or Subtenant shall have the right to terminate this Sublease by written notice thereof to the other party, in which event this Sublease shall terminate effective as of the date of the delivery of such notice. In the event the Subleased Premises is damaged by fire, explosion or other casualty such that: (i) twenty-five percent (25%) or more of the Subleased Premises is rendered untenantable, (ii) access to the Subleased Premises is lost or materially diminished, or (iii) Subtenant reasonably estimates that the time to complete any restoration of the Subleased Premises will exceed one hundred twenty (120) days from the occurrence of such casualty, then, in any of the foregoing cases, Subtenant or Sublandlord may elect to terminate this Sublease by written notice thereof to the other party, and this Sublease shall terminate effective as of the date of the delivery of such notice. In the event the damage to the Subleased Premises is not so extensive, or if Subtenant and/or Sublandlord elects not to exercise its termination rights pursuant to the foregoing sentence, Sublandlord shall commence the repair, restoration or rebuilding of the Building and Subleased

Premises within thirty (30) days after such damage and shall complete such restoration, repair or rebuilding within one hundred twenty (120) days after such damage. If Sublandlord fails to timely complete repairs or restoration as provided in the foregoing sentence, Subtenant shall have the right to terminate this Sublease by written notice to Sublandlord. In any event, in the event of fire or other casualty, Rent shall be proportionately abated from the date of casualty based on the area of the Subleased Premises rendered unsuitable for Subtenant's general office use.

      15. CONDEMNATION. If the entire Building or a substantial part thereof, or any part thereof affecting a portion of the Subleased Premises (or any other portion of the Real Property which Subtenant has the right to use hereunder (including, without limitation, parking areas), or which is necessary to provide services, access or parking to the Subleased Premises), shall be taken or condemned for a public or quasi-public use or purpose by a competent authority (whether permanently or temporarily), then Subtenant shall have the right to terminate this Sublease by written notice to Sublandlord, such termination to be effective as of the date of taking. In the event Subtenant does not terminate this Sublease, Base Rent shall be proportionately reduced based on the portion of the Subleased Premises and/or Real Property taken. All proceeds from any taking or condemnation of any part of the Building, including but not limited to the Subleased Premises, shall belong to and be paid to Sublandlord. Sublandlord shall be entitled to receive the entire award in any proceeding with respect to any taking without deduction for any estate vested in Subtenant by this Sublease and Subtenant shall receive no part of such award; provided, however, that Subtenant shall have the right to file a claim in any condemnation proceeding for damages relating to relocation costs, loss of property or any alterations or improvements made by Subtenant.

      16. ASSIGNMENT AND SUBLETTING. Subtenant may not (i) assign, transfer, mortgage, pledge, hypothecate or encumber this Sublease or any interest under it, or (ii) sublet or permit any other Person to use the Subleased Premises or any part thereof without the prior written consent of Prime Landlord, if required under the Prime Lease, and Sublandlord (which consent Sublandlord may grant or withhold in Sublandlord's sole and absolute discretion). Notwithstanding anything to the contrary contained in the foregoing sentence, Subtenant shall have the right, without Sublandlord's consent (but subject to obtaining Prime Landlord's consent, if required under the Prime Lease), to assign this Sublease or sublet all or any portion of the Subleased Premises to:
(a) an Affiliate of Subtenant, (b) any entity in which Subtenant has a significant ownership or managing interest, or (c) any entity to which all or a substantial portion of the assets or common stock of Subtenant have been sold, transferred or assigned. provided that following an assignment, any assignee assumes all of the duties, obligations and liabilities of Subtenant under this Sublease. Any assignee or sublessee shall be subject, in all respects, to the terms and conditions of this Sublease. No assignment or subletting shall release Subtenant from its duties, obligations and liabilities under this Sublease.

      17. INDEMNITY.

            (a) Subject to the provisions of Section 13(d), above, Subtenant will protect, indemnify and save Sublandlord harmless from and against all Losses imposed upon or incurred by or asserted against Sublandlord by reason of any accident, injury to or death of persons or loss of or damage to property occurring on or about the Subleased Premises and resulting from any act or omission of Subtenant or anyone claiming by, through or under Subtenant. In case any action, suit or proceeding is brought against Sublandlord by reason of any such occurrence, Subtenant will, at Subtenant's expense, by counsel approved by Sublandlord (in its reasonable discretion), defend such action, suit or proceeding. Notwithstanding anything to the contrary contained herein, in no event shall Subtenant be required to protect, indemnify, save harmless or defend Sublandlord from or against any Losses to the extent that such Losses result from the negligence or intentional misconduct of Sublandlord.

            (b) Subject to the provisions of Section 13(d), above, Sublandlord will protect, indemnify and save Subtenant harmless from and against all Losses imposed upon or incurred by or asserted against Subtenant by reason of any accident, injury to or death of persons or loss of or damage to property occurring on or about the Real Property other than the Subleased Premises or resulting from any act or omission of Sublandlord or anyone claiming by, through or under Sublandlord. In case any action, suit or proceeding is brought against Subtenant by reason of any such occurrence, Sublandlord will, at Sublandlord's expense, by counsel approved by Subtenant, defend such action, suit or proceeding. Notwithstanding anything to the contrary contained herein, in no event shall Sublandlord be required to protect, indemnify, save harmless or defend Subtenant from or against any Losses to the extent that such Losses result from the negligence or intentional misconduct of Subtenant.

      18. SURRENDER.

            (a) Upon the termination of this Sublease, whether by lapse of time or otherwise, or upon termination of Subtenant's right to possession of the Subleased Premises, Subtenant will surrender and deliver up the Subleased Premises, to Sublandlord, in substantially the same condition and repair as the Subleased Premises was in on the date possession thereof was delivered to Subtenant, reasonable wear and tear, casualty damage, condemnation, acts and omissions of Sublandlord and Alterations approved by Sublandlord excepted.

            (b) Upon the termination of this Sublease by lapse of time or cancellation, Subtenant shall remove Subtenant's personal property from the Subleased Premises and shall repair any injury or damage to the Subleased Premises which may result from any such removal.

      19. DEFAULT BY TENANT.

            (a) Subtenant agrees that any of the following events shall be considered events of default as said term is used herein (any such default, following expiration of the stated notice and cure period, being referred to herein as a "Default"):

                  (i) Subtenant shall fail to pay any Rent or other payment due hereunder within ten (10) days following receipt of notice from Sublandlord that the same is past due; or

                  (ii) Subtenant shall fail to keep, observe or perform any of its other covenants or agreements herein contained and such failure shall continue for thirty (30) days after notice thereof in writing to Subtenant from Sublandlord (or such longer time as may be reasonably necessary in the event the failure cannot reasonably be cured within thirty (30) days provided Subtenant commences the cure within such thirty (30) day period and thereafter diligently pursues such cure to completion).

            (b) Upon the occurrence of a Default, Sublandlord at its election, may either: (i) terminate this Sublease, or (ii) terminate Subtenant's right of possession of the Subleased Premises without terminating this Sublease, or (iii) Sublandlord may collect and sue Subtenant from time to time for the amount of any Rent or other amounts then owing by Subtenant to Sublandlord pursuant to this Sublease; or (iv) Sublandlord may do whatever Subtenant is obligated to do under the terms of this Sublease, in which event Subtenant shall reimburse Sublandlord on demand for any reasonable costs and expenses incurred by Sublandlord in carrying out Subtenant's duties and obligations under this Sublease. Upon termination of this Sublease (or Subtenant's right of possession of the Subleased Premises), Subtenant shall surrender possession of the Subleased Premises to Sublandlord in the condition required under this Sublease, and hereby grants to Sublandlord the right, upon reasonable advance notice to Subtenant, to enter into and upon the Subleased Premises and in such event to repossess the Subleased

Premises as Sublandlord's former estate and to expel or remove Subtenant and any others who may be occupying or within the Subleased Premises without relinquishing Sublandlord's rights to Rent or any other right given to Sublandlord hereunder or by operation of law.

            (c) Sublandlord's forbearance in pursuing or exercising one or more of its remedies shall not be deemed or construed to constitute a waiver of any default or any remedy, and no waiver by Sublandlord of any right or remedy on one occasion shall be construed as a waiver of that right or remedy on any subsequent occasion or as a waiver of any right or remedy then or thereafter existing. No failure of Sublandlord to pursue or exercise any of its rights or remedies or to insist upon strict compliance by the Subtenant with any term or provision of this Sublease, and no custom or practice at variance with the terms of this Sublease, shall constitute a waiver by Sublandlord of the right to demand strict compliance with the terms and provisions of this Sublease.

            (d) Sublandlord shall in all cases use reasonable efforts to mitigate its damages under this Sublease.

      20. DEFAULT BY SUBLANDLORD. In the event that Sublandlord fails to keep, observe or perform any of its covenants or agreements herein contained and such failure shall continue for thirty (30) days after notice thereof in writing to Sublandlord (or such longer time as may be reasonably necessary in the event the failure cannot reasonably be cured within thirty (30) days provided Sublandlord commences the cure within such thirty (30) day period and thereafter diligently pursues such cure to completion), then in addition to any other right or remedy existing hereunder or at law or in equity (including, without limitation, the right to terminate the Sublease), Subtenant shall have the right, but not the obligation, to perform such covenant or agreement on behalf of Sublandlord and the costs and expenses incurred by Subtenant in such performance shall be payable by Sublandlord to Subtenant on demand, and in the absence of such payment, shall be deducted from the Rent due hereunder.

      21. HOLDOVER. If Subtenant retains possession of the Subleased Premises at the expiration of the Term, Subtenant shall be deemed to be a tenant at sufferance subject to immediate eviction, and shall pay Rent equal to one hundred fifty percent (150%) of the Base Rent applicable for the final month of the Term.

      22. SUBORDINATION AND ATTORNMENT. This Sublease is subject and subordinate to all mortgages or deeds of trust which may now or hereafter encumber the Real Property and to all renewals, modifications, replacements and extensions thereof. Subtenant shall, upon request of Sublandlord, execute and deliver, in recordable form, any reasonable instrument of subordination requested by Sublandlord to confirm such subordination provided that the holder of any such mortgage or deed of trust executes and delivers with Subtenant a non-disturbance agreement and attornment, in commercially reasonable form.

      23. STORAGE SPACE. Subtenant shall have the right, at no additional cost to Subtenant, to lease storage space in its current location [as depicted in Schedule B-1 attached hereto -- please explain why this is necessary] (the "Storage Area"), for all or any portion of the Term, for purposes of storing Subtenant's equipment, files, furniture and other personal property. Subtenant shall be permitted, at its sole cost and expense, to secure the Storage Area by a gate and lock or other enclosure.

      24. SIGNAGE. Sublandlord shall, at no additional cost to Subtenant, provide Subtenant with sufficient space (in location and size reasonably acceptable to Subtenant) at the Real Property, in and on the outside of the Building, for placement by Subtenant of building parapet, lobby and floor lobby signage (such signage being collectively referred to herein as "Signage"). The location, size and character of the Signage shall be subject to Sublandlord's approval, which shall not be unreasonably withheld, conditioned or delayed.

      25. SPECIAL TECHNICAL REQUIREMENTS:

            (a) During the Term, Sublandlord shall provide Subtenant, free of charge, the existing space on the roof of the Building for the existing communications equipment and/or devices such as microwave antennas, satellite dishes, radio antennas, other radio equipment, and supplemental air-conditioning units (collectively, the "Existing Communications Equipment"), together with all risers and conduits in the Building currently used by Subtenant for the wires and cabling required to service such facilities. During the Term, Sublandlord shall also provide Subtenant, free of charge, additional space on the roof of the Building acceptable to Subtenant for additional communication equipment and/or devices such as microwave antennas, satellite dishes, radio antennas, other radio equipment, and supplemental air-conditioning units (collectively, the "Additional Communications Equipment"), together with all risers and conduits in the Building deemed necessary by Subtenant for the wires and cabling required to service such facilities. Subtenant shall have the right to install any such Additional Communications Equipment at locations approved in writing by Sublandlord (which consent shall not be unreasonably withheld, conditioned or delayed) and in compliance with the following requirements:

                  (i) The size and height of the Additional Communications Equipment shall be approved in writing by Sublandlord prior to Subtenant's installation of the Additional Communications Equipment., and Subtenant shall deliver to Sublandlord plans and specifications for the Additional Communications Equipment and the installation of the Additional Communications Equipment and the surrounding screening for review and approval by Sublandlord's engineer not less than thirty (30) days prior to commencing installation of the Additional Communications Equipment.

                  (ii) Subtenant shall install the Additional Communications Equipment in an aesthetically pleasing manner and exercise all reasonable steps requested by Sublandlord to shield or screen the Additional Communications Equipment from public view.

                  (iii) Subtenant shall operate the Existing Communications Equipment and Additional Communications Equipment in compliance with all Legal Requirements.

                  (iv) Sublandlord shall perform all roof penetrations and modifications necessary for the installation, maintenance or removal of Subtenant's Existing Communications Equipment and Additional Communications Equipment. Subtenant will reimburse Sublandlord for all reasonable costs and expenses incurred by Sublandlord in connection with such roof penetrations and modifications.

                  (v) At any time following Subtenant's installation of the Additional Communications Equipment, Sublandlord may, upon reasonable prior notice to Subtenant, direct Subtenant to relocate all or part of the Additional Communications Equipment to an alternate location designated by Sublandlord and providing substantially comparable reception and transmission as was afforded by the prior location, and Subtenant shall relocate its Additional Communications Equipment as soon as reasonably practicable thereafter and, in any event, within thirty (30) days after receipt of Sublandlord's notice. The cost of relocating the Additional Communications Equipment shall be borne by Subtenant if such relocation shall be necessary due to any interference with other installations existing on the date the Additional Communications Equipment was installed or any Legal Requirements or any act or omission of Subtenant (other than mere use). If the relocation shall be required for any other reason, the cost of the relocation shall be borne by Sublandlord.

                  (vi) Subtenant hereby agrees to indemnify and hold Sublandlord and their respective agents, employees, contractors and representatives, harmless from and against any and all cost, claims, damages (including, but not limited to, any damage to the roof of the Building or Sublandlord's property), causes of action and liability which may arise by reason of any occurrence attributable to or arising out of Subtenant's installation, maintenance, repair, operation or removal of any of the Existing Communications Equipment and Additional Communications Equipment, including without limitation, any claim or cause of action for injury to or death of any person or damage to any property arising therefrom, and Subtenant agrees to defend any claim or demand against Sublandlord, its agents or employees arising out of any such occurrence.

                  (vii) Upon the expiration or earlier termination of this Sublease, Subtenant may, at its option, remove the Existing Communications Equipment and Additional Communications Equipment and repair all damage to the Building caused thereby.

                  (viii) Sublandlord shall not unreasonably withhold, condition or delay its approval with respect to any approval right set forth in this
      Section 25.

                  (ix) In the event that Sublandlord subleases or licenses space on the roof of the Building to any Person other than Subtenant ("Subsequent User"), Sublandlord agrees to include a provision in such Subsequent User's sublease or license that the Subsequent User shall not interfere with Subtenant's use of its Existing Communications Equipment or Additional Communications Equipment.

            (b) Sublandlord acknowledges that Subtenant operates its own fiber optic network for communications, and agrees that Subtenant shall have the right to maintain Subtenant's existing fiber feed across locations on the Real Property and into the Building entrances and to distribute it to the Subleased Premises (and/or any other space in the Building which Subtenant has the right to use pursuant to this Sublease).

            (c) Subtenant shall have the right to use existing riser spaces for its existing use as of the date of this Sublease throughout all floors of the Building with access to the roof.

            (d) Subtenant shall have the right to continue to use the cable TV service, and to bring additional cable TV service into the Building in a manner acceptable to Subtenant and approved by Sublandlord (which approval shall not be unreasonably withheld, conditioned or delayed).

            (e) Subtenant shall have the right to install in the Subleased Premises and the Building such other additional conduit, cabling, communications equipment, backup power and other facilities and equipment as may be required, from time to time, for their intended use subject to the prior written approval of Sublandlord (which approval shall not be unreasonably withheld, conditioned or delayed).

      26. TERMINATION OPTION. Subtenant shall have the continuing option to terminate this Sublease upon not less than 60 days' written notice to Sublandlord.

      27. CONTRACTION RIGHT. Subtenant shall have the continuing right ("Contraction Right") to reduce the Rentable Premises Area by any amount up to eighty percent (80%) of the original Rentable Premises Area ("Contraction Space") effective on a date ("Contraction Right Date") not less than thirty (30) days after the date of Subtenant's written notice ("Contraction Right Notice"), upon and subject to the terms set forth in this Section 27.

      Any Subtenant's Contraction Right Notice shall, once given, be irrevocable. In the event that Subtenant properly exercises its Contraction Right, then:

            (i) The Term shall terminate and expire with respect to the Contraction Space on the Contraction Right Date;

            (ii) On or prior to the Contraction Right Date, Subtenant shall peaceably surrender to Sublandlord the Contraction Space in the condition required by the terms and provisions of this Sublease;

            (iii) Upon the occurrence of the Contraction Right Date, the definition of Rentable Premises Area in this Sublease shall be reduced to reflect the deletion of the Contraction Space;

            (iv) If Sublandlord or Subtenant so requests, the parties shall execute a written amendment to this Sublease, in a form reasonably satisfactory to the parties, to reflect such exercise; and

            (v) If the Contraction Space is less than eighty percent (80%) of the original Subleased Premises, Subtenant's Contraction Right shall apply again to the reduced Subleased Premises and the same procedures shall be followed as provided herein for any subsequent exercise(s) of the Contraction Right by Subtenant.

      28. MISCELLANEOUS.

            (a) No Waivers of Remedies. The failure of either party to enforce at any time any provision of this Sublease shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Sublease or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Sublease shall be held to constitute a waiver of any other or subsequent breach.

            (b) Estoppels. Either party shall, at any time and from time to time upon not less than twenty (20) days' prior written request from the other party hereto, execute, acknowledge and deliver to the requesting party, in form reasonably satisfactory to the requesting party, a written statement certifying (if true): (i) the Commencement Date and Expiration Date of this Sublease; (ii) that this Sublease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications); (iii) that to the knowledge of the party providing the certificate, the other party to this Sublease is not in default hereunder (or if there are defaults, the nature thereof); (iv) the date to which the rental and other charges have been paid in advance, if any; and (v) such other certifications as reasonably may be required by the requesting party.

            (c) Liability of Sublandlord. Sublandlord shall not be liable to Subtenant or any other Person for interruption in or failure to furnish any service provided for in this Lease for any reason beyond Landlord's control. Neither Sublandlord nor any officer, director, shareholder or partner of a partner of Sublandlord, shall have any personal liability with respect to this Sublease, and any liability with respect to this Sublease shall be limited solely to Sublandlord's interest in the Real Property.

            (d) Hazardous Substances. Subtenant shall not bring or permit any Person under its control to bring, keep or use Hazardous Substances in or about the Subleased Premises or the Real Property during the Term. Subtenant shall indemnify and hold Sublandlord harmless from and against any and all claims, judgments, demands, penalties, fines, losses and costs and expenses incurred by Sublandlord during or after the Term as a result of any hazardous, toxic or dangerous substances that Subtenant or any Person under its control causes or permits to be brought upon, kept or used in or about the Subleased Premises or the Real Property during the Term.

            (e) Unavoidable Delays. Other than with respect to Subtenant's obligation to pay Base Rent and other charges under this Sublease, whenever a period of time is herein prescribed for action to be taken by either Sublandlord or Subtenant, the performing party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to Unavoidable Delays.

            (f) Amendments Must Be In Writing. This Sublease cannot be changed orally or by course of conduct, and no executory agreement, oral agreement or course of conduct shall be effective to waive, change, modify or discharge it in whole or in part unless the same is in writing and is signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

            (g) Notices. Whenever notice is required to be given pursuant to this Sublease, the same shall be either personally delivered, sent by a nationally recognized overnight delivery service, postage prepaid, or sent via United States certified mail, return receipt requested, postage prepaid, and addressed to the parties at their respective addresses for notices as set forth in Section 1 hereof.

            (h) Time of Essence. Time is of the essence of this Sublease, and all provisions herein relating thereto shall be strictly construed.

            (i) Relationship of Parties. None of the terms and provisions of this Sublease shall be deemed to create a partnership between or among the parties hereto in their respective businesses or otherwise, nor shall any terms or provisions of this Sublease cause them to be considered joint venturers or members of any joint enterprise.

            (j) Captions. The section headings appearing in this Sublease are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

            (k) Severability. If any term, provision or condition in this Sublease shall, to any extent, be invalid or unenforceable, the remainder of this Sublease (or the application of such term, provision or condition to Persons or circumstances other than in respect of which it is invalid or unenforceable) shall not be affected thereby, and each term, provision and condition of this Sublease shall be valid and enforceable to the fullest extent permitted by law.

            (l) Law Applicable. The terms and provisions of this Sublease shall be governed by and construed in accordance with the laws of the State of Alabama.

            (m) Covenants Binding on Successors. The covenants, conditions, and agreements contained in this Sublease will bind and inure to the benefit of Sublandlord and Subtenant and their respective heirs, distributees, executors, administrators, successors and permitted assigns.

            (n) Brokers. Each of Sublandlord and Subtenant represents to the other that it has not dealt directly with any brokers in connection with this Sublease. Subtenant shall indemnify, defend

(with counsel acceptable to Sublandlord) and hold Sublandlord harmless from and against all Losses resulting from any breach of the foregoing representation by Subtenant. Sublandlord shall indemnify, defend (with counsel acceptable to Subtenant) and hold Subtenant harmless from and against all Losses resulting from any breach of the foregoing representation by Sublandlord.

            (o) Incorporation of Riders and Exhibits. Exhibits A and B are attached to this Sublease and by this reference are incorporated herein and made a part hereof.

                            [Signature Page Follows]

            IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the day and year first above written.

SUBTENANT:                                     SUBLANDLORD:

Jackson Office Properties, Inc., a Delaware    Parisian Stores, Inc., an Alabama
corporation                                    corporation

By: _______________________________________    By: _____________________________
Name: _____________________________________    Name: ___________________________
Its: ______________________________________    Its: ____________________________

                                                                       EXHIBIT E

                            PRIVATE BRANDS AGREEMENT

            This PRIVATE BRANDS AGREEMENT (this "Agreement"), dated as of [_______] [__], 2006 (the "Effective Time"), is made between Saks Incorporated, a Tennessee corporation ("Seller"), and Parisian Stores, Inc., an Alabama corporation ("Buyer").

                                    RECITALS

            WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as
of [        ] [ ], 2006, by and between Seller and [        ] (the "Purchase
Agreement"), Seller has agreed to sell, or cause to be sold, to [        ] the
Shares, and [       ] has agreed to purchase the Shares as provided therein; and

            WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, Buyer wishes to continue selling in the Business certain merchandise bearing the private label brands owned by Buyer or owned by third parties and licensed to Seller or Buyer, that was marketed and sold in the Business immediately prior to the Effective Time; and

            WHEREAS, the assets of Buyer include an existing inventory of products and the right to acquire additional products that are the subject of outstanding and unfilled orders with Vendors (as hereinafter defined); and

            WHEREAS, following the Closing Buyer is willing to purchase from Seller and Seller is willing to sell to Buyer On Order Products (as that term is hereinafter defined) subject to the terms as set forth in this Agreement.

            NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

            1. SCOPE.

            (a) For the purposes of this Agreement: (i) "Products" shall mean collectively Inventory Products, On Order Products, Direct Order Merchandise and Replenishment Merchandise; (ii) "Inventory Products" shall mean merchandise bearing a Private Brand in the inventory of the Business at the Effective Time;
(iii) "On Order Products" shall mean merchandise, including sample merchandise, attributable to the Business bearing a Private Brand that is the subject of purchase orders or commitment sheets issued by Seller or its Affiliates and accepted by Vendors prior to the Effective Time that remain unfilled as of the Effective Time, all as set forth on Schedule 1 attached hereto; (iv) "Direct Order Merchandise" shall mean merchandise bearing a Private Brand sourced from Vendors located in the United States as to which Buyer shall order merchandise directly from the Vendors and otherwise deal directly with Vendors in connection therewith, but excluding Replenishment Merchandise; (v) "Replenishment

Merchandise" shall mean regularly stocked merchandise bearing a Private Brand that Buyer shall maintain on its replenishment system and order directly from Vendors and as to which Buyer shall otherwise deal directly with Vendors; (vi) "Seller Sourced Products" shall mean, collectively, Inventory Products and On Order Products; and (vii) "Private Brands" shall mean, collectively, those trademarks set forth on Exhibit A and identified as owned by third parties and licensed to Seller ("Third Party Brands") or Buyer ("Buyer Licensed Brands"), or owned by Buyer ("Buyer Owned Brands"). Notwithstanding the foregoing, Associated Merchandising Corporation shall not be a Vendor of Direct Order Merchandise but shall be a Vendor of On Order Products and Replenishment Merchandise.

            (b) Subject to obtaining any necessary consents or approvals from Vendors or the owners or licensors of any applicable Third Party Brands, Buyer's obligations to purchase Inventory Products and On Order Products shall be firm and not subject to modification or cancellation.

            (c) Buyer acknowledges that: (i) Seller is entering into this Agreement as an accommodation to Buyer so that Buyer will have sources of supply for Products and may continue to offer to sell Products bearing Third Party Brands ("Third Party Branded Products") to retail customers in its stores for up to six (6) months following the expiration or termination of this Agreement as more fully set forth herein; (ii) Seller is not a manufacturer of the Products;
(iii) Seller has entered or will enter into agreements with one or more third party vendors, agents or service providers ("Vendors") to enable Seller to deliver Seller Sourced Products to Buyer and Buyer to acquire Replenishment Merchandise and Direct Order Merchandise from Vendors; (iv) Seller has agreed that Buyer may enter into direct business relationships with Vendors of Replenishment Merchandise and Direct Order Merchandise for the purposes of acquiring such merchandise; and (v) Buyer will receive the benefits of Seller's business relationships with Vendors and the owners or licensors of the Third Party Brands.

            (d) With respect to Third Party Branded Products, Buyer acknowledges that: (i) Seller does not own the Third Party Brands; (ii) Seller has entered into license agreements with third parties that impose upon Seller certain obligations and restrictions with respect to the use of Third Party Brands and the sale and marketing of the Third Party Branded Products; (iii) Seller must obtain the consent of the owners or licensors of the Third Party Brands in order to permit the transfer or sale to Buyer of Third Party Branded Products, and the resale of the Third Party Branded Products to customers in Buyer's retail stores; (iv) it shall be necessary for Buyer to take certain actions with respect to Third Party Branded Products in order to prevent Seller from being in breach or default of its obligations under its license agreements for the Third Party Brands; and (v) agreements relating to Third Party Brands may terminate prior to the expiration or termination of this Agreement (in which case Seller shall be under no obligation to make such Third Party Branded Products available to Buyer).

            (e) Subject to any obligations under the license agreements for Third Party Brands, except for seasonal merchandise and mark-downs for clearance in the ordinary course of business, and except for Buyer's Products remaining in Buyer's inventory during the last ninety (90) days of the sell-off period applicable to such products pursuant to Section 6(d), Buyer will promote, market and sell the Third Party Branded Products in the Business in the same manner and to the same extent as the Third Party Branded Products were promoted, marketed and sold by

Buyer prior to the Effective Time. Without limiting the generality of the foregoing, Buyer shall be responsible for its proportionate share of any advertising or promotional obligations set forth in any license agreement between Seller and the owner or licensor of any Third Party Brand in effect as of the Effective Time and any such license agreement entered into after the Effective Time with the consent of Buyer with the owner or licensor of a Third Party Brand. Subject to the consent of the owner or licensor of each Third Party Brand, Buyer shall sell the Third Party Branded Products to retail customers in the ordinary course of business only in the retail department stores operated by Buyer. When and as requested (subject to reasonable notice) by Seller, Buyer shall take any action deemed reasonably necessary by Seller to protect the image, reputation and goodwill represented by the Third Party Brands, to enable Buyer to remain in compliance with its obligations under this Agreement with respect to the promotion, marketing and sale of Third Party Branded Products, and to enable Seller to remain in compliance with Seller's obligations under any license agreement in effect as of the Effective Time and any such license agreement entered into after the Effective Time with the consent of Buyer with the owner or licensor of a Third Party Brand. Without limiting the generality of the foregoing, when and as requested by Seller, Buyer shall: (i) deliver to Seller copies of advertising or promotional material for Third Party Branded Products; and (ii) modify or discontinue any advertising or promotional material or other activity or practice with respect to the Third Party Branded Products that is not in compliance with the requirements of this Agreement or Seller's license agreements for the Third Party Brands.

            (f) Buyer shall not alter any Third Party Brand on any Third Party Branded Product, apply or use any Third Party Brand on other goods or with respect to any services, or relabel, retag (to the extent of modifying any Private Brand or tradename on a tag), modify or repackage the Third Party Branded Products in any manner. Seller's obligation to deliver or sell to Buyer any Seller Sourced Products under this Agreement or the Purchase Agreement, or Buyer's right to purchase from Vendors Replenishment Merchandise or Direct Order Merchandise, shall be conditioned upon the receipt by Seller of any consent or approval required under an agreement between Seller and a Vendor or the owner or licensor of any Third Party Brand. Seller hereby agrees to use its commercially reasonable efforts to obtain from any Vendors or the owners or licensors of any applicable Third Party Brand any consents necessary for Seller to perform its obligations under this Agreement and for Buyer to sell all Third Party Branded Products in the ordinary course of business in accordance with the requirements of the license agreements for the Third Party Brands, provided Seller shall not be obligated to pay any money or provide other consideration to a Vendor or the owner or licensor of a Third Party Brand in order to obtain any such consent. The delivery or sale of Third Party Branded Products to Buyer shall not be deemed to be a grant to Buyer of any right, title, interest or license in and to the Third Party Brands or other intellectual property rights in the Third Party Branded Products other than the limited right to promote, market and sell the Third Party Branded Products in accordance with the terms of this Agreement. Buyer shall not seek to register or otherwise contest the ownership of any Third Party Brand used on the Products.

            (g) Buyer acknowledges that: (i) Seller's agreement with AMC ("AMC Agreement"), a Vendor of Seller Sourced Products and Replenishment Merchandise, contains an annual minimum service charge requirement with respect to Seller Sourced Products to be purchased under this Agreement and Replenishment Merchandise to be purchased directly by Buyer; and (ii) Seller's license agreement with the owner or licensor of certain Third Party Brands contain annual minimum royalty obligations with respect to the Retail Sales (as hereinafter defined) of certain Third Party Branded Products. The quantities of Seller Sourced Products to be purchased under this Agreement by Seller from AMC and Replenishment Merchandise to be purchased by Buyer directly from AMC represent a substantial portion of the goods to be purchased by Seller under the AMC Agreement. The royalties attributable to certain Third Party Branded Products to be purchased under this Agreement represent a significant portion of the Seller's minimum royalty obligations under the applicable license agreements for the Third Party Brands. Accordingly, Buyer shall be responsible for its share of any shortfall in meeting the applicable minimums if, in the case of the AMC Agreement, Buyer's purchases of Seller Sourced Products purchased by Seller from AMC or Replenishment Merchandise purchased by Buyer from AMC, or in the case of the license agreements, royalties from Retail Sales of the affected Third Party Branded Products, fail to meet the minimum amounts set forth on Exhibit B for the periods indicated; provided, however, that Buyer shall not be responsible for any portion of the shortfall to the extent that any portion of such shortfall is attributable to the failure of Seller to obtain from any Vendors or the owners or licensors of the affected Third Party Brands any consents or approvals required under any agreement between Seller and a Vendor or such owner or licensor. Subject to the foregoing, the Buyer's share of a shortfall shall be: (A) in the case of the AMC Agreement, the amount, if any, by which the minimum set forth on Exhibit B exceeds the service charges payable to AMC attributable to the Buyer's actual purchases of Seller Sourced Products and Replenishment Merchandise sourced through AMC; and (B) in the case of each of the affected Third Party Branded Products, the amount, if any, by which the minimum set forth on Exhibit B exceeds the royalties actually paid by Seller based upon Buyer's Retail Sales of such Third Party Branded Products. For the purposes of this Agreement, "Retail Sales" shall mean Buyer's gross retail sales price of the Third Party Branded Products, less amounts granted for returns or allowances to retail customers who purchase the Third Party Branded Products. Retail Sales shall not include any sales or use taxes collected by Buyer from a retail customer. Notwithstanding the foregoing, Buyer shall not be obligated to pay any shortfall for an applicable period if Seller is not obligated to pay a shortfall with respect to its contracted minimum to AMC or the owner or licensor of a Third Party Brand.

            (h) Buyer acknowledges that Seller's license agreement with the licensor of the Laura Ashley Brands ("Laura Ashley License") expires on December 31, 2007, and that Seller has an obligation for minimum royalties through such date. On or prior to the expiration or termination of this Agreement, Buyer shall enter into a sublicense agreement or similar arrangement with Seller under the terms of which Buyer will be licensed to source Laura Ashley branded merchandise from third parties, will be obligated to pay the royalties on the Retail Sales of such merchandise, and will be obligated to pay its proportionate share of the minimum royalties of Seller determined in accordance with the principles set forth in Section 1(g). The sublicense will contain such other terms and conditions as are required under the Laura Ashley License and as are customary for an agreement of this nature. The sublicense shall be subject to the consent of the licensor under the terms of the Laura Ashley License.(1)

----------
(1) Seller is planning to negotiate with the licensor of the Laura Ashley Brands the terms of the sublicense or similar arrangement so Buyer may enter into the sublicense or similar arrangement prior to the Closing. If that occurs, Section 1(h) as presently drafted will not be applicable.

            (i) Buyer shall establish a direct business relationship with each Vendor of Replenishment Merchandise and Direct Order Merchandise. Seller shall provide Buyer such information as Buyer may reasonably require to place orders for Replenishment Merchandise and Direct Order Merchandise and to manage its relationship with the Vendors of Replenishment Merchandise and Direct Order Merchandise. The commercial terms for the acquisition of Replenishment Merchandise and Direct Order Merchandise shall be established between Buyer and the Vendors, provided such terms shall not create any liability or other obligation on Seller. Without limiting the generality of the foregoing, all orders for Replenishment Merchandise and Direct Order Merchandise shall be placed by Buyer directly with each Vendor, with invoices for the Replenishment Merchandise and Direct Order Merchandise to be issued by each Vendor to Buyer, and payment to be made by Buyer directly to each Vendor. Replenishment Merchandise and Direct Order Merchandise bearing Third Party Brands shall be subject to the royalty obligations under Section 2(c). Replenishment Merchandise purchased from AMC shall be credited against Buyer's portion of the Seller's annual minimum service charge obligation to AMC under Section 1(g). In connection therewith, within ten (10) days following the end of each month, Buyer shall submit to Seller a written report identifying the quantity, Buyer's fully landed cost and first cost of Replenishment Merchandise purchased from AMC and delivered to Buyer during the preceding month, and such other information as Seller may reasonably require.

            (j) THIS AGREEMENT AND THE PURCHASE AGREEMENT STATE THE ONLY TERMS AND CONDITIONS UNDER WHICH SELLER SHALL SELL TO BUYER, AND BUYER SHALL PURCHASE FROM SELLER, THE SELLER SOURCED PRODUCTS.

            2. PRICE AND SALES REPORTS.

            (a) The price for Inventory Products has been established and shall be deemed to be subsumed within the purchase price for the Shares purchased under the Purchase Agreement.

            (b) The price for On Order Products shall be Seller's fully landed cost for such Products (including the invoice price from each Vendor of On Order Products, all freight (air, ocean or land), insurance, duties, brokers or agents fees or commissions, imposts, levies, taxes or other amounts paid by Seller with respect to the procurement of On Order Products) plus a load factor allocated to the Products. The load factor shall be fifteen (15%) of the fully landed cost of the On Order Products, and has been established to enable Seller to recover its administrative costs applicable to such Products.

            (c) Seller shall pay when due all royalties payable by Seller to the owners or licensors of the Third Party Brands. Within fifteen (15) days following the end of a calendar quarter (i.e., each three (3) month period ending on March 31, June 30, September 30 and December 31 of each year) Buyer shall submit to Seller a written sales report signed and certified as accurate in all material respects by an officer of Buyer identifying the Retail Sales of each category of Third Party Branded Products sold by Buyer during the applicable quarter. Such report shall be required even if no sales of a particular Third Party Branded Product have been made in such quarter. In no event shall Seller's receipt of Buyer's report be deemed to be a waiver of Seller's right to challenge (on behalf of itself or the owner or licensor of a Third Party Brand) the accuracy of any report or the amount of any payment due from Buyer.

            3. DELIVERY, TITLE AND RISK OF LOSS.

            (a) Inventory Products shall be deemed to be delivered to Buyer at the Effective Time. On Order Products shall be deemed to be delivered to Buyer at such time as the On Order Products are delivered to Seller by a Vendor under the applicable purchase order or other agreement between Seller and the Vendor.

            (b) Freight, insurance and other costs attributable to the delivery and sale of On Order Products shall be determined in accordance with Seller's past practices.

            (c) Title and risk of loss for Inventory Products shall be deemed to pass to Buyer at the Effective Time. Title and risk of loss for On Order Products shall be deemed to pass automatically from Seller to Buyer at such time as title and risk of loss passes from the Vendor to Seller pursuant to the applicable purchase order or other agreement between Seller and the Vendor.

            (d) Upon receipt Buyer shall have the right to reject any delivery of On Order Products that is shipped late or that is non-conforming, provided Buyer pays Seller in full for such Products and indemnifies Seller with respect to all claims that may arise with respect to such rejection without regard to any limitations set forth in Section 10(a).

            4. BILLING AND PAYMENT.

            (a) (a) Buyer shall at all times maintain and update on a weekly basis an irrevocable trade letter(s) of credit ("LOC") for the benefit of Seller in a form reasonably acceptable to Seller, on behalf of Buyer and its subsidiaries, branches and divisions receiving On Order Products under this Agreement from time to time, at such banks or other financial institutions as are reasonably acceptable to Seller, according to such terms as may be reasonably designated by Seller from time to time, and in an amount equal to the total of: (i) the price of the On Order Products determined in accordance with
Section 2(b); plus (ii) the accrued and unpaid royalties due with respect to Retail Sales of Third Party Branded Products in previous quarters and the estimated royalties due with respect to actual and projected Retail Sales of Third Party Branded Products delivered in the current quarter. Seller shall issue a commercial invoice for payment of the purchase price of On Order Products after delivery to Buyer of the On Order Products pursuant to Section 3(a) and shall be entitled to draw down on each LOC upon presenting the invoice to the issuing bank. In addition, in the event that Buyer fails to pay when due the royalties with respect to Retail Sales of Third Party Branded Products, Seller shall be entitled to draw down on each LOC upon presenting an invoice for any such amounts that are due but unpaid to the issuing bank with a copy of such invoice delivered to Buyer. Buyer shall: (A) provide to Seller the original of each LOC and amendment thereto; (B) provide to Seller a copy of each notice or other communication to the bank(s) or other financial institution(s) with respect to any change, modification, amendment or cancellation of the LOC(s);
(C) notify Seller immediately of any cancellation or modification of the terms of an LOC; (D) cause each bank or other financial institution to cooperate with Seller in collecting amounts drawn on the LOC(s) and otherwise provide such information as Seller may reasonably require from time to time; (E) pay all fees, costs and expenses in connection with the LOC(s); and
(F) provide such other information with respect to Buyer and the LOC(s) as Seller may reasonably request from time to time. Failure to maintain the LOC(s) in effect in accordance with this Section 4(a), or to comply with the other requirements of this Section 4(a), shall constitute a material breach of this Agreement and Seller may, without liability and in addition to its other remedies under this Agreement, suspend its obligations hereunder with respect to all outstanding Purchase Orders for On Order Products until such time as Buyer complies with the requirements of this Section 4(a) to Seller's reasonable satisfaction. Seller may issue invoices for On Order Products upon delivery of such Products to Buyer under the second sentence of Section 3(a).

            (b) Unless paid as provided in Section 4(a), Buyer shall promptly pay Seller's invoices and other amounts due under this Agreement. Seller will provide reasonable additional information requested by Buyer in writing supporting Seller's invoices. Unless directed otherwise by Seller, Buyer shall pay all invoices or other amounts due, as applicable, in the case of invoices, not later than fifteen (15) days following receipt by Buyer of Seller's invoice, or, in the case of other amounts, on the due date. Buyer shall not be entitled to offset any amounts owing to it by Seller or any of Seller's Affiliates against amounts payable by Buyer hereunder or under any other agreement or arrangement. Should Buyer reasonably and in good faith dispute any portion of an invoice, Buyer shall pay the undisputed portion of the invoice in accordance with this Section 4(b) and promptly notify Seller in writing of the nature and basis of the dispute.

            (c) If a bank or other financial institution fails to honor any amount drawn on an LOC, such failure shall be considered a material breach of this Agreement (except to the extent of any invoiced amounts reasonably disputed by Buyer in good faith and of which dispute Buyer has notified Seller and supported with sufficient information in accordance with the requirements of this Agreement) and Seller may, without liability, suspend its obligations hereunder with respect to all undelivered On Order Products until such time as such invoices have been paid in full. The remedy provided to Seller by this
Section 4(c) shall be without limitation of any other applicable provisions of this Agreement, including Sections 6(e) and 7. Notwithstanding the foregoing, Seller shall be entitled to draw the full face amount of any LOC, in prepayment of the applicable purchase orders, if such LOC: (i) is scheduled to expire within thirty (30) days; and (ii) has not been replaced with a substitute LOC that complies with the requirements of Section 4(a).

            (d) All charges and fees to be paid by Buyer to Seller under this Agreement are exclusive of any applicable taxes required by law to be collected from Buyer (including withholding, sales, use, excise or services taxes, which may be assessed on the provision of any services hereunder). If a withholding, sales, use, excise or services tax is assessed on the delivery or sale of Seller Sourced Products or the provision of any other services under this Agreement, Buyer shall pay directly, reimburse or indemnify Seller and its Affiliates for such tax. The parties shall cooperate with each other in determining the extent to which any tax is due and owing under the circumstances, and shall provide and make available to each other any resale certificate, information regarding out-of-state use of materials, services or sale, and other exemption certificates or information reasonably requested by the other party.

            (e) All payments required to be made pursuant to this Agreement shall bear interest from and including: (i) the date ten (10) days following receipt by Buyer of Seller's invoice for undisputed invoiced amounts (but only in cases in which Buyer has not paid within ten (10) days following receipt by Buyer of Seller's invoice); or (ii) the due date with respect to other amounts, in each case to but excluding the date of payment at a rate equal to one percent (1%) per month, or such higher rate as Seller may be obligated to pay to an owner or licensor under a license agreement for a Third Party Brand, or to a Vendor under an applicable agreement or purchase order. Such interest shall be payable at the same time as the payment to which it relates is made and shall be calculated on the basis of the number of days (excluding the payment date) by which the payment date follows the date such payment is due.

            (f) In order to facilitate the billing and payment provisions of this Agreement, prior to the completion of the shipment, delivery and payment for all Products delivered under this Agreement: (i) Seller shall be entitled to use the payable system of Seller for the tracking of shipments and processing of all payments for Products; and (ii) Buyer shall provide to Seller the same type and quality of information with respect to Products that Seller had access to and utilized prior to the Closing. Buyer shall be responsible for dealing directly with Vendors concerning invoicing, pricing, quality, quantity and other matters with respect to Products delivered to Buyer; provided if any such matter results in a change in an open purchase order between Seller and a Vendor or a replenishment commitment related thereto, Buyer shall inform Seller of that fact and provide such information as Seller may require with respect thereto.

            5. BOOKS AND RECORDS; AUDITS.

            (a) Buyer shall prepare and maintain complete and accurate books of account and records (specifically including without limitation the originals or copies of documents supporting entries in the books of account and records) covering all transactions arising out of or relating to this Agreement. Seller and its duly authorized representatives (or in the case of Third Party Branded Products, the owner or licensor of the Third Party Brand), upon appropriate advance notice to Buyer, shall have the right, during regular business hours, for the duration of this Agreement, and for a term of one (1) year following the early termination or expiration of this Agreement, to audit said books of account and records and examine all other documents and materials in the possession of, or under the control of, Buyer with respect to the subject matter of this Agreement. All such books of account, records and documents shall be kept available by Buyer for at least one (1) year after the early termination or expiration of this Agreement.

            (b) If, as a result of any audit of Buyer's books and records, it is shown that with respect to any calendar quarter during the Term (as hereafter defined), royalties or minimums paid by Buyer to Seller were: (i) less than the amounts which should have been paid, Buyer immediately shall pay such shortfall to Seller together with the interest due under Section 4(e) with respect to the shortfall; and (ii) greater than the amounts which should have been paid, Seller shall refund such overpayment to Buyer to the extent Seller is entitled to, or obtains after utilizing commercially reasonable efforts without incurring any cost or expense, a refund of the overpayment from a Vendor or the owner or licensor of a Third Party Brand. If the amount of a shortfall is equal to or more than the percentage in the applicable license agreement for a Third Party Brand of the payment actually due Seller, Buyer shall reimburse Seller for the cost to Seller of such audit.

            (c) In addition to any inspection or audit by Seller or an owner or licensor of a Third Party Brand of the books and records of Buyer under Section 5(a), Buyer shall permit the owner or licensor of a Third Party Brand, as applicable, to inspect the facilities and operations where Buyer conducts business activities with respect to Products to the extent required by the agreement relating to the applicable Third Party Brand.

            6. TERM OF AGREEMENT; TERMINATION.

            (a) This Agreement shall commence on the Effective Time and shall continue (unless sooner terminated pursuant to the terms hereof) through January 31, 2007 ("Term"). This Agreement shall not be subject to renewal.

            (b) Buyer may terminate this Agreement at any time upon written notice to Seller in the event of a material breach of this Agreement by Seller. Such termination shall become effective thirty (30) days from the date of Seller's receipt of such notice unless the breach is cured.

            (c) Seller may terminate this Agreement at any time upon written notice to Buyer in the event of a material breach of this Agreement by Buyer. Such termination shall become effective thirty (30) days from the date of Buyer's receipt of such notice unless the breach is cured; provided, that if such breach relates to the non-payment by Buyer of any amount due under Section 4, then termination under this Section 6(c) shall be effective twenty (20) days from the date of receipt of notice of breach from Seller unless all unpaid fees or expenses that are in payment default have been paid in full within such 20-day period.

            (d) Following the expiration of this Agreement under Section 6(a) or the termination of this Agreement by Buyer under Section 6(b), but subject to the terms and conditions of this Agreement, Seller shall continue to deliver any previously undelivered On Order Products. Following any termination of this Agreement by Seller under Section 6(c), but subject to the terms and conditions of this Agreement, Seller may elect to continue to deliver any previously undelivered On Order Products, provided under no circumstances shall Seller be obligated to do so. Buyer shall continue to maintain the LOC(s) required under
Section 4(a) until Buyer has paid for all Seller Sourced Products delivered by Seller following the expiration or termination of this Agreement. Subject to Sections 1(c) through 1(h), Section 1(j), Section 2(c) and Section 4, Buyer shall have six (6) months following the expiration or termination of this Agreement to sell off its inventory of Third Party Branded Products, or such longer or shorter period as may be permitted under an applicable license agreement for the Third Party Brand.

            (e) Notwithstanding any other provision in this Agreement to the contrary, whether this Agreement expires or is terminated by Seller or Buyer, or whether this Agreement is subject to a partial termination under Section 7, Buyer shall remain liable for the payment of all amounts due with respect to Products delivered under the terms of this Agreement, even though Products may not be delivered or sold until after such expiration or termination. Further, in the event of expiration or termination of this Agreement, Sections 1(e) through 1(i), 2, 3, 4, 5, 6, 8, 10, 11 and 13 through 22 shall continue in full force and effect; provided that Sections 1(g) and 1(h) shall not survive if this Agreement is terminated pursuant to Section 6(b).

            7. PARTIAL TERMINATION. Subject to Section 6(d), this Agreement shall automatically terminate with respect to: (i) any category of Third Party Branded Product upon the expiration or termination for any reason of the applicable license agreement between Seller and the owner or licensor of the Third Party Brand; or (ii) any other Product affected by the expiration or termination of a purchase order, sourcing or other agreement between Seller and a Vendor of the Product.

            8. CONFIDENTIALITY. Each party shall, and shall cause each of its Affiliates and each of its and their officers, directors and employees to, hold all information relating to the business of the other party disclosed to it by reason of this Agreement (the "Confidential Information") confidential, and shall not disclose or permit to be disclosed any such Confidential Information to any third party unless legally required to disclose such information; provided, however, that to the extent that a Person receiving Confidential Information hereunder may receive the written advice of outside counsel that disclosure of any Confidential Information is required in order that such Person not commit a violation of law, such Person: (a) to the extent not inconsistent with such Person's obligation to disclose, will give the other party hereto prompt notice of such request so that such party may seek an appropriate protective order; (b) may only disclose such information if it shall first have used commercially reasonable efforts to, and, if practicable, shall have afforded the other party the opportunity to, obtain an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed; and (c) if such protective order or other remedy is not obtained, or the other party waives such Person's compliance with the provisions of this Section 8, shall only furnish that portion of the Confidential Information which is legally required to be so disclosed. As used herein, "Confidential Information" does not include any information that: (i) is or becomes generally available to the public other than as a result of a disclosure by the party receiving the Confidential Information in violation of this Agreement; (ii) was available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party; (iii) becomes available to the receiving party from a Person other than the disclosing party or its Affiliates who is not, to the receiving party's knowledge, subject to any legally binding obligation to keep such information confidential; or (iv) such party demonstrates is or was independently developed by or on behalf of a party without the direct or indirect use of any of the other party's Confidential Information.

            9. THIRD PARTY NON-DISCLOSURE AGREEMENTS. To the extent that any information disclosed under this Agreement requires a specific form of non-disclosure agreement under the terms of an applicable license agreement for a Third Party Brand as a condition of its disclosure or use, Buyer shall execute (and shall cause Buyer's employees to execute, if and to the extent required) any such form in substantially the same form executed by Seller (if required). To the extent Buyer reasonably requires information with respect to a license agreement for a Third Party Brand, Seller will use commercially reasonable efforts to provide such information, subject to obtaining any necessary consent from the licensor. Buyer acknowledges that a licensor may grant or withhold any such consent in its sole discretion.

            10. LIMITATION OF LIABILITY; DISCLAIMER; INDEMNITY.

            (a) Neither party nor their respective Affiliates shall be liable to the other party and its Affiliates or any third party for any special, incidental, consequential (including loss of revenues or profits), exemplary or punitive damages arising from any claim relating to this Agreement or any of the Products to be provided hereunder or the performance of or failure to perform such party's obligations under this Agreement, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, all of which are hereby excluded by agreement of the parties regardless of whether or not a party to this Agreement has been advised of the possibility of such damages. Any of the foregoing categories of damages Seller is required to pay a third party on account of or attributable to Buyer's conduct shall be deemed to be direct damages of Seller and not subject to the previous sentence. SELLER SPECIFICALLY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ARISING OUT OF OR related to this Agreement, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, FITNESS OR NON-INFRINGEMENT. Notwithstanding the foregoing, Seller's cumulative aggregate liability to Buyer and its Affiliates under this Agreement shall not exceed the amount paid for the Products giving rise to the claim unless such claim arises from fraud or willful misconduct of Seller or its Affiliates. Notwithstanding anything contained herein to the contrary, the limitations set forth in this Section 10(a) shall not apply with respect to any breach of Section 8.

            (b) Buyer shall indemnify Seller and its Affiliates against all Losses attributable to: (i) third party claims arising from or relating to the activities contemplated by this Agreement to the extent that such Losses arise from the fraud, gross negligence or willful misconduct of Buyer, any of its Affiliates or any of their respective employees, officers or directors; and (ii) product liability claims involving personal injury or property damage arising out of the use of any Product. With respect to product liability claims, nothing in the foregoing indemnity shall preclude Buyer from seeking recourse against the manufacturer of any Product giving rise to the claim.

            (c) Seller shall indemnify Buyer and each of its Affiliates against all Losses attributable to any third party claims arising from or relating to the activities contemplated by this Agreement to the extent that such Losses arise from the fraud, gross negligence or willful misconduct of Seller, any of its Affiliates or any of their respective employees, officers or directors.

            (d) All claims for indemnification pursuant to this Section 10 shall be made in accordance with the procedures set forth in Sections 10.3 and 10.5 of the Purchase Agreement. Notwithstanding any other provision of this Section 10 or any provision set forth in the Purchase Agreement, Buyer and its Affiliates shall not be limited in any recovery of Losses under this Agreement by any provision set forth in the Purchase Agreement, and any Losses paid by Seller to Buyer or its Affiliates under this Agreement shall not be counted for purposes of any aggregate damage limitations set forth in the Purchase Agreement. In addition, for the avoidance of doubt, no Loss suffered by Buyer or its Affiliates pursuant to this Agreement shall be counted for purposes of satisfying the deductibles set forth in the proviso to Section 10.1(a) of the Purchase Agreement.

            (e) At their expense, Seller, on the one hand, and Buyer, on the other hand, shall each procure and maintain in full force and effect at all times during which the Products are being sold by Buyer, and for a period of one
(1) year thereafter, with responsible insurance carriers acceptable to the other party at least Five Million Dollars ($5,000,000) of products liability insurance coverage with respect to their sale of the Products. Such insurance coverage shall name the other party and the owner or licensor of each Third Party Brand as an additional insured and shall provide for a minimum of twenty (20) days prior written notice to the other party in the event that the insurance carrier intends to cancel or substantially reduce the insurance coverage. Such insurance coverage may be obtained in conjunction with a policy of product liability insurance which covers other products manufactured and/or sold by a party. Seller, on the one hand, and Buyer, on the other hand, shall each also procure and maintain during the Term of this Agreement and for a period of one (1) year thereafter, at least the minimum business insurance coverages, including but not limited to bodily injury, property damage, workers compensation, business interruption and general liability that are required by the laws and regulations of any jurisdiction in which Seller or Buyer sell the Products. Upon request, Seller and Buyer shall furnish or cause to be furnished to the other party a certificate(s) of insurance evidencing the maintenance of the insurance coverages required by this Section 10(e).

            11. RELATIONSHIP OF PARTIES. The contractual relationship between the parties established under this Agreement is solely that of seller and purchaser. Except as specifically provided herein, neither party shall: (a) act or represent or hold itself out as having authority to act as an agent or partner of the other party; or (b) in any way bind or commit the other party to any obligations or agreement. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust, fiduciary relationship or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement. The parties' respective rights and obligations hereunder shall be limited to the contractual rights and obligations expressly set forth herein on the terms and conditions set forth herein.

            12. FORCE MAJEURE. If Seller, any of its Affiliates or any Vendor is prevented from or delayed in complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers or carriers, shortages of fuel, power, raw materials or components, any law, order, proclamation, regulation, ordinance, demand, seizure or requirement of any governmental authority, riot, civil commotion, war, rebellion, acts of terrorism, nuclear accident or other causes beyond the reasonable control of any such Person or other acts of God, or acts, omissions or delays in acting by any governmental or military authority or Buyer, then upon notice to Buyer, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability and Seller shall have no liability to Buyer, its Affiliates or any other Person in connection therewith. Seller and Buyer shall make commercially reasonable efforts to remove such disability within thirty (30) days after giving notice of such disability; provided, however, that nothing in this Section 12 will be construed to require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the reasonable judgment of Seller, are contrary to its interest. It is understood that the settlement of a strike, walkout, lockout or other labor dispute will be entirely within the discretion of Seller.

            13. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by private courier or by registered or certified mail, and shall be deemed given when so delivered personally, by facsimile or by private courier or, if mailed, two business days after the mailing, as follows:

            If to Buyer, to:

                   Belk, Inc.
                   2801 West Tyvola Road
                   Charlotte, NC  28217
                   Facsimile:  (704) 357-1883
                   Attention:  General Counsel

            with a copy to:

                   King & Spalding
                   1180 Peachtree Street
                   Atlanta, GA  30309
                   Facsimile: (404) 572-5132
                   Attention: John D. Capers, Jr.

            If to Seller, to:

                   Saks Incorporated
                   750 Lakeshore Parkway
                   Birmingham, Alabama 35211
                   Facsimile:  (205) 940-4468
                   Attention:  Executive Vice President and General Counsel

            with a copy  to:

                   Sidley Austin LLP
                   One South Dearborn Street
                   Chicago, Illinois 60603
                   Facsimile:  (312) 853-7036
                   Attention:  Michael S. Sigal and Gary D. Gerstman

or to such other address as such party may indicate by a notice delivered to the other party hereto.

            14. SUCCESSORS AND ASSIGNS. The rights under this Agreement shall not be assignable by Buyer and the duties shall not be delegated by Buyer without the prior written consent of Seller, such consent not to be unreasonably withheld or delayed. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Except for the rights afforded owners or licensors of Third Party Brands expressly set forth herein, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 14 any right, remedy or claim under or by reason of this Agreement.

            15. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the Exhibits attached hereto and the other documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto (it being understood, however, that the Purchase Agreement and agreements contemplated thereby set forth certain additional understandings between Seller and [_______] regarding the relationship between Seller and Buyer after the Effective Time). This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of the parties hereto.

            16. PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

            17. WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

            18. EXECUTION IN COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Seller and Buyer.

            19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof except Section 5-1401 of the New York General Obligations Law.

            20. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            21. INTERPRETATION. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings given to such terms in the Purchase Agreement. For purposes of this Agreement: (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein (i) to Sections mean the Sections of this Agreement and (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement. Headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

            22. EXHIBITS AND SCHEDULES. Exhibits A and B shall be construed with and as an integral part of this Agreement to the same extent as if it was set forth verbatim herein.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

            IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed, all as of the Effective Time.

                              SAKS INCORPORATED

                              By:
                                   -----------------------------------
                                   Name:
                                   Title:

                              PARISIAN STORES, INC.

                              By:
                                   -----------------------------------
                                   Name:
                                   Title:

                                 Signature Page
                                       to
                            Private Brands Agreement